CALCULATION OF REGISTRATION FEE

	Maximum Aggregate	Amount of Registration
Title of Each Class of Securities Offered	Offering Price	Fee(1)(2)
2.375% Senior Notes due 2014	$1,000,000,000	$71,300
4.750% Senior Notes due 2021	$1,000,000,000	71,300
5.875% Senior Notes due 2041	$750,000,000	53,475
Total	$2,750,000,000	196,075

(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933 as amended (the “Securities Act”).

(2)	Pursuant to Rule 457(p) under the Securities Act, the aggregate Registration fee of $196,075 due with respect to this offering is offset against $179,711 that has already been paid with respect to unsold securities that were previously registered pursuant to Registration Statement Nos. 333-124358, 333-124358-01 and 333-124358-02 and were not sold thereunder. An additional registration fee of $16,364 has been paid with respect to this offering. This “Calculation of Registration Fee” table shall be deemed to update the “Calculation of Registration Fee” table in Registration Statement No. 333-147180 on Form S-3.

Filed pursuant to Rule 424(b)(5)
Registration No. 333-147180

Prospectus Supplement
(To Prospectus dated November 6, 2007)

$2,750,000,000

consisting of

$1,000,000,000 2.375% Senior Notes due 2014
$1,000,000,000 4.750% Senior Notes due 2021
  $750,000,000 5.875% Senior Notes due 2041

MetLife, Inc. is offering (the “offering”) $1,000,000,000 aggregate principal amount of its 2.375% Senior Notes due 2014 (the “2014 Senior Notes”), $1,000,000,000 aggregate principal amount of its 4.750% Senior Notes due 2021 (the “2021 Senior Notes”) and $750,000,000 aggregate principal amount of its 5.875% Senior Notes due 2041 (the “2041 Senior Notes,” and collectively with the 2014 Senior Notes and the 2021 Senior Notes, the “Fixed Rate Senior Notes”). Interest on each series of the Fixed Rate Senior Notes will accrue from August 6, 2010. MetLife, Inc. will pay interest on the 2014 Senior Notes and the 2041 Senior Notes semi-annually in arrears on February 6 and August 6 of each year, beginning on February 6, 2011. MetLife, Inc. will pay interest on the 2021 Senior Notes semi-annually in arrears on February 8 and August 8 of each year, beginning on February 8, 2011.

Each series of the Fixed Rate Senior Notes will be redeemable at MetLife, Inc.’s option, in whole or in part, at any time and from time to time at a redemption price equal to the greater of 100% of the principal amount to be redeemed plus accrued and unpaid interest to, but excluding, the date of redemption and the “Make-Whole Redemption Amount” calculated as described in this prospectus supplement. See “Description of the Fixed Rate Senior Notes — Optional Redemption.” The Fixed Rate Senior Notes will be redeemed by MetLife, Inc. in certain circumstances as specified in the section entitled “Description of the Fixed Rate Senior Notes — Special Mandatory Redemption” in this prospectus supplement.

The Fixed Rate Senior Notes will be unsecured obligations of MetLife, Inc., and each series of the Fixed Rate Senior Notes will rank equally in right of payment with each other series of the Fixed Rate Senior Notes and all of MetLife, Inc.’s existing and future unsecured and unsubordinated indebtedness.

In addition to this offering, MetLife, Inc. has offered 75,000,000 shares of its common stock, $0.01 par value per share, and it is anticipated that MetLife, Inc. will offer certain other senior notes, by means of a separate prospectus supplement (together, the “additional offerings”). This offering is not conditioned on the completion of the additional offerings. There can be no assurance that the additional offerings will be completed.

See “Risk Factors” beginning on page S-22 of this prospectus supplement to read about important factors you should consider before buying the Fixed Rate Senior Notes.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per 2014	Per 2021	Per 2041
	Senior Note	Senior Note	Senior Note	Total

Price to the Public (1)	99.867%	99.975%	98.494%	$2,737,125,000
Underwriting Discount	0.200%	0.425%	0.875%	$12,812,500
Proceeds, before expenses, to MetLife, Inc.	99.667%	99.550%	97.619%	$2,724,312,500

(1)	Plus accrued and unpaid interest, if any, from August 6, 2010.

We do not currently intend to list any series of the Fixed Rate Senior Notes on any securities exchange. Currently, there is no public market for any series of the Fixed Rate Senior Notes.

The underwriters expect to deliver each series of the Fixed Rate Senior Notes, in book-entry form only, through the facilities of The Depository Trust Company (“DTC”) for the accounts of its participants, including Clearstream Banking, société anonyme, Luxembourg (“Clearstream Luxembourg”) and/or Euroclear Bank N.V./S.A. (“Euroclear”), on or about August 6, 2010.

Joint Book-Running Managers

BofA Merrill Lynch	Credit Suisse	Deutsche Bank Securities	HSBC	UBS Investment Bank	Wells Fargo Securities

BNP PARIBAS	Credit Agricole CIB	RBS	SOCIETE GENERALE	PNC Capital Markets LLC

Scotia Capital	Standard Chartered Bank	Nikko Bank (Luxembourg) S.A.

UniCredit Capital Markets	U.S. Bank	ANZ Securities	BNY Mellon Capital Markets, LLC

Mitsubishi UFJ Securities	Lloyds TSB Corporate Markets	COMMERZBANK	Raymond James

Santander	Blaylock Robert Van LLC	Cabrera Capital Markets, LLC	Guzman & Company

Ramirez & Co., Inc.	Siebert Capital Markets	The Williams Capital Group, L.P.	CastleOak Securities, L.P.

Loop Capital Markets	MFR Securities, Inc.	Toussaint Capital Partners, LLC

Prospectus Supplement dated August 3, 2010.

Prospectus

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. Neither we nor the underwriters have authorized anyone to provide you with additional or different information. If anyone provided you with additional or different information, you should not rely on it. Neither we nor the underwriters are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference, is accurate only as of their respective dates. MetLife’s business, financial condition, results of operations and prospects may have changed since those dates.

The Fixed Rate Senior Notes are offered for sale in those jurisdictions in the United States, Europe, Asia and elsewhere where it is lawful to make such offers. The distribution of this prospectus supplement and the accompanying prospectus and the offering or sale of the Fixed Rate Senior Notes in some jurisdictions may be restricted by law. Persons into whose possession this prospectus supplement and the accompanying prospectus come are required by us and the underwriters to inform themselves about and to observe any applicable restrictions. This prospectus supplement and the accompanying prospectus may not be used for or in connection with an offer or solicitation by any person in any jurisdiction in which that offer or solicitation is not authorized or to any person to whom it is unlawful to make that offer or solicitation. See “Underwriting” in this prospectus supplement.

ABOUT THIS PROSPECTUS SUPPLEMENT

You should read this prospectus supplement along with the accompanying prospectus carefully before investing in the Fixed Rate Senior Notes. This prospectus supplement and the accompanying prospectus contain the terms of the Fixed Rate Senior Notes. This prospectus supplement may add, update or change information in the accompanying prospectus. In addition, the information incorporated by reference in the accompanying prospectus may have added, updated or changed information in the accompanying prospectus. If information in this prospectus supplement is inconsistent with any information in the accompanying prospectus (or any information incorporated therein by reference), this prospectus supplement will apply and will supersede such information.

It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the additional information under the caption “Where You Can Find More Information” in this prospectus supplement and the accompanying prospectus.

Unless otherwise stated or the context otherwise requires, references in this prospectus supplement and the accompanying prospectus to “MetLife,” “we,” “our,” or “us” refer to MetLife, Inc., together with its direct and indirect subsidiaries, while references to “MetLife, Inc.” refer only to the holding company on an unconsolidated basis.

WHERE YOU CAN FIND MORE INFORMATION

MetLife, Inc. files reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). These reports, proxy statements and other information can be read and copied at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. The SEC maintains an internet site at www.sec.gov that contains reports, proxy and information statements and other information regarding companies that file electronically with the SEC, including MetLife, Inc. MetLife, Inc.’s common stock is listed and trading on the New York Stock Exchange under the symbol “MET.” These reports, proxy statements and other information can also be read at the offices of the New York Stock Exchange, 11 Wall Street, New York, New York 10005.

The SEC allows “incorporation by reference” into this prospectus supplement and the accompanying prospectus of information that MetLife, Inc. files with the SEC. This permits MetLife, Inc. to disclose important information to you by referencing these filed documents. Any information referenced this way is considered part of this prospectus supplement and accompanying prospectus, and any information filed with the SEC subsequent to the date of this prospectus will automatically be deemed to update and supersede this information. Information furnished under Item 2.02 and Item 7.01 of MetLife, Inc.’s Current Reports on Form 8-K is not incorporated by reference in this prospectus supplement and accompanying prospectus. MetLife, Inc. incorporates by reference the following documents which have been filed with the SEC:

•	Annual Report on Form 10-K for the year ended December 31, 2009 (the “2009 Form 10-K”);

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010 and June 30, 2010 (the “Second Quarter Form 10-Q”);

•	Definitive Proxy Statement filed on March 23, 2010; and

•	Current Reports on Form 8-K filed on January 29, 2010, February 22, 2010, March 5, 2010, March 11, 2010, April 13, 2010, May 3, 2010, May 7, 2010, May 17, 2010 and August 2, 2010.

MetLife, Inc. incorporates by reference the documents listed above and any future filings made with the SEC in accordance with Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), until MetLife, Inc. files a post-effective amendment which indicates the termination of the offering of the securities made by this prospectus supplement and accompanying prospectus. Any reports filed by MetLife, Inc. with the SEC after the date of this prospectus supplement and before the date that the offering of securities by means of this prospectus supplement and accompanying prospectus is terminated will automatically update and, where applicable, supersede any information contained or incorporated by reference in this prospectus supplement and accompanying prospectus.

MetLife, Inc. will provide without charge upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus supplement and accompanying prospectus, other than exhibits to those documents, unless those exhibits are specifically incorporated by reference into those documents. Requests should be directed to Investor Relations, MetLife, Inc., 1095 Avenue of the Americas, New York, New York 10036, by electronic mail (metir@metlife.com), or by telephone (212-578-2211). You may also obtain the documents incorporated by reference into this document as of the date hereof at MetLife’s website, www.metlife.com. All other information contained on MetLife’s website is not a part of this document.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus may contain or incorporate by reference information that includes or is based upon forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. They use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” and other words and terms of similar meaning in connection with a discussion of future operating or financial performance. In particular, these include statements relating to future actions, prospective services or products, future performance or results of current and anticipated services or products, sales efforts, expenses, the outcome of contingencies such as legal proceedings, trends in operations and financial results.

Any or all forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Many such factors will be important in determining MetLife’s actual future results. These statements are based on current expectations and the current economic environment. They involve a number of risks and uncertainties that are difficult to predict. These statements are not guarantees of future performance. Actual results could differ materially from those expressed or implied in the forward-looking statements. Risks, uncertainties, and other factors that might cause such differences include the risks, uncertainties and other factors identified in MetLife, Inc.’s filings with the SEC. These factors include: (1) any delay or failure to complete the Acquisition (as defined herein) of the Alico Business (as defined herein); (2) the imposition of onerous conditions following the Acquisition; (3) difficulties in integrating the Alico Business; (4) uncertainty with respect to the outcome of the closing agreement entered into between ALICO (as defined herein) and the United States Internal Revenue Service (“IRS”) in connection with the Acquisition; (5) uncertainty with respect to the making of 338 Elections (as defined herein) and any benefits therefrom; (6) an inability to manage the growth of the Alico Business; (7) a write down of the goodwill established in connection with the Acquisition; (8) exchange rate fluctuations; (9) an inability to predict the financial impact of the Acquisition on MetLife’s business and financial results; (10) events relating to AIG (as defined herein) that could adversely affect the Alico Business or MetLife; (11) the dilutive impact on MetLife, Inc.’s stockholders resulting from the issuance of equity securities to ALICO Holdings (as defined herein) in connection with the Acquisition; (12) a decrease in MetLife, Inc.’s stock price as a result of ALICO Holdings’ ability to sell its equity securities; (13) the conditional payment obligation of approximately $300 million to ALICO Holdings if the conversion of the Series B Preferred Stock (as defined herein) into MetLife, Inc.’s common stock is not approved; (14) change of control provisions in the Alico Business’ agreements; (15) effects of guarantees within certain of the Alico Business’ variable life and annuity products; (16) regulatory action in the financial services industry affecting the combined business; (17) financial instability in Europe and possible write downs of sovereign debt of European nations; (18) difficult conditions in the global capital markets; (19) increased volatility and disruption of the capital and credit markets, which may affect MetLife’s ability to seek financing or access its credit facilities; (20) uncertainty about the effectiveness of the U.S. government’s programs to stabilize the financial system, the imposition of fees relating thereto, or the promulgation of additional regulations; (21) impact of comprehensive financial services regulation reform on MetLife; (22) exposure to financial and capital market risk; (23) changes in general economic conditions, including the performance of financial markets and interest rates, which may affect MetLife’s ability to raise capital, generate fee income and market-related revenue and finance statutory reserve requirements and may require MetLife to pledge collateral or make payments related to declines in value of specified assets; (24) potential liquidity and other risks resulting from MetLife’s participation in a securities lending program and other transactions; (25) investment losses and defaults, and changes to investment valuations; (26) impairments of goodwill and realized losses or market value impairments to illiquid assets; (27) defaults on MetLife’s mortgage loans; (28) the impairment of other financial institutions; (29) MetLife’s ability to address unforeseen liabilities, asset impairments or rating actions arising from any future acquisitions, including the Acquisition, and to successfully integrate acquired businesses with minimal disruption; (30) economic, political, currency and other risks relating to MetLife’s international operations; (31) MetLife, Inc.’s primary reliance, as a holding company, on dividends from its subsidiaries to meet debt payment obligations and the applicable regulatory restrictions on the ability of the subsidiaries to pay such dividends; (32) downgrades in MetLife, Inc.’s and its affiliates’ claims paying ability, financial strength or credit ratings; (33) ineffectiveness of risk management policies and procedures; (34) availability and effectiveness of reinsurance or indemnification arrangements, as well as default or failure of counterparties to perform; (35) discrepancies between actual claims experience and assumptions used in setting prices for MetLife’s products and establishing the liabilities for MetLife’s obligations for future policy benefits and claims; (36) catastrophe losses; (37) heightened competition, including with respect to pricing, entry of new competitors, consolidation of distributors, the development of new products by new and existing competitors, distribution of amounts available under U.S. government programs, and for personnel; (38) unanticipated changes in industry trends; (39) changes in accounting standards, practices and/or policies; (40) changes in assumptions related to deferred policy acquisition costs (“DAC”), deferred sales inducements (“DSI”), value of business acquired (“VOBA”) or goodwill; (41) increased expenses relating to pension and postretirement benefit plans, as well as health care and other employee benefits; (42) exposure to losses related to variable annuity guarantee benefits, including from significant and sustained downturns or extreme volatility in equity markets, reduced interest rates, unanticipated policyholder behavior, mortality or longevity, and the adjustment for nonperformance risk; (43) deterioration in the experience of the “closed block” established in connection with the reorganization of Metropolitan Life Insurance Company (“MLIC”); (44) adverse results or other consequences from litigation, arbitration or regulatory investigations; (45) discrepancies between actual experience and assumptions used in establishing liabilities related to other contingencies or obligations; (46) regulatory, legislative or tax changes relating to MetLife’s insurance, banking, international, or other operations that may affect the cost of, or demand for, MetLife’s products or services, impair its ability to attract and retain talented and experienced management and other employees, or increase the cost or administrative burdens of providing benefits to employees; (47) the effects of business disruption or economic contraction due to terrorism, other hostilities, or natural catastrophes; (48) the effectiveness of MetLife’s programs and practices in avoiding giving its associates incentives to take excessive risks; (49) other risks and uncertainties described from time to time in MetLife, Inc.’s filings with the SEC; and (50) any of the foregoing factors as they relate to the Alico Business and its operations.

MetLife, Inc. does not undertake any obligation to publicly correct or update any forward-looking statement if MetLife, Inc. later becomes aware that such statement is not likely to be achieved. Please consult any further disclosures MetLife, Inc. makes on related subjects in reports to the SEC.

NOTE REGARDING RELIANCE ON STATEMENTS IN OUR CONTRACTS

In reviewing the agreements included as exhibits to any of the documents incorporated by reference into this prospectus supplement and the accompanying prospectus, please remember that they are incorporated to provide you with information regarding their terms and are not intended to provide any other factual or disclosure information about MetLife, Inc., its subsidiaries or the other parties to the agreements. The agreements contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties have been made solely for the benefit of the other parties to the applicable agreement and:

•	should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties to the agreement if those statements prove to be inaccurate;

•	have been qualified by disclosures that were made to the other party in connection with the negotiation of the applicable agreement, which disclosures are not necessarily reflected in the agreement;

•	may apply standards of materiality in a way that is different from what may be viewed as material to investors; and

•	were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement and are subject to more recent developments.

Accordingly, these representations and warranties may not describe the actual state of affairs as of the date they were made or at any other time.

SUMMARY

This summary contains basic information about us and this offering. Because it is a summary, it does not contain all of the information that you should consider before purchasing any securities in this offering. You should read this entire prospectus supplement carefully, including the sections entitled “Risk Factors,” our financial statements and the notes thereto incorporated by reference into this prospectus supplement, and the accompanying prospectus, before making an investment decision.

MetLife

MetLife, Inc. is a leading provider of insurance, employee benefits and financial services with operations throughout the United States and the regions of Latin America, Asia Pacific and Europe, the Middle East and India (“EMEI”). Through subsidiaries and affiliates, MetLife, Inc. reaches more than 70 million customers around the world and MetLife is the largest life insurer in the United States (based on life insurance in-force). The MetLife companies offer life insurance, annuities, auto and home insurance, retail banking and other financial services to individuals, as well as group insurance and retirement & savings products and services to corporations and other institutions.

MetLife is one of the largest insurance and financial services companies in the United States. MetLife believes that its franchises and brand names uniquely position it to be the preeminent provider of protection and savings and investment products in the United States. In addition, its international operations are focused on markets where the demand for insurance and savings and investment products is expected to grow rapidly in the future.

MetLife divides its business into five operating segments: Insurance Products, Retirement Products, Corporate Benefit Funding, Auto & Home and International. The results of Insurance Products, Retirement Products, Corporate Benefit Funding and Auto & Home are reported under MetLife’s U.S. Business organization.

•	Insurance Products. The Insurance Products segment offers a broad range of protection products and services aimed at serving the financial needs of MetLife’s customers throughout their lives. These products are sold to individuals and corporations, as well as other institutions and their respective employees. MetLife has built a leading position in the U.S. group insurance market through long-standing relationships with many of the largest corporate employers in the United States, and is one of the largest issuers of individual life insurance products in the United States.

•	Retirement Products. The Retirement products segment includes a variety of variable and fixed annuities that are primarily sold to individuals and employees of corporations and other institutions.

•	Corporate Benefit Funding. The Corporate Benefit Funding segment includes an array of annuity and investment products, including guaranteed interest products and other stable value products, income annuities, and separate account contracts for the investment management of defined benefit and defined contribution plan assets. This segment also includes certain products to fund postretirement benefits and company, bank or trust owned life insurance used to finance non-qualified benefit programs for executives.

•	Auto & Home. The Auto & Home segment includes personal lines property and casualty insurance offered directly to employees at their employer’s worksite, as well as to individuals through a variety of retail distribution channels, including independent agents, property and casualty specialists, direct response marketing and the agency distribution group.

•	International. International provides life insurance, accident and health insurance, credit insurance, annuities, endowment and retirement & savings products to both individuals and groups. MetLife focuses on emerging markets primarily within the Latin America, Asia Pacific and EMEI regions.

MetLife operates in international markets through subsidiaries and joint ventures. MetLife’s International segment operates in 16 countries within the Latin America, Asia Pacific and EMEI regions. MetLife is the largest life insurer in Mexico and also holds leading market positions in Chile and Japan. MetLife is also investing in organic growth efforts in a number of countries, including India, China and South Korea. For the six months ended June 30, 2010, premiums, fees and other revenues for the Latin America, Asia Pacific and EMEI regions were

$620 million, $488 million and $106 million, respectively. For the six months ended June 30, 2009, premiums, fees and other revenues for the Latin America, Asia Pacific and EMEI regions were $503 million, $408 million and $94 million, respectively.

Banking, Corporate & Other contains the excess capital not allocated to the business segments, which is invested to optimize investment spread and to fund company initiatives, various start-up entities and run-off entities. Banking, Corporate & Other also includes interest expense related to the majority of MetLife’s outstanding debt and expenses associated with certain legal proceedings and the elimination of all intersegment amounts. Banking, Corporate & Other also includes the financial results of MetLife Bank, National Association (“MetLife Bank”), which offers a variety of residential mortgage and deposit products, including forward and reverse residential mortgage loans and consumer deposits.

MetLife, Inc. is incorporated under the laws of the State of Delaware. MetLife, Inc.’s principal executive offices are located at 200 Park Avenue, New York, New York 10166-0188 and its telephone number is (212) 578-2211.

Acquisition of the Alico Business

Overview of the Acquisition

MetLife, Inc. entered into a Stock Purchase Agreement dated as of March 7, 2010 (the “Stock Purchase Agreement”) with American International Group, Inc. (“AIG”) and ALICO Holdings LLC (“ALICO Holdings”), pursuant to which MetLife, Inc. agreed to acquire all of the outstanding shares of capital stock of American Life Insurance Company (“ALICO”) and Delaware American Life Insurance Company (“DelAm”) for cash and MetLife, Inc. securities presently valued at approximately $16.1 billion as of July 30, 2010, subject to certain pre-closing and closing adjustments (the “Acquisition”). In this prospectus supplement, we refer to the acquired business as the “Alico Business.”

The closing of the Acquisition is subject to certain conditions. Although no assurances can be given that these conditions will be timely satisfied or waived, we expect the Acquisition to close in the fourth quarter of 2010. After giving effect to the Acquisition, MetLife will be one of the leading global insurance companies conducting business in more than 60 countries and serving over 90 million customers worldwide. On a pro forma basis, after giving effect to the Acquisition and the financing transactions related thereto, as of June 30, 2010, MetLife’s total assets and total stockholders’ equity (excluding noncontrolling interests of $495 million) would have been $685.0 billion and $48.4 billion, respectively. For the six months ended June 30, 2010 and the year ended December 31, 2009, on a pro forma basis, MetLife would have had total revenues of $34.1 billion and $54.3 billion, and diluted income (loss) per share from continuing operations, net of income tax of $2.77 and $(1.36), respectively. See “— Unaudited Pro Forma Capsule Financial Information.”

Overview of the Alico Business

Founded in 1921, ALICO is one of the largest and most diversified international life insurance companies in the world, providing consumers and businesses with products and services for life insurance, accident and health insurance, retirement and wealth management solutions. The Acquisition will include all of the Alico Business, including the business’ distribution system, composed of agents, brokers and financial institutions; 12,500 employees across more than 50 countries; and 20 million customers worldwide. The Acquisition also will include the Alico Business’ Global Benefits Network serving U.S. and foreign multinationals.

For the six months ended May 31, 2010 and the year ended November 30, 2009, the Alico Business had total revenues of $7.0 billion and $14.1 billion, respectively, and net income of $694 million and $807 million, respectively. As of May 31, 2010 and November 30, 2009, the Alico Business had total assets of $109.6 billion and $113.0 billion, respectively, and stockholders’ equity of $13.2 billion and $12.7 billion, respectively.

International diversification is a key strength of the Alico Business. The Alico Business is a leader in many of the countries and markets in which it operates. The Alico Business’ principal products, based on revenues for the year ended November 30, 2009 are: (i) traditional life insurance (35%); (ii) accident and health insurance (29%); (iii) fixed and variable annuities (23%); and (iv) group life insurance (13%). The Alico Business uses a multi-channel distribution strategy driven by a captive agency force, brokers, bancassurance (a bank sales channel used to sell insurance products) and direct marketing. The Alico Business generated premium income and other consideration of $9.9 billion for the year ended November 30, 2009.

The Alico Business’ principal international markets, products and distribution methods are as follows:

•	Japan. The Alico Business is among the largest foreign life insurers in Japan, which accounted for $7.8 billion, or approximately 55%, of its total revenues for the year ended November 30, 2009. Its principal products in the Japanese market are accident and health insurance, traditional life insurance, individual annuity and group life insurance. Its products are distributed through its captive agency force, independent agents, brokers, bancassurance and direct marketing.

•	Western Europe. Western Europe accounted for $2.7 billion, or approximately 19% of the Alico Business’ total revenues for the year ended November 30, 2009. In the Western European region, the Alico Business offers niche products combined with a multi-channel distribution approach in the United Kingdom, Ireland, France, Spain, Portugal and Italy. Its products are principally traditional life insurance, accident and health insurance and group life insurance, and its products are distributed through bancassurance, brokers, captive agencies, direct marketing, family offices, private banks, independent financial advisers and agencies. In addition, the Alico Business also provides wealth management services, particularly to the high net worth market, and other potentially high growth businesses and also offers cash onshore (unit-linked) bonds, life savings and retirement products and bulk purchase annuities.

•	Central and Eastern Europe. The Alico Business has the largest insurance platform in the Central and Eastern European region with 13 markets, which include Poland, Greece, Bulgaria, Slovakia, the Czech Republic, Ukraine, Russia, Romania, Hungary, Latvia, Serbia, Lithuania and Cyprus. This region accounted for $1.7 billion, or approximately 12% of the Alico Business’ total revenues for the year ended November 30, 2009. The Alico Business’ principal products offered in the region include life insurance (traditional and unit-linked), accident and health insurance, individual annuities, group life insurance, pension funds and mutual funds. Its products are distributed through captive agency, bancassurance, brokers, group sales force and direct marketing distribution channels.

•	Middle East, Africa and South Asia. This region accounted for $0.8 billion, or approximately 6% of the Alico Business’ total revenues for the year ended November 30, 2009. The Alico Business has the largest geographical coverage of any insurance company in the Middle East, Africa and South Asia regions with 16 markets, which include the United Arab Emirates, Bangladesh, Lebanon, Egypt, Turkey, Saudi Arabia, Jordan, the area governed by the Palestinian National Authority, Bahrain, Qatar, Oman, Kuwait, Pakistan, Nepal, Yemen and Liberia. The Alico Business’ principal products offered in these regions include traditional life insurance, accident and health insurance, group life insurance and pensions. Its products are distributed through captive agency, group, bancassurance and broker distribution channels.

•	Latin America. The Alico Business’ conducts operations in the Latin American region in 24 markets, which include Chile, Colombia, Argentina, Uruguay, Panama, the Caribbean, Mexico and joint ventures in Peru and Venezuela. This region accounted for $0.8 billion, or approximately 6% of the Alico Business’ total revenues for the year ended November 30, 2009. The Alico Business’ principal products in this region include traditional life insurance, accident and health insurance, individual annuities, group life insurance and pensions, and its products are distributed by captive agencies, bancassurance, brokers, direct marketing and through worksites.

The remaining 2% of revenues for the year ended November 30, 2009 related to ALICO’s corporate segment, which includes home office operations in Delaware and operations of DelAm.

The Alico Business has a comprehensive investment portfolio, which includes government bonds issued by Asian and European nations. In particular, as of November 30, 2009, the Alico Business held $11.5 billion in carrying value of debt issued by Japan, $1.3 billion in carrying value of debt issued by Greece and an aggregate carrying value of $1.3 billion of debt issued by Portugal, Spain, Italy and Ireland.

Rationale for the Acquisition

MetLife expects that the Acquisition will increase stockholder value by increasing MetLife’s return on equity and by being accretive to operating earnings per share. In addition, MetLife believes that the Acquisition will provide significant long-term strategic and financial benefits to its stockholders, including a significant long-term growth in revenues, earnings and returns on equity. In particular, MetLife believes that the Acquisition will:

•	Significantly Broaden MetLife’s Diversification by Product, Distribution and Geography. The Acquisition will greatly diversify MetLife’s revenue and earnings sources by product, distribution and geography.

•	In terms of geographic diversification, as a result of the Acquisition, MetLife will have a market presence in 64 different countries, up from 17 at present, which, MetLife believes, will create significant advantages over its international competitors by providing scale and access to many higher growth markets.

•	The Acquisition will also diversify MetLife’s product mix by increasing the proportion of premium, fees and other revenues in accident and health insurance products and certain types of traditional life insurance products, where the primary risks are morbidity and mortality, and reducing MetLife’s relative exposure to market-sensitive products such as annuities. For the year ended November 30, 2009, accident and health insurance and traditional life insurance products accounted for 64% in the aggregate of the Alico Business’ total revenues.

•	As a result of the Acquisition, MetLife’s distribution sources will be further diversified. In addition to MetLife’s existing professional agency, employers and third-party distribution channels, MetLife will, in the future, have the benefit of adding the Alico Business’ captive and independent agency and direct marketing distribution channels, as well as enhancing its own third-party distribution channel by combining it with that of the Alico Business.

•	Meaningfully Accelerate MetLife’s Global Growth Strategy. The Acquisition will materially advance MetLife’s presence in mature markets such as Japan and Western Europe and establish leading positions for MetLife in many emerging and developing markets. For the year ended November 30, 2009, approximately $7.8 billion, or approximately 55%, of the Alico Business’ revenues were generated in the Japanese market. Another $2.7 billion, or approximately 19%, of its 2009 revenues were generated in Western Europe. The Acquisition will result in the formation of a premier global life insurance franchise, and, according to premium income information derived from the AXCO Insurance Information Services Ltd. 2008 reports, the combined business will be ranked (i) the number one life insurer in the United States, Mexico and Chile, (ii) the number one insurer for individual life insurance in Russia and (iii) the number one foreign life insurer in Japan, with a growing presence in India and China and a significant presence in Europe.

In addition, the Alico Business has leading positions in many emerging and developing markets in Central and Eastern Europe, the Middle East and Latin America. Leveraging the combined business, the broad portfolio of product solutions and experience in managing diversified distribution channels, MetLife believes that it will not only be strongly positioned in the international markets in which MetLife and the Alico Business currently operate, but it will also be well positioned to enter new markets with high growth potential. MetLife believes that its collective historical expertise in building and growing operations in developing markets, coupled with scalability of the combined company’s business model around the globe, will be a cornerstone of MetLife’s future geographic expansion.

•	Create the Opportunity to Build an Unparalleled International Franchise Leveraging the Alico Business’ Key Strengths. The Alico Business has an established track record of organic growth. At the core of the Alico Business’ strength are its broad geographic diversification, its leading position in many of the markets in which it operates, as well as its diversified distribution methods and balanced product mix favoring protection products. MetLife believes that this strong positioning, coupled with the Alico Business’ longstanding presence in markets that are now effectively closed to new entrants as a result of their restrictive regulatory regimes, makes its platform extremely difficult to replicate today. Accordingly, the Acquisition will create a unique opportunity to continue to build MetLife as an unparalleled international franchise leveraging the Alico Business’ key strengths.

Unaudited Pro Forma Capsule Financial Information

The following unaudited pro forma capsule financial information shows the effect of the Acquisition on certain specified balance sheet and income statement items. This selected data is referred to as unaudited pro forma capsule financial information in this prospectus supplement. The information under “Selected Pro Forma Combined Balance Sheet Items” assumes the Acquisition was completed on June 30, 2010. The information under “Selected Pro Forma Combined Income Statement Items” gives effect to the Acquisition as if it had been completed on January 1, 2009. This unaudited pro forma capsule financial information assumes that the Acquisition is accounted for using the acquisition method of accounting and represents a current estimate based on available financial information and has been adjusted to reflect the anticipated financing of the Acquisition and changes to assets and liabilities to record their preliminary estimated fair values.

The unaudited pro forma capsule financial information is based on the combination of the specified line items included in (i) the unaudited historical interim condensed consolidated balance sheet of MetLife, Inc. at June 30, 2010, (ii) the unaudited historical interim condensed consolidated statement of operations of MetLife, Inc. for the six months ended June 30, 2010 and (iii) the historical consolidated statement of operations of MetLife, Inc. for the year ended December 31, 2009, with the corresponding line items included in (x) the unaudited historical interim condensed combined balance sheet of the Alico Business at May 31, 2010, (y) the unaudited historical interim condensed combined statement of income of the Alico Business for the six months ended May 31, 2010 and (z) the historical combined statement of income of the Alico Business for the year ended November 30, 2009. The unaudited historical interim condensed financial statements and historical financial statements of both MetLife, Inc. and the Alico Business have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”).

The unaudited pro forma capsule financial information should be read in conjunction with the unaudited historical interim condensed consolidated financial statements at and for the three and six months ended June 30, 2010 of MetLife, Inc. included in its Second Quarter Form 10-Q, the historical consolidated financial statements at and for the year ended December 31, 2009 of MetLife, Inc. included in its 2009 Form 10-K, as well as the Form 8-K filed by MetLife, Inc. on August 2, 2010, which includes as exhibits: (i) the unaudited historical interim condensed combined financial statements of the Alico Business as of and for the six months ended May 31, 2010, and (ii) the historical combined financial statements of the Alico Business as of and for the year ended November 30, 2009.

The unaudited pro forma capsule information is based upon pro forma adjustments reflecting the Acquisition which are based on certain estimates and assumptions. Such pro forma adjustments may be revised as additional information becomes available. The actual adjustments upon consummation of the Acquisition and the allocation of the purchase price of the Alico Business will depend on a number of factors, including any purchase price adjustments pursuant to the Stock Purchase Agreement, additional financial information available at such time, and changes in values of the purchase consideration and the net assets acquired. Therefore, the actual adjustments will differ from the pro forma adjustments assumed in connection with the unaudited pro forma capsule financial information and it is possible the differences may be material. MetLife, Inc.’s management believes that its assumptions provide a reasonable basis for presenting the significant effects of both the Acquisition and financing transactions contemplated, and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma capsule financial information. The unaudited pro forma capsule information has not been presented in accordance with Regulation S-X published by the SEC because MetLife, Inc. is not yet required to file the complete unaudited pro forma financial statements required by such regulations. MetLife, Inc. will file with the SEC unaudited pro forma financial information presented in accordance with the requirements of Regulation S-X no later than 71 calendar days after the date that the initial report on Form 8-K disclosing the completion of the Acquisition must be filed.

The unaudited pro forma capsule financial information does not reflect future events that may occur after the Acquisition, including but not limited to expense efficiencies or revenue enhancements arising from the Acquisition. It also does not give effect to certain one-time charges MetLife, Inc. expects to incur such as restructuring and integration costs. The unaudited pro forma capsule financial information is presented for informational purposes only and is not intended to reflect the results of operations or the financial position that would have resulted had the Acquisition been effected on the dates indicated, or the results that may be obtained by the consolidated company in the future. Future results may vary significantly from the results reflected in the unaudited pro forma capsule financial information because of various factors, including those discussed in “Risk Factors.”

June 30, 2010
(In millions)

Selected Pro Forma Combined Balance Sheet Items:
Investments and cash and cash equivalents	$462,691
Total assets	685,023
Long-term debt	26,773
Total liabilities (including redeemable noncontrolling interest of $129 million)	636,089
Total stockholders’ equity (excluding noncontrolling interests of $495 million)	48,439

	For the Six
	Months Ended	For the Year Ended
	June 30, 2010	December 31, 2009
	(In millions, except per share data)

Selected Pro Forma Combined Income Statement Items:
Premiums, fees and other revenues	$22,436	$43,661
Total revenues	34,053	54,256
Total expenses	29,551	56,980
Income (loss) from continuing operations, net of income tax	2,979	(1,279)
Income (loss) per common share from continuing operations, net of income tax, available to common shareholders
Basic	$2.78	$(1.36)
Diluted	$2.77	$(1.36)
Weighted average common shares outstanding
Basic	1,044	1,040
Diluted	1,051	1,040

Purchase Price and Financing Considerations

The purchase price for the Acquisition is approximately $16.1 billion (based on the closing price of MetLife, Inc. common stock of $42.06 per share on July 30, 2010 and the estimated fair value of the total securities to be issued to ALICO Holdings). The closing of the Acquisition is expected to occur during the fourth quarter of 2010. This purchase price is subject to certain adjustments, including adjustments based on the after-tax operating earnings of the Alico Business for the twelve-month period ending May 31, 2010, ALICO’s risk-based capital at closing, and settlement of intercompany balances and other items. The potential purchase price adjustments are more fully described in the Stock Purchase Agreement. The Stock Purchase Agreement also has indemnification provisions under which MetLife, Inc. has the ability to recover a portion of certain losses related to certain specified events. See “Proposed Acquisition of the Alico Business — Purchase Price Adjustments.”

Under the terms of the Stock Purchase Agreement, and subject to the adjustments referred to above, MetLife, Inc. will, upon closing of the Acquisition, (i) pay $6.8 billion to ALICO Holdings in cash and (ii) issue to ALICO Holdings (a) 78,239,712 shares of its common stock, (b) 6,857,000 shares of Series B Contingent Convertible Junior Participating Non-Cumulative Perpetual Preferred Stock (the “Series B Preferred Stock”) of MetLife, Inc., which will automatically convert into approximately 68,570,000 shares of MetLife, Inc.’s common stock (subject to anti-dilution adjustments) upon a favorable vote of MetLife, Inc.’s common stockholders, and (c) 40,000,000 equity units (the “Equity Units”) with an aggregate stated amount at issuance of $3.0 billion, initially consisting of (x) Stock Purchase Contracts and (y) an interest in shares of MetLife, Inc.’s preferred stock (the “Unit Preferred Stock”), which has been treated as long-term debt for accounting purposes. Distributions on the Equity Units will be made quarterly at an annual rate of 5% of the stated amount (2% on the Stock Purchase Contracts and 3% on the Unit Preferred Stock). As permitted by the terms of the Stock Purchase Agreement, MetLife, Inc. may seek to modify the terms of the Equity Units, including by replacing the Unit Preferred Stock with a different host security, in order to achieve the desired equity treatment from the rating agencies. See “Risk Factors — Risks Relating to the Acquisition of the Alico Business — A Downgrade or a Potential Downgrade in Our Financial Strength or Credit Ratings Could Result in a Loss of Business and Materially Adversely Affect Our Financial Condition and Results of Operations.”

The $6.8 billion cash portion of the purchase price will be funded by MetLife, Inc. through the issuance of senior debt with varying maturities and interest rates, the issuance of common stock and cash on hand. The unaudited pro forma capsule financial information reflects (i) the assumed issuance of $3.1 billion in senior debt and related increase in interest expense using MetLife, Inc.’s current anticipated borrowing rates for such types of securities and (ii) the assumed issuance of 75,000,000 shares of MetLife, Inc. common stock, at an assumed price of $42.06 per share, net of issuance costs. The underwriters in the common stock offering have been given an overallotment option in the amount of 15% of the shares of common stock offered. It has been assumed for the unaudited pro forma capsule financial information that the underwriters will not exercise this option. On August 2, 2010, MetLife, Inc. priced the offering of the 75,000,000 shares of its common stock at $42.00 per share.

The $3.1 billion in senior debt will be issued in several series with varying maturities and interest rates which may be fixed or floating, with an estimated range of interest rates between 2.9% and 6.6%, depending on maturity. MetLife, Inc.’s borrowing rates are sensitive to changes in risk-free rates and credit spreads. An increase or decrease in interest rates of 0.125 percent on debt issuances would result in a change in estimated annual interest expense of $4 million ($2 million semi-annually).

Common stock dividends are determined annually by MetLife, Inc.’s Board of Directors after taking into consideration factors such as MetLife, Inc.’s current earnings, financial condition, regulatory capital position, and applicable governmental regulations and policies.

This unaudited pro forma capsule financial information reflects management’s best estimate of the forms and amounts of financing as of July 30, 2010. The actual terms and conditions of financing of the Acquisition may involve different forms of financing and/or different amounts of the same types of instruments. These differences in form and amount of financing could result in materially different amounts than those presented herein.

Series B Preferred Stock, Common Stock and Equity Units Issued to ALICO Holdings

The Series B Preferred Stock will automatically convert into 68,570,000 shares of MetLife, Inc.’s common stock (subject to anti-dilution adjustments) upon a favorable vote of MetLife, Inc.’s common stockholders. If MetLife, Inc. fails to obtain this favorable vote of its common stockholders before the first anniversary of the closing of the Acquisition, then MetLife, Inc. must pay ALICO Holdings approximately $300 million. The Series B Preferred Stock will participate in dividends pari passu with MetLife, Inc.’s common stock on an as-converted basis.

Pursuant to the Stock Purchase Agreement, MetLife, Inc. will issue 78,239,712 shares of its common stock to ALICO Holdings. The anticipated amount of $3,291 million is based on the closing price of MetLife, Inc.’s common stock of $42.06 on the New York Stock Exchange on July 30, 2010.

Pursuant to the Stock Purchase Agreement, MetLife, Inc. will also issue Equity Units in aggregate stated amount of $3.0 billion and an estimated fair value of $3,165 million, which will include the Unit Preferred Stock and the Stock Purchase Contracts that will settle on three specified future settlement dates (an aggregate of $1.0 billion on each settlement date). Distributions on the Equity Units will be made quarterly at an annual rate of 5% of the stated amount (initially $75) of each Equity Unit.

Purchase Price Allocation

Of the $16.1 billion of cash and MetLife, Inc. securities issued to ALICO Holdings relating to the Acquisition, $456 million is allocated to the effective settlement of debt securities and guaranteed investment contracts (“GICs”) issued by MetLife that are owned by the Alico Business, and the remainder is allocated to the purchase of the Alico Business.

The purchase price for the Alico Business will be allocated to assets acquired (including identifiable intangible assets arising from the Acquisition) and liabilities assumed based on their estimated fair values. The fair value adjustments in connection with the Acquisition are described below. The excess of the total purchase consideration of the Acquisition over the estimated fair value of the identifiable net assets acquired will be recorded as goodwill, which is included in total assets in the unaudited pro forma capsule financial information.

For purposes of presentation in the unaudited pro forma capsule financial information, the financing of the Acquisition and allocation of purchase price is assumed to be as follows:

Anticipated
Financing Amount
(In millions)

Sources:
Cash	$657
Fixed/floating rate senior debt	3,100
MetLife, Inc. common stock	3,155

Total cash financing	6,912
Series B Preferred Stock issued to ALICO Holdings	2,884
MetLife, Inc. common stock issued to ALICO Holdings	3,291
MetLife, Inc. Equity Units issued to ALICO Holdings	3,165

Total securities issued to ALICO Holdings	9,340

Total source of funds	$16,252

Uses:
Debt and equity issuance costs	$112
Purchase price	16,140

Total uses of funds	$16,252

Purchase Price Allocation:
Total purchase price	$16,140

Effective settlement of pre-existing relationships	(456)
Contractual purchase price adjustments	364
Fair value of noncontrolling interests	146

Total purchase consideration for the Alico Business	$16,194

Carrying value of net balance sheet assets acquired	13,329
Pre-closing adjustments	300

Carrying value of net assets to be acquired	13,629
Estimated acquisition accounting adjustments	(2,012)

Estimated fair value of net assets acquired	11,617

Goodwill	$4,577

Pro Forma Adjustments

As discussed above, these pro forma adjustments are based on certain estimates and assumptions. The actual adjustments will depend on a number of factors, including any purchase price adjustments pursuant to the Stock Purchase Agreement, additional financial information available at such time, and changes in values of the purchase consideration and the net assets acquired. MetLife, Inc. will record actual adjustments at the effective date of the Acquisition. Those adjustments will differ from the pro forma adjustments assumed in connection with the unaudited pro forma capsule financial information included herein and the differences may be material.

Pre-Closing Transactions

Prior to closing, AIG is required to complete certain transactions that affect the Alico Business. These pre-closing transactions have an estimated net increase on total stockholders’ equity of $300 million at June 30, 2010. These transactions primarily include intercompany settlements related to a foreign currency derivative, swaps, AIG common stock and certain other investments and long-term debt held by the Alico Business. As calculated, in accordance with the provisions of the Stock Purchase Agreement, certain of these transactions would result in an increase in the purchase price of approximately $300 million.

Related Income Statement Impact

The following gains and losses related to intercompany transactions that have settled or will settle prior to the closing of the Acquisition were adjusted: (i) a loss of $51 million and a gain of $99 million for the six months ended June 30, 2010 and for the year ended December 31, 2009, respectively, associated with an intercompany settlement of a foreign currency derivative between the Alico Business and AIG, (ii) a gain of $84 million for the six months ended June 30, 2010 associated with the intercompany settlement of swap positions between the Alico Business and AIG Financial Products, and (iii) a gain of $108 million for the six months ended June 30, 2010 associated with the sale of AIG common stock to AIG.

Investments and Cash and Cash Equivalents

Investments and cash and cash equivalents include an adjustment to decrease to fair value fixed maturity securities (relating to commercial mortgage-backed securities) and mortgage loans by $193 million and $572 million, respectively, at June 30, 2010. These adjustments are partially offset by indemnification assets discussed in “Total Assets” below. In addition, investments and cash and cash equivalents include a fair value adjustment to increase policy loans by $101 million at June 30, 2010.

Related Income Statement Impact

In connection with the adjustments to investments and cash and cash equivalents, the fair values become the new cost basis upon which the related amortization of premium and accretion of discount are calculated and applied. The estimated reduction in total revenues associated with fixed maturity securities of $190 million and $536 million for the six months ended June 30, 2010 and the year ended December 31, 2009, respectively, relate primarily to the net change in premium/discount of those securities. The estimated reduction in total revenues associated with investments other than fixed maturities of $9 million and $28 million for the six months ended June 30, 2010 and the year ended December 31, 2009, respectively, relates primarily to the amortization associated with the fair value of policy loans.

Total Assets

In addition to the investment adjustments described above, total assets includes the elimination of the Alico Business’ historical deferred policy acquisition costs (“DAC”) of $10,438 million and deferred sales inducements of $118 million (as of May 31, 2010). In addition, adjustments related to the establishment of value of business acquired (“VOBA”) and the value of distribution agreements (“VODA”) arising from the Acquisition, which are estimated at $8,290 million and $951 million, respectively, are included. VOBA effectively adjusts the assumed in-force insurance policy liabilities to the estimated fair value of the in-force contracts based on actuarially determined projections for each block of business. VOBA is amortized in a manner similar to DAC in relation to estimated gross profits or premiums, depending on product type. If estimated gross profits or premiums differ from expectations, the amortization of VOBA is adjusted to reflect actual experience. The VODA is amortized in relation to the expected economic benefits of the insurance policies sold by the acquired distributors.

Total assets includes the establishment of $328 million of indemnification assets for potential recoveries related to the deterioration of fixed maturity securities, mortgage loans and certain investment funds, in accordance with the indemnification provisions of the Stock Purchase Agreement and related agreements.

Total assets also include the elimination of the Alico Business’ historical goodwill of $21 million as of May 31, 2010 and inclusion of estimated goodwill arising from the Acquisition of $4,577 million.

An increase or decrease of $1 in the price per share of MetLife, Inc.’s common stock at the time of completion of the Acquisition would result in a corresponding increase or decrease to goodwill of approximately $210 million.

Related Income Statement Impact

The historical amortization of DAC and other amortizable intangible assets of the Alico Business for the six months ended May 31, 2010 of $914 million and for the year ended November 30, 2009 of $2,319 million were eliminated in total expenses for the six months ended June 30, 2010 and for the year ended December 31, 2009, respectively. Also reflected in total expenses is the estimated amortization of the VOBA, VODA and DAC on new business for the six months ended June 30, 2010 and for the year ended December 31, 2009 of $648 million and $1,225 million, respectively.

Long-term Debt

Long-term debt includes the issuance of $3.1 billion in aggregate principal amount of senior debt and the issuance of $3.0 billion in aggregate liquidation amount of three series of Unit Preferred Stock of MetLife, Inc. included as a component of the Equity Units to be issued to ALICO Holdings in connection with the Acquisition.

Long-term debt adjustments also include the settlement of $1.0 billion as of May 31, 2010 of intercompany debt of the Alico Business due to AIG and affiliates prior to closing, which will be partially offset by an intercompany tax receivable and other intercompany notes receivable totaling $450 million as of May 31, 2010.

Related Income Statement Impact

Total expenses include interest expense (including premium amortization) of $93 million and $185 million for the six months ended June 30, 2010 and the year ended December 31, 2009, respectively, on the $3.1 billion in aggregate principal amount of senior debt and the Unit Preferred Stock included as a component of the Equity Units. Interest expense on the senior debt was calculated based on MetLife, Inc.’s borrowing rates for the $3.1 billion in aggregate principal amount of senior debt to the date of this prospectus supplement. MetLife, Inc.’s borrowing rates are sensitive to changes in risk-free rates and credit spreads. Actual interest rates may differ from those estimated. Interest expense on the Unit Preferred Stock component of the Equity Units was based on a contractual rate of 3%.

Total Liabilities

In addition to the long-term debt adjustments described above, total liabilities includes the elimination of the Alico Business’ historical unearned revenue of $1,412 million as of May 31, 2010, an increase in insurance liabilities of $2,760 million for certain blocks of business where the estimated fair value of the in-force contract obligations exceeds the assumed in-force insurance policy liabilities as of May 31, 2010 and a $52 million contingent consideration liability for the estimated fair value of potential payments under provisions of the Stock Purchase Agreement relating to the adequacy of reserves for guarantees on certain U.K. unit-linked business.

Related Income Statement Impact

The elimination of the Alico Business’ historical unearned revenues reduced estimated pro forma premiums, fees and other revenues by $75 million and $232 million for the six months ended June 30, 2010 and the year ended December 31, 2009, respectively. The release of insurance liabilities resulted in a reduction of total expenses of $99 million and $391 million for the six months ended June 30, 2010 and the year ended December 31, 2009, respectively.

Total Stockholders’ Equity

Total stockholders’ equity includes the elimination of the Alico Business’ historical equity balances of $13,183 million, including $972 million in accumulated other comprehensive income as of May 31, 2010. In addition, total stockholders’ equity includes the issuance of 6,857,000 shares of Series B Preferred Stock to ALICO Holdings, the issuance of 78,239,712 shares of common stock to ALICO Holdings, the issuance of 75,000,000 shares in a public offering in connection with the financing of the Acquisition and the Stock Purchase Contracts that form part of the Equity Units to be issued to ALICO Holdings and the associated contract payments. Total stockholders’ equity excludes noncontrolling interests of $495 million (of which $146 million relates to the Alico Business) relating to certain legal entities that are controlled but not 100% owned.

Income Taxes

Deferred income taxes of the Alico Business have been adjusted to reflect the income tax effects of the pro forma purchase adjustments and the adjustment of the tax basis of the assets and liabilities acquired reflecting elections pursuant to Section 338 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). The net effect of the tax adjustments was $1.4 billion ($217 million reflected as an increase in foreign deferred tax liabilities) resulting in a net deferred tax liability balance of $425 million for the Alico Business.

Related Income Statement Impact

The pro forma pre-tax adjustments were tax effected at the U.S. tax rate of 35% except for those adjustments related to certain foreign subsidiaries whose earnings are permanently reinvested, which were tax effected at the applicable local statutory tax rate and certain permanent items. The pro forma pre-tax adjustments to the income statement resulted in an increase to income tax expense of $191 million for the year ended December 31, 2009 and a decrease to income tax expense of $46 million for the six months ended June 30, 2010 for the Alico Business.

Net Income (Loss) from Continuing Operations per Common Share

The pro forma weighted average number of shares of common stock on both a basic and diluted basis reflects the (i) public offering of 75,000,000 shares of MetLife, Inc. common stock, (ii) issuance of 78,239,712 shares of MetLife, Inc. common stock to ALICO Holdings and (iii) conversion of the Series B Preferred Stock into 68,570,000 shares of MetLife, Inc. common stock. The difference between basic shares and diluted shares for the six months ended June 30, 2010 relates to the existing potential dilutive securities issued by MetLife, Inc. and is not impacted by securities to be issued as part of the Acquisition. For the year ended December 31, 2009 there is no difference between basic shares and diluted shares since the existing potential dilutive securities issued by MetLife, Inc. have been excluded from the calculation as these securities are anti-dilutive.

The Equity Units issued to ALICO Holdings had no dilutive impact on pro forma diluted earnings per share under the application of the treasury stock method.

The Offering

Issuer	MetLife, Inc.

Securities Offered	$1,000,000,000 aggregate principal amount of 2.375% Senior Notes due 2014 (the “2014 Senior Notes”).

$1,000,000,000 aggregate principal amount of 4.750% Senior Notes due 2021 (the “2021 Senior Notes”).

$750,000,000 aggregate principal amount of 5.875% Senior Notes due 2041 (the “2041 Senior Notes”).

Maturity Dates	The Fixed Rate Senior Notes will mature on February 6, 2014, February 8, 2021 and February 6, 2041, respectively (each, a “Maturity Date”).

Issue Price	99.867% of the principal amount of the 2014 Senior Notes, 99.975% of the principal amount of the 2021 Senior Notes and 98.494% of the principal amount of the 2041 Senior Notes, plus accrued and unpaid interest, if any, from August 6, 2010.

Interest Rate	The 2014 Senior Notes will bear interest from August 6, 2010 at the rate of 2.375% per annum, the 2021 Senior Notes will bear interest from August 6, 2010 at the rate of 4.750% per annum and the 2041 Senior Notes will bear interest from August 6, 2010 at the rate of 5.875% per annum.

Interest Payment Dates	February 6 and August 6 of each year, beginning on February 6, 2011, for the 2014 Senior Notes and the 2041 Senior Notes; February 8 and August 8 of each year, beginning on February 8, 2011, for the 2021 Senior Notes. Any reference to Interest Payment Date shall be a reference to the respective Interest Payment Date for the applicable series of Fixed Rate Senior Notes.

Trustee	The Bank of New York Mellon Trust Company, N.A.

Redemption	Each series of the Fixed Rate Senior Notes will be redeemable at MetLife, Inc.’s option, in whole or in part, at any time and from time to time at a redemption price equal to the greater of 100% of the principal amount to be redeemed plus accrued and unpaid interest to, but excluding, such date of redemption and the “Make-Whole Redemption Amount” calculated as described under “Description of the Fixed Rate Senior Notes — Optional Redemption.”

If (i) the Acquisition is not completed on or prior to July 10, 2011, or (ii) the Stock Purchase Agreement is terminated on or prior to July 10, 2011, MetLife, Inc. will redeem all of the Fixed Rate Senior Notes on the Special Mandatory Redemption Date at the Special Mandatory Redemption Price (each as defined herein).

Ranking	The Fixed Rate Senior Notes will be unsecured obligations of MetLife, Inc. and each series of the Fixed Rate Senior Notes will rank equally in right of payment with each other series of the Fixed Rate Senior Notes and all of MetLife, Inc.’s existing and future unsecured and unsubordinated indebtedness.

Denominations	$100,000 and integral multiples of $1,000 in excess thereof.

Use of Proceeds	We estimate that the net proceeds from the sale of the Fixed Rate Senior Notes offered hereby will be approximately $2,724 million, after deducting the underwriting discounts and commissions and the estimated offering expenses payable by us. We intend to use the net proceeds from this offering to fund a portion of the purchase price for the Acquisition as described in this prospectus supplement. If the aggregate net proceeds from this offering and the additional offerings exceed the amount required for the Acquisition, we will use the excess net proceeds for general corporate purposes. If (i) the Acquisition is not completed on or prior to July 10, 2011, or (ii) the Stock Purchase Agreement is terminated on or prior to July 10, 2011, MetLife, Inc. will redeem all of the Fixed Rate Senior Notes on the Special Mandatory Redemption Date at the Special Mandatory Redemption Price, as described in “Description of the Fixed Rate Senior Notes — Special Mandatory Redemption.”

Clearance and Settlement	Each series of the Fixed Rate Senior Notes will be cleared through DTC, for the accounts of its participants, including Clearstream Luxembourg and/or Euroclear.

Listing	We will not take any action to cause any series of the Fixed Rate Senior Notes to be listed on any national securities exchange or included in any automated quotation system.

Governing Law	The State of New York.

Additional Offerings	In addition to this offering, MetLife, Inc. has offered 75,000,000 shares of its common stock, $0.01 par value per share, and it is anticipated that MetLife, Inc. will offer certain other senior notes by means of a separate prospectus supplement (the “additional offerings”). This offering is not conditioned on the completion of the additional offerings. On August 2, 2010, MetLife, Inc. priced the offering of the 75,000,000 shares of its common stock at $42.00 per share. There can be no assurance that the additional offerings will be completed.

RISK FACTORS

In considering whether to purchase the Fixed Rate Senior Notes, you should carefully consider all the information included or incorporated by reference in this prospectus supplement and in the accompanying prospectus. In particular, you should carefully consider the following risk factors.

Risks Relating to the Acquisition of the Alico Business

The Acquisition of the Alico Business May Not Be Completed Within the Expected Timeframe, or At All

Completion of the Acquisition is subject to the satisfaction (or waiver) of a number of conditions precedent, including relevant antitrust and regulatory clearances. Any relevant regulatory agency may refuse its approval or seek to make its approval subject to compliance with unanticipated or onerous conditions. The Acquisition is also subject to a number of other conditions beyond our control that may prevent, delay or otherwise negatively affect its completion. We cannot predict whether and when these other conditions will be satisfied. Failure to complete the Acquisition would, and any delay in completing the Acquisition could, prevent us from realizing the benefits that we expect from the Acquisition.

Regulatory Agencies in Certain Jurisdictions May Impose Onerous Conditions Following the Acquisition

In certain jurisdictions, although consent may not be required from the relevant regulator, there is a risk that the regulator may impose onerous requirements on the Alico Business or MetLife following the Acquisition. These conditions could have the effect, among other things, of imposing significant additional costs, limiting our revenues, requiring divestitures of certain assets, reducing the anticipated benefits of the Acquisition or imposing other operating restrictions.

We May Experience Difficulties in Integrating the Alico Business, Including Its Joint Ventures and Other Arrangements with Third Parties

Our ability to achieve the benefits we anticipate from the Acquisition will depend in large part upon whether we are able to integrate the Alico Business into our business in an efficient and effective manner. We may not be able to integrate the Alico Business smoothly or successfully and the process may take longer than expected. The integration of certain operations and the differences in operational culture following the Acquisition will require the dedication of significant management resources, which may distract management’s attention from day-to-day business operations. Integration planning has already required significant management resources. If we are unable to successfully integrate the operations of the Alico Business into MetLife, we may be unable to realize the cross-selling and other distribution benefits, revenue growth and other anticipated benefits we expect to achieve as a result of the Acquisition and our business and results of operations could be adversely affected.

The success with which we are able to integrate the Alico Business will depend on our ability to manage a variety of issues, including the following:

•	Loss of key personnel or higher than expected employee attrition rates could adversely affect the performance of the Alico Business and our ability to integrate it successfully.

•	Customers of the Alico Business may reduce, delay or defer decisions concerning their use of the products and services of the Alico Business as a result of the Acquisition or uncertainties related to the consummation of the Acquisition, including any potential unfamiliarity with the MetLife brand in regions where MetLife has not had a market presence prior to the time of the Acquisition.

•	The Alico Business relies in part upon independent distributors to distribute its products. Unaffiliated distributors typically distribute products for many different financial institutions and may not continue to generate the same volume of business for MetLife after the Acquisition. Independent distributors may reexamine the scope of their relationship with the Alico Business as a result of the Acquisition and decide to curtail or eliminate distribution of its products.

•	Integrating the Alico Business with our existing operations will require us to coordinate geographically separated organizations, address possible differences in corporate culture and management philosophies, merge financial processes and risk and compliance procedures, combine separate information technology platforms and integrate the Alico Business’ operations that were previously closely tied to other AIG service providers.

There is the risk that MetLife, Inc. will be exposed to obligations and liabilities of the Alico Business that are not adequately covered, in amount, scope or duration, by the indemnification provisions in the Stock Purchase Agreement or reflected or reserved for in the Alico Business’ historical financial statements, and there is the risk that such historical financial statements may contain errors. The Stock Purchase Agreement provides that ALICO Holdings will indemnify MetLife, Inc. for losses arising out of inaccuracies or breaches of representations or warranties, or the breach or failure to perform covenants or agreements set forth in the Stock Purchase Agreement, in addition to losses arising out of certain matters identified during MetLife’s due diligence review of the Alico Business. However, the survival periods for bringing, and the monetary limitations imposed on, certain indemnification claims may result in insufficient protection from all potential losses that MetLife, Inc. may suffer in connection with the Acquisition. For example, pursuant to the terms of the Stock Purchase Agreement, ALICO Holdings has agreed to indemnify MetLife, Inc. against losses arising out of a breach of a representation and warranty relating to the absence of undisclosed liabilities. However, in the event that MetLife, Inc. suffers a loss because of the existence of a liability of the Alico Business that was required to be disclosed and was not disclosed by ALICO Holdings to MetLife, Inc., we cannot be certain that indemnification by ALICO Holdings will be, among other things, collectible or sufficient in amount, scope or duration to fully offset any such loss since losses arising from any such breach will be subject to a 21-month survival period and an indemnification deductible and cap. MetLife, Inc. is indemnified under the Stock Purchase Agreement for various tax matters, including U.S. federal income taxes attributable to periods during which the Alico Business was included in AIG’s consolidated federal income tax return. We cannot be certain that any such indemnification will ultimately be fully collectible. We may also become exposed to obligations and liabilities that were undiscovered in the course of performing due diligence of the Alico Business in connection with the Acquisition and, therefore, may not be adequately addressed in the Stock Purchase Agreement. See “Proposed Acquisition of the Alico Business — Indemnification.” Any of these liabilities, individually or in the aggregate, could have a material adverse effect on our business, financial condition or results of operations.

We expect to incur significant one-time costs in connection with the Acquisition and the related integration of the Alico Business. The costs and liabilities actually incurred in connection with the Acquisition and subsequent integration process may exceed those anticipated.

In addition, we and the Alico Business operate in certain markets through joint ventures. Our ability to exercise management control or influence over these joint venture operations and our investment in them will depend on the continued cooperation between the joint venture participants and on the terms of the joint venture agreements, which allocate control among the joint venture participants. We may face financial or other exposure in the event that any of these joint venture partners fail to meet their obligations under the joint venture, encounter financial difficulty or elect to alter, modify or terminate the relationship. In addition, a significant proportion of the Alico Business’ product distribution is and will be carried out through arrangements with third parties not controlled by the Alico Business and is dependent upon continuation of these relationships. A temporary or permanent disruption to these distribution arrangements could adversely affect the combined business’ results of operations following the Acquisition.

There Can Be No Assurance That the Closing Agreement ALICO Entered Into With the IRS Will Achieve Its Intended Effect, or That ALICO Will Be Able to Comply with the Related Agreed Upon Plan

On March 4, 2010, ALICO entered into a closing agreement with the Commissioner of the IRS with respect to a U.S. withholding tax issue arising from payments by foreign branches of a life insurance company incorporated under U.S. law. IRS Revenue Ruling 2004-75, effective January 1, 2005, requires foreign branches of U.S. life insurance companies in certain circumstances to withhold U.S. income taxes on payments of taxable income made with respect to certain insurance and annuity products paid to customers resident in a foreign country. The closing agreement provides transitional relief under Section 7805(b) of the Code to ALICO, such that ALICO’s foreign branches will not be required to withhold U.S. income tax on the income portion of payments made pursuant to ALICO’s life insurance and annuity contracts (“Covered Payments”) under IRS Revenue Ruling 2004-75 for any tax periods beginning on January 1, 2005 and ending on December 31, 2013 (the “Deferral Period”). The closing agreement provides that ALICO will submit a plan to the IRS within 90 days after the close of the Acquisition, indicating the steps ALICO will take (on a country by country basis) to ensure that no substantial amount of U.S. withholding tax will arise from Covered Payments made by ALICO’s foreign branches to foreign customers after the Deferral Period. In addition, the closing agreement requires that such plan be updated in quarterly filings with the IRS. The closing agreement is final and binding upon ALICO and the IRS; provided, however, that the agreement can be reopened in the event of malfeasance, fraud or a misrepresentation of a material fact, and is subject to change of law risk that occurs after the effective date of the closing agreement (with certain exceptions). In addition, the closing agreement provides that no legislative amendment to Section 861(a)(1)(A) of the Code shall shorten the Deferral Period, regardless of when such amendment is enacted. We expect that the plan ALICO is required to deliver to the IRS may involve the transfer of businesses from certain of the foreign branches of ALICO to one or more existing or newly-formed foreign affiliates of ALICO; however, ALICO has not completed this plan. Although it is not known at this time, there could be potentially significant costs associated with the implementation of the plan and, in addition, there can be no assurance that ALICO will achieve the plan presented to the IRS within the required time frame of December 31, 2013 because of regulatory approvals and other requirements. Failure to achieve the plan in a timely manner could cause ALICO to be required to withhold U.S. income taxes on the taxable portion of payments made by ALICO’s foreign branches after December 31, 2013 to customers resident in a foreign country, which could put ALICO at a competitive disadvantage with its competitors that sell similar products through foreign entities and could have a material adverse effect on ALICO’s future revenues or expenses or both.

There Can Be No Assurance That Any Elections Under Section 338 of the Code Will Be Made or That Any Incremental Benefit Will Result From Such Elections, If Made

ALICO Holdings is making elections under Section 338(g) of the Code (and, as appropriate, Section 338(h)(10) of the Code) (collectively, “338 Elections”) with respect to ALICO Holdings’ acquisition of ALICO and certain of its subsidiaries in 2009. As a result of these elections, ALICO is expected to realize certain tax benefits in the future. In addition, MetLife, Inc. has the right under the Stock Purchase Agreement to have 338 Elections made, at its option, with respect to its acquisition of ALICO and its subsidiaries. The incremental benefit of these additional 338 Elections, if made, will depend on the value of MetLife, Inc.’s stock at the time of the closing of the Acquisition that is issued to ALICO Holdings as part of the purchase price for ALICO and the effectiveness of such elections, among other things. It has been assumed, for purposes of the unaudited capsule pro forma financial information included herein, that additional 338 Elections will be made and that ALICO and its subsidiaries will have additional amortizable basis in their assets for U.S. tax purposes as a result of such additional elections. No assurance can be given, however, that such additional elections will be made or as to the incremental benefit, if any, that will result from such elections, if made.

Following the Acquisition, the Prospects of the Combined Business May Be Materially and Adversely Affected if We Are Not Able to Manage the Growth of the Alico Business’ Operations Successfully

The life insurance markets in many of the international markets in which the Alico Business operates have experienced significant growth in recent years. Management of the Alico Business’ growth to date has required significant management and operational resources and is likely to continue to do so. Future growth of our combined business will require, among other things, the continued development of adequate underwriting and claim handling capabilities and skills, sufficient capital base, increased marketing and sales activities, and the hiring and training of new personnel.

There can be no assurance that we will be successful in managing future growth. In particular, there may be difficulties in hiring and training sufficient numbers of customer service personnel and agents to keep pace with any future growth in the number of customers in our developing or developed markets. In addition, we may experience difficulties in upgrading, developing and expanding information technology systems quickly enough to accommodate any future growth. If we are unable to manage future growth following the Acquisition, our prospects may be materially and adversely affected.

If the Alico Business Does Not Perform Well or We Do Not Integrate It Successfully, We May Incur Significant Charges to Write Down the Goodwill Established in the Acquisition

As a result of the Acquisition, we expect goodwill will increase substantially. See “Summary — Unaudited Pro Forma Capsule Financial Information.” Under applicable accounting guidance, we must test our goodwill annually for impairment and, if we determine that the goodwill has been impaired, we must write down the goodwill by the amount of the impairment, with a corresponding charge to net income. If the Alico Business does not perform well or we do not integrate it successfully, the reporting units containing parts of the Alico Business may have fair values lower than their respecting carrying values, which would result in a write down of goodwill. As such, this could have a material adverse effect on our results of operations.

We Are and, Following the Acquisition, Will Be Subject to the Risk of Exchange Rate Fluctuations Owing to the Geographical Diversity of Our Combined Business

Due to our geographical diversity and the Alico Business’ significant international operations, following the Acquisition we will be subject to increased risk of exchange rate fluctuations. In particular, in periods when any foreign currency in which we derive our revenues (such as the Japanese yen) weakens, translating amounts expressed in that currency into U.S. dollars causes fewer U.S. dollars to be reported. When the relevant foreign currency strengthens, translating such currency into U.S. dollars causes more U.S. dollars to be reported. Between March 31, 2010 and June 30, 2010, the Japanese yen has strengthened against the U.S. dollar, which fluctuated from a low point of ¥88.45 to the U.S. dollar on June 29, 2010 to a high point of ¥94.67 to the U.S. dollar on April 2, 2010, which has been somewhat offset by the weakening of the euro, which fluctuated from a high point of 0.8382 euro to the U.S. dollar on June 7, 2010, to 0.7339 euro to the U.S. dollar on April 14, 2010. Any unrealized foreign currency translation adjustments are reported in accumulated other comprehensive income (loss). The weakening of a foreign currency relative to the U.S. dollar will generally adversely affect the value of investments in U.S. dollar terms and reduce the level of reserves denominated in that currency. See “— Risks Related to Our Business — Fluctuations in Foreign Currency Exchange Rates Could Negatively Affect Our Profitability” below.

The Unaudited Pro Forma Capsule Financial Information in This Prospectus Supplement May Not Be Indicative of What Our Actual Financial Position or Results of Operations Would Have Been

The unaudited pro forma capsule financial information contained in this prospectus supplement is not necessarily indicative of what our actual financial position or results of operations would have been had the Acquisition been completed on the dates indicated. It is presented for illustrative purposes only and has not been presented in accordance with the SEC’s Regulation S-X rules on pro forma financial information because we are not required to do so yet. The unaudited pro forma capsule financial information reflects adjustments, which are based upon preliminary estimates, to allocate the purchase price to the net assets of the Alico Business. The purchase price allocation as well as other assumptions reflected in this prospectus supplement are preliminary, and the final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of the Alico Business as of the date of the completion of the Acquisition. In addition, subsequent to the completion of the Acquisition, there may be further refinements of the purchase price allocation as additional information becomes available. Accordingly, the final purchase accounting adjustments may differ materially from the pro forma adjustments reflected in this prospectus supplement. In addition, the unaudited pro forma capsule financial information is based in substantial part on an estimate relating to the financing of the Acquisition, as well as adjustments reflecting the fair value of ALICO’s noncontrolling interest and a reduction for MetLife, Inc. debt securities and guaranteed investment contracts owned by the Alico Business that are effectively extinguished as a result of the Acquisition. These estimates, although made in good faith, may not be correct, in which case the unaudited pro forma capsule financial information could be materially incorrect. See “Summary — Unaudited Pro Forma Capsule Financial Information” for more information.

The Carve Out Financial Statements of the Alico Business Incorporated by Reference Herein Are Not Representative of the Future Financial Position, Future Results of Operations or Future Cash Flows of the Alico Business as Part of MetLife Nor Do They Reflect What the Financial Position, Results of Operations or Cash Flows of the Alico Business Would Have Been as a Part of MetLife During the Periods Presented

The financial position, results of operations and cash flows of the Alico Business presented in the carve-out financial statements of the Alico Business, which are incorporated by reference in this prospectus supplement, may be different from those that would have resulted had the Alico Business been operated as part of MetLife or different from those that may result in the future from the Alico Business being operated as a part of MetLife. This is primarily because, among other things:

•	The carve out financial information reflects allocation of expenses from AIG. Such allocations may be different from the comparable expenses the Alico Business would have incurred as part of MetLife.

•	Certain factors resulting from the Acquisition will impact the financial position, results of operations and cash flows of the Alico Business as a result of the Alico Business being operated as a part of MetLife, including, but not limited to, fair value adjustments, policy differences, the price of MetLife, Inc.’s common stock and tax impacts.

Events Relating to AIG Could Continue to Harm the Alico Business and Its Reputation and Could Also Harm Our Business and Reputation

Following the financial difficulties involving AIG, the Alico Business’ customers, agents and employees, regulators and business counterparties expressed concerns about the business and financial condition of AIG and, consequently, the Alico Business. As a result, the Alico Business experienced certain adverse consequences to its business and reputation, including a temporary increase in policy surrenders and withdrawals and a reduction in new business, primarily attributable to a perceived reduction in its financial strength. In addition, any perception of additional instability surrounding AIG or other events related or relating to AIG may adversely impact the reputation of the Alico Business. Furthermore, following the completion of the Acquisition, the Alico Business will continue to have relationships with AIG, including the receipt and provision of services. See “Proposed Acquisition of the Alico Business — Other Ancillary Agreements.” There is also a risk that following the Acquisition, our association with the Alico Business (and therefore AIG) may cause our business to suffer. For example, we may face higher withdrawals, lower new business sales, a negative impact on relations with creditors, a negative impact on our credit ratings or restrictions on the ability of the Alico Business to pay dividends or transfer assets in certain jurisdictions.

The Issuance of Certain Equity Securities to ALICO Holdings in Connection with the Acquisition Will Have a Dilutive Impact on MetLife, Inc.’s Stockholders

As part of the consideration to be paid to Alico Holdings pursuant to the terms of the Stock Purchase Agreement, and subject to certain purchase price adjustments, MetLife, Inc. will issue to ALICO Holdings (A) 78,239,712 shares of its common stock, (B) 6,857,000 shares of the Series B Preferred Stock, which will be convertible into approximately 68,570,000 shares of MetLife, Inc.’s common stock (subject to anti-dilution adjustments) upon a favorable vote of MetLife, Inc.’s common stockholders, and (C) $3.0 billion aggregate stated amount of the Equity Units, which, as currently structured, will initially consist of (x) forward purchase contracts obligating the holder to purchase a variable number of shares of MetLife, Inc.’s common stock on each of three specified future settlement dates (expected to be approximately two, three and four years after the closing of the Acquisition) for a fixed amount per purchase contract (an aggregate of $1.0 billion on each settlement date) (the “Stock Purchase Contracts”) and (y) an interest in shares of the Unit Preferred Stock. The aggregate amount of MetLife, Inc.’s common stock expected to be issued to ALICO Holdings in connection with the Acquisition (including shares of common stock issuable upon conversion of the Series B Preferred Stock and shares of common stock issuable upon settlement of the Stock Purchase Contracts) is expected to be approximately 214,600,000 to 231,500,000 shares.

As a result of the issuance of these securities, more shares of common stock will be outstanding and each existing stockholder will own a smaller percentage of our common stock then outstanding.

Subject to Certain Limitations, ALICO Holdings Will Be Able to Sell MetLife, Inc.’s Equity Securities at Any Time From and After the Date 270 Days After the Closing of the Acquisition, Which Could Cause MetLife, Inc.’s Stock Price to Decrease

ALICO Holdings will agree in accordance with the terms of the Investor Rights Agreement to be entered into at the closing of the Acquisition (the “Investor Rights Agreement”), not to transfer any of MetLife, Inc.’s securities received pursuant to the terms of the Stock Purchase Agreement, at any time up to the date 270 days after the closing of the Acquisition. However, from and after such date, ALICO Holdings will be able to transfer up to half of such equity securities, and from and after the first anniversary of the closing of the Acquisition, ALICO Holdings will be able to transfer all of such securities, subject in each case to certain limited volume and timing restrictions set forth in the Investor Rights Agreement. Moreover, ALICO Holdings will agree to use commercially reasonable efforts to transfer, and it will cause its affiliates to so transfer, all of MetLife, Inc.’s securities received in connection with the Acquisition prior to the later of (i) the fifth anniversary of the closing of the Acquisition, and (ii) the first anniversary of the third stock purchase date under the Stock Purchase Contracts. Subject to certain conditions, we have agreed to register the resale of MetLife, Inc.’s equity and other securities to be issued to ALICO Holdings under the Securities Act of 1933, as amended (the “Securities Act”). The sale or transfer of a substantial number of these securities within a short period of time could cause MetLife, Inc.’s stock price to decrease, make it more difficult for us to raise funds through future offerings of MetLife, Inc.’s common stock or acquire other businesses using MetLife, Inc.’s common stock as consideration.

If MetLife, Inc.’s Stockholders Do Not Vote to Approve the Conversion of the Series B Preferred Stock Into Common Stock, MetLife, Inc. Will Be Required to Pay Approximately $300 Million to ALICO Holdings

ALICO Holdings will receive shares of the Series B Preferred Stock at the date of completion of the Acquisition. Each share of Series B Preferred Stock will convert into 10 shares of MetLife, Inc.’s common stock if conversion is approved by MetLife, Inc.’s common stockholders. If we fail to obtain such approval prior to the first anniversary of the closing of the Acquisition, MetLife, Inc. will be required to pay approximately $300 million to ALICO Holdings, assuming no purchase price adjustments, and list the Series B Preferred Stock on the New York Stock Exchange.

Change of Control Provisions in the Alico Business’ Agreements May Be Triggered Upon the Completion of the Acquisition and May Lead to Adverse Consequences

We and the Alico Business are party to contracts, agreements and instruments, including reinsurance contracts, that contain change of control provisions that may be triggered upon the completion of the Acquisition. Agreements with change of control provisions typically provide for, or permit the termination of, the agreement upon the occurrence of a change of control of one of the parties or, in the case of debt instruments, require repayment of the outstanding indebtedness. Usually these provisions, if any, may be waived with the consent of the other party, and we will consider whether to seek these waivers. In the absence of these waivers, the operation of the change of control provisions, if any, could result in the loss of significant contractual rights and benefits, the termination of significant agreements, the payment of a termination fee or the need to renegotiate financing agreements. In addition, employment agreements or other employee benefit arrangements may contain change of control provisions providing for additional payments following a change of control.

Guarantees Within Certain of Alico Business’ Variable Life and Annuity Products That Protect Policyholders Against Significant Downturns in Equity Markets May Increase the Volatility of Results, Increase ALICO’s Exposure to Foreign Exchange Risk, and Decrease Alico Business’ Earnings

The Alico Business has certain variable life and annuity products with little or no cash value that contain guaranteed death benefits. If policyholder lapses are less than expected or if investment performance is worse than expected, these guarantees will become more valuable, increasing liabilities, resulting in a reduction in net income. Also, the Alico Business has funding agreement liabilities that guarantee payment of the highest fund value over the life of the funding agreement, protecting the policyholder even if the fund value declines at the maturity date. If fund values decline, the value of these guarantees will increase, increasing the liabilities associated with these contracts, resulting in a reduction of net income. In addition, certain products are exposed to foreign exchange risk. Payments under these contracts may be required to be made in different currencies, depending on the circumstances. Therefore, payments may be required in a different currency than the currency upon which the liability valuation is based. If the currency upon which expected future payments are made strengthens relative to the currency upon which the liability valuation is based, the liability valuation may increase, resulting in a reduction of net income.

The Resolution of Several Issues Affecting the Financial Services Industry Could Have a Negative Impact on Our Reported Results and, Following the Acquisition, the Combined Business’ Reported Results or on Its Relations with Current and Potential Customers

Both we and the Alico Business are and, following the Acquisition, will continue to be subject to legal and regulatory actions in the ordinary course of our business, both in the United States and internationally. This could result in a review of business sold in the past under previously acceptable market practices at the time. Regulators are increasingly interested in the approach that product providers use to select third-party distributors and to monitor the appropriateness of sales made by them. In some cases, product providers can be held responsible for the deficiencies of third-party distributors.

In the United States, federal and state regulators have focused on, and continue to devote substantial attention to, the mutual fund, fixed, index and variable annuity and insurance product industries. This includes new regulations in respect of the suitability of broker-dealers’ sales of certain products. As a result of publicity relating to widespread perceptions of industry abuses, there have been numerous regulatory inquiries and proposals for legislative and regulatory reforms.

In Asia, where the Alico Business derives and will continue to derive a significant portion of its income, regulatory regimes are developing at different speeds, driven by a combination of global factors and local considerations. New requirements may be introduced that are retrospectively applied to sales made prior to their introduction. See “— Risks Related to Our Business — Actions of the U.S. Government, Federal Reserve Bank of New York and Other Governmental and Regulatory Bodies for the Purpose of Stabilizing and Revitalizing the Financial Markets and Protecting Investors and Consumers May Not Achieve the Intended Effect or Could Adversely Affect MetLife’s Competitive Position.”

The Alico Business’ Investment Portfolio Contains a Substantial Amount of Sovereign Debt of European Nations, Which May Be Written Down as a Result of Financial Instability in Europe

The Alico Business’ investment portfolio contains investments in government bonds issued by European nations. Recently, the European Union member states have experienced above average public debt, inflation and unemployment as the global economic downturn has developed. A number of member states are significantly impacted by the economies of their more influential neighbors, such as Germany. In addition, financial troubles of one nation can trigger a domino effect on others. In particular, a number of large European banks hold significant amounts of sovereign financial institution debt of other European nations and could experience difficulties as a result of defaults or declines in the value of such debt.

In response to the financial crises affecting certain member states, including Greece, Spain, Ireland and Portugal, on May 10, 2010, the European Union, the European Central Bank and the International Monetary Fund announced a rescue package of up to €750 billion, or approximately $1 trillion, for European nations in the euro area. Although the rescue package is intended to stabilize these economies, there can be no assurance that such package ultimately will be successful. Recent sovereign debt issuances have been well received by investors, but, to the extent that the rescue package does not achieve its intended effect, European nations such as Greece could continue to incur widening credit spreads and depressed asset valuations. In such case, the Alico Business may be forced to write down the value of the Greek bonds contained in its investment portfolio, and it could experience similar results with respect to its investments in securities issued by other countries in the region.

Risks Related to Our Business

The Alico Business is similar to our own business in many respects, and the Acquisition will increase our exposure to many of the risks described below.

Difficult Conditions in the Global Capital Markets and the Economy Generally May Materially Adversely Affect Our Business and Results of Operations and These Conditions May Not Improve in the Near Future

Our business and results of operations are materially affected by conditions in the global capital markets and the economy generally, both in the United States and elsewhere around the world. Stressed conditions, volatility and disruptions in global capital markets or in particular markets or financial asset classes can have an adverse effect on us, in part because we have a large investment portfolio. Disruptions in one market or asset class can also spread to other markets or asset classes. Although the disruption in the global financial markets that began in late 2007 has moderated, not all global financial markets are functioning normally, and some remain reliant upon government intervention and liquidity. Upheavals in the financial markets can also affect our business through their effects on general levels of economic activity, employment and customer behavior. Although many economists believe the recent recession ended in the third quarter of 2009, after a brief rebound, the recovery has slowed, and the unemployment rate is expected to remain high for some time. In addition, inflation has fallen over the last several years and remains at very low levels. Some economists believe that disinflation and deflation risk remains in the economy. Our revenues are likely to remain under pressure in such circumstances and our profit margins could erode. Also, in the event of extreme prolonged market events, such as the recent global credit crisis, we could incur significant capital or operating losses. Even in the absence of a market downturn, we are exposed to substantial risk of loss due to market volatility.

We are a significant writer of variable annuity products. The account values of these products decrease as a result of downturns in capital markets. Decreases in account values reduce the fees generated by our variable annuity products, cause the amortization of deferred acquisition costs to accelerate and could increase the level of liabilities we must carry to support those variable annuities issued with any associated guarantees.

Factors such as consumer spending, business investment, government spending, the volatility and strength of the capital markets, and inflation all affect the business and economic environment and, ultimately, the amount and profitability of our business. In an economic downturn characterized by higher unemployment, lower family income, lower corporate earnings, lower business investment and lower consumer spending, the demand for our financial and insurance products could be adversely affected. Group insurance, in particular, is affected by the higher unemployment rate. In addition, we may experience an elevated incidence of claims and lapses or surrenders of policies. Our policyholders may choose to defer paying insurance premiums or stop paying insurance premiums altogether. Adverse changes in the economy could affect earnings negatively and could have a material adverse effect on our business, results of operations and financial condition. The recent market turmoil has precipitated, and may continue to raise the possibility of, legislative, regulatory and governmental actions. We cannot predict whether or when such actions may occur, or what impact, if any, such actions could have on our business, results of operations and financial condition. See “— Actions of the U.S. Government, Federal Reserve Bank of New York and Other Governmental and Regulatory Bodies for the Purpose of Stabilizing and Revitalizing the Financial Markets and Protecting Investors and Consumers May Not Achieve the Intended Effect or Could Adversely Affect MetLife’s Competitive Position,” “— President Obama Recently Signed a Bill Providing for Comprehensive Reform of Financial Services Regulation in the United States, Various Aspects of Which Could Impact Our Business Operations, Capital Requirements and Profitability and Limit Our Growth,” “— Our Insurance and Banking Businesses Are Heavily Regulated, and Changes in Regulation May Reduce Our Profitability and Limit Our Growth” and “— Competitive Factors May Adversely Affect Our Market Share and Profitability.”

Adverse Capital and Credit Market Conditions May Significantly Affect Our Ability to Meet Liquidity Needs, Access to Capital and Cost of Capital

The capital and credit markets are sometimes subject to periods of extreme volatility and disruption. Such volatility and disruption could cause liquidity and credit capacity for certain issuers to be limited.

We need liquidity to pay our operating expenses, interest on our debt and dividends on our capital stock, maintain our securities lending activities and replace certain maturing liabilities. Without sufficient liquidity, we will be forced to curtail our operations, and our business will suffer. The principal sources of our liquidity are insurance premiums, annuity considerations, deposit funds, and cash flow from our investment portfolio and assets, consisting mainly of cash or assets that are readily convertible into cash. Sources of liquidity in normal markets also include short-term instruments such as funding agreements and commercial paper. Sources of capital in normal markets include long-term instruments, medium- and long-term debt, junior subordinated debt securities, capital securities and equity securities.

In the event market or other conditions have an adverse impact on our capital and liquidity beyond expectations and our current resources do not satisfy our needs, we may have to seek additional financing. The availability of additional financing will depend on a variety of factors such as market conditions, regulatory considerations, the general availability of credit, the volume of trading activities, the overall availability of credit to the financial services industry, our credit ratings and credit capacity, as well as the possibility that customers or lenders could develop a negative perception of our long- or short-term financial prospects if we incur large investment losses or if the level of our business activity decreases due to a market downturn. Similarly, our access to funds may be impaired if regulatory authorities or rating agencies take negative actions against us. Our internal sources of liquidity may prove to be insufficient and, in such case, we may not be able to successfully obtain additional financing on favorable terms, or at all.

Our liquidity requirements may change if, among other things, we are required to return significant amounts of cash collateral on short notice under securities lending agreements.

Disruptions, uncertainty or volatility in the capital and credit markets may also limit our access to capital required to operate our business, most significantly our insurance operations. Such market conditions may limit our ability to replace, in a timely manner, maturing liabilities; satisfy statutory capital requirements; and access the capital necessary to grow our business. As such, we may be forced to delay raising capital, issue different types of securities than we would otherwise, less effectively deploy such capital, issue shorter tenor securities than we prefer, or bear an unattractive cost of capital which could decrease our profitability and significantly reduce our financial flexibility. Our results of operations, financial condition, cash flows and statutory capital position could be materially adversely affected by disruptions in the financial markets.

Actions of the U.S. Government, Federal Reserve Bank of New York and Other Governmental and Regulatory Bodies for the Purpose of Stabilizing and Revitalizing the Financial Markets and Protecting Investors and Consumers May Not Achieve the Intended Effect or Could Adversely Affect MetLife’s Competitive Position

The Emergency Economic Stabilization Act of 2008 (“EESA”) gave the U.S. Treasury the authority to, among other things, purchase up to $700.0 billion of securities (including newly issued preferred shares and subordinated debt) from financial institutions for the purpose of stabilizing the financial markets. The U.S. federal government, the Federal Reserve Bank of New York, the Federal Deposit Insurance Corporation (“FDIC”) and other governmental and regulatory bodies also took other actions to address the financial crisis. For example, the Federal Reserve Bank of New York made funds available to commercial and financial companies under a number of programs, including the Commercial Paper Funding Facility, which expired in early 2010. The U.S. Treasury established programs based in part on EESA and in part on the separate authority of the Federal Reserve Board and the FDIC, to foster purchases from and by banks, insurance companies and other financial institutions of certain kinds of assets for which valuations have been low and markets weak. Although such actions appear to have provided some stability to the financial markets, our business, financial condition and results of operations and the trading price of MetLife, Inc.’s common stock could be materially and adversely affected to the extent that credit availability and prices for financial assets revert to their low levels of late 2008 and early 2009 or do not improve further. These programs have largely run their course or been discontinued. More likely to be relevant to MetLife, Inc. are the monetary policy by the Federal Reserve Board and the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”), which was recently signed by President Obama and will significantly change financial regulation in the U.S. in a number of areas that could affect MetLife. We cannot predict what impact, if any, this could have on our business, results of operations and financial condition.

It is not certain what effect the enactment of Dodd-Frank will have on the financial markets, the availability of credit, asset prices and MetLife’s operations. See “— President Obama Recently Signed a Bill Providing for Comprehensive Reform of Financial Services Regulation in the United States, Various Aspects of Which Could Impact Our Business Operations, Capital Requirements and Profitability and Limit Our Growth.” Furthermore, Congress has considered, and may consider in the future, legislative proposals that could impact the estimated fair value of mortgage loans, such as legislation that would permit bankruptcy courts to rewrite the terms of a mortgage contract, including reducing the principal balance of mortgage loans owed by bankrupt borrowers, or legislation that requires loan modifications. If such legislation is enacted, it could cause loss of principal on certain of our non-agency prime residential mortgage-backed security (“RMBS”) holdings and could cause a ratings downgrade in such holdings which, in turn, would cause an increase in unrealized losses on such securities and increase the risk-based capital that we must hold to support such securities. See “— We Are Exposed to Significant Financial and Capital Markets Risk Which May Adversely Affect Our Results of Operations, Financial Condition and Liquidity,

and Our Net Investment Income Can Vary from Period to Period.” In addition, the U.S. federal government (including the FDIC) and private lenders have instituted programs to reduce the monthly payment obligations of mortgagors and/or reduce the principal payable on residential mortgage loans. As a result of such programs or of any legislation requiring loan modifications, we may need to maintain or increase our engagement in similar activities in order to comply with program or statutory requirements and to remain competitive. We cannot predict whether the funds made available by the U.S. federal government and its agencies will be enough to continue stabilizing or to further revive the financial markets or, if additional amounts are necessary, whether Congress will be willing to make the necessary appropriations, what the public’s sentiment would be towards any such appropriations, or what additional requirements or conditions might be imposed on the use of any such additional funds.

The choices made by the U.S. Treasury, the Federal Reserve Board and the FDIC in their distribution of funds under EESA and any future asset purchase programs, as well as any decisions made regarding the imposition of additional regulation on large financial institutions may have, over time, the effect of supporting some aspects of the financial services industry more than others. Some of our competitors have received, or may in the future receive, benefits under one or more of the federal government’s programs. This could adversely affect our competitive position. See “— Competitive Factors May Adversely Affect Our Market Share and Profitability.” See also “— New and Impending Compensation and Corporate Governance Regulations Could Hinder or Prevent Us From Attracting and Retaining Management and Other Employees with the Talent and Experience to Manage and Conduct Our Business Effectively” and “— Our Insurance and Banking Businesses Are Heavily Regulated, and Changes in Regulation May Reduce Our Profitability and Limit Our Growth.”

Our Insurance and Banking Businesses Are Heavily Regulated, and Changes in Regulation May Reduce Our Profitability and Limit Our Growth

Our insurance operations are subject to a wide variety of insurance and other laws and regulations. State insurance laws regulate most aspects of our U.S. insurance businesses, and our insurance subsidiaries are regulated by the insurance departments of the states in which they are domiciled and the states in which they are licensed. Our non-U.S. insurance operations are principally regulated by insurance regulatory authorities in the jurisdictions in which they are domiciled and operate.

State laws in the United States grant insurance regulatory authorities broad administrative powers with respect to, among other things:

•	licensing companies and agents to transact business;

•	calculating the value of assets to determine compliance with statutory requirements;

•	mandating certain insurance benefits;

•	regulating certain premium rates;

•	reviewing and approving policy forms;

•	regulating unfair trade and claims practices, including through the imposition of restrictions on marketing and sales practices, distribution arrangements and payment of inducements;

•	regulating advertising;

•	protecting privacy;

•	establishing statutory capital and reserve requirements and solvency standards;

•	fixing maximum interest rates on insurance policy loans and minimum rates for guaranteed crediting rates on life insurance policies and annuity contracts;

•	approving changes in control of insurance companies;

•	restricting the payment of dividends and other transactions between affiliates; and

•	regulating the types, amounts and valuation of investments.

State insurance guaranty associations have the right to assess insurance companies doing business in their state for funds to help pay the obligations of insolvent insurance companies to policyholders and claimants. Because the amount and timing of an assessment is beyond our control, the liabilities that we have currently established for these potential liabilities may not be adequate.

State insurance regulators and the National Association of Insurance Commissioners (“NAIC”) regularly reexamine existing laws and regulations applicable to insurance companies and their products. Changes in these laws and regulations, or in interpretations thereof, are often made for the benefit of the consumer at the expense of the insurer and, thus, could have a material adverse effect on our financial condition and results of operations.

The NAIC and several states’ legislatures have considered the need for regulations and/or laws to address agent or broker practices that have been the focus of investigations of broker compensation in the State of New York and in other jurisdictions. The NAIC adopted a Compensation Disclosure Amendment to its Producers Licensing Model Act which, if adopted by the states, would require disclosure by agents or brokers to customers that insurers will compensate such agents or brokers for the placement of insurance and documented acknowledgement of this arrangement in cases where the customer also compensates the agent or broker. Several states have enacted laws similar to the NAIC amendment. Others have enacted laws or proposed disclosure regulations which, under differing circumstances, require disclosure of specific compensation earned by a producer on the sale of an insurance or annuity product. We cannot predict how many states may promulgate the NAIC amendment or alternative regulations or the extent to which these regulations may have a material adverse impact on our business.

Currently, the U.S. federal government does not directly regulate the business of insurance. However, federal legislation and administrative policies in several areas can significantly and adversely affect insurance companies. These areas include financial services regulation, securities regulation, pension regulation, health care regulation, privacy, tort reform legislation and taxation. In addition, various forms of direct and indirect federal regulation of insurance have been proposed from time to time, including proposals for the establishment of an optional federal charter for insurance companies. As part of a comprehensive reform of financial services regulation, Dodd-Frank creates an office within the federal government to collect information about the insurance industry, recommend prudential standards, and represent the United States in dealings with foreign insurance regulators. Other aspects of our insurance operations could also be affected by Dodd-Frank. For example, Dodd-Frank imposes new restrictions on the ability of affiliates of insured depository institutions (such as MetLife Bank) to engage in proprietary trading or sponsor or invest in hedge funds or private equity funds. See “— President Obama Recently Signed a Bill Providing for Comprehensive Reform of Financial Services Regulation in the United States, Various Aspects of Which Could Impact Our Business Operations, Capital Requirements and Profitability and Limit Our Growth.”

As a federally chartered national association, MetLife Bank is subject to a wide variety of banking laws, regulations and guidelines. Federal banking laws regulate most aspects of the business of MetLife Bank, but certain state laws may apply as well. MetLife Bank is principally regulated by the OCC, the Federal Reserve and the FDIC.

Federal banking laws and regulations address various aspects of MetLife Bank’s business and operations with respect to, among other things:

•	chartering to carry on business as a bank;

•	maintaining minimum capital ratios;

•	capital management in relation to the bank’s assets;

•	safety and soundness standards;

•	loan loss and other related liabilities;

•	liquidity;

•	financial reporting and disclosure standards;

•	counterparty credit concentration;

•	restrictions on related party and affiliate transactions;

•	lending limits (and, in addition, Dodd-Frank includes the credit exposures arising from securities lending by MetLife Bank within lending limits otherwise applicable to loans);

•	payment of interest;

•	unfair or deceptive acts or practices;

•	privacy; and

•	bank holding company and bank change of control.

In addition, the ability of MetLife Bank to pay dividends could be reduced by any additional capital requirements that might be imposed as a result of the enactment of Dodd-Frank.

Furthermore, Dodd-Frank establishes a new Consumer Financial Protection Bureau that would supervise and regulate institutions providing certain financial products and services to consumers. Although the consumer financial services to which this legislation would apply would exclude certain insurance business, the new Bureau would have authority to regulate consumer services provided by MetLife Bank. Federal pre-emption of state consumer protection laws applicable to banking services would be significantly restricted under the bills, which would increase the regulatory and compliance burden on MetLife Bank and could adversely affect its business and results of operations. Dodd-Frank also includes provisions on mortgage lending, anti-predatory lending and other regulatory and supervisory provisions that could impact the business and operations of MetLife Bank.

In addition, bank regulatory agencies have issued proposed interagency guidance for funding and liquidity risk management that would apply to MetLife, Inc. as a bank holding company. The FDIC has the right to assess FDIC-insured banks for funds to help pay the obligations of insolvent banks to depositors. Because the amount and timing of an assessment is beyond our control, the liabilities that we have currently established for these potential liabilities may not be adequate.

In addition, Dodd-Frank will result in increased assessment for banks with assets of $10 billion or more, which includes MetLife Bank. Federal and state banking regulators regularly re-examine existing laws and regulations applicable to banks and their products. Changes in these laws and regulations, or in interpretations thereof, are often made for the benefit of the consumer at the expense of the bank and, thus, could have a material adverse effect on the financial condition and results of operations of MetLife Bank.

Our international operations are subject to regulation in the jurisdictions in which they operate, which in many ways is similar to that of the state regulation outlined above. This regulation may impact many of our customers and independent sales intermediaries. Changes in the regulations that affect their operations also may affect our business relationships with them and their ability to purchase or distribute our products. Accordingly, these changes could have a material adverse effect on our financial condition and results of operations. See “— Our International Operations Face Political, Legal, Operational and Other Risks, Including Exposure to Local and Regional Economic Conditions, that Could Negatively Affect Those Operations or Our Profitability.”

Compliance with applicable laws and regulations is time consuming and personnel-intensive, and changes in these laws and regulations may materially increase our direct and indirect compliance and other expenses of doing business, thus having a material adverse effect on our financial condition and results of operations.

From time to time, regulators raise issues during examinations or audits of MetLife, Inc.’s subsidiaries that could, if determined adversely, have a material impact on us. We cannot predict whether or when regulatory actions may be taken that could adversely affect our operations. In addition, the interpretations of regulations by regulators may change and statutes may be enacted with retroactive impact, particularly in areas such as accounting or statutory reserve requirements.

We are also subject to other regulations and may in the future become subject to additional regulations.

President Obama Recently Signed a Bill Providing for Comprehensive Reform of Financial Services Regulation in the United States, Various Aspects of Which Could Impact Our Business Operations, Capital Requirements and Profitability and Limit Our Growth

On July 21, 2010, President Obama signed Dodd-Frank. Various provisions of Dodd-Frank could affect our business operations and our profitability and limit our growth. For example:

•	As a large, interconnected bank holding company with assets of $50 billion or more, or possibly as an otherwise systemically important financial company, MetLife, Inc. will be subject to enhanced prudential standards imposed on systemically significant financial companies. Enhanced standards will be applied to risk-based capital, liquidity, leverage (unless another, similar, standard is appropriate for the company), resolution plan and credit exposure reporting, concentration limits, and risk management. Off-balance sheet activities are required to be accounted for in meeting capital requirements. In addition, if it was determined that MetLife posed a grave threat to U.S. financial stability, the applicable federal regulators would have the right to require it to take one or more other mitigating actions to reduce that risk, including limiting its ability to merge with or acquire another company, terminating activities, restricting its ability to offer financial products or requiring it to sell assets or off-balance sheet items to unaffiliated entities. Enhanced standards would also permit, but not require, regulators to establish requirements with respect to contingent capital, enhanced public disclosures and short term debt limits. These standards are described as being more stringent than those otherwise imposed on bank holding companies; however, the Federal Reserve Board is permitted to apply them on an institution-by-institution basis, depending on its determination of the institution’s riskiness. In addition, under Dodd-Frank, all bank holding companies that have elected to be treated as financial holding companies, such as MetLife, Inc., will be required to be “well capitalized” and “well managed” as defined by the Federal Reserve Board, on a consolidated basis and not just at their depository institution(s), a higher standard than is applicable to financial holding companies under current law.

•	MetLife, Inc., as a bank holding company, will have to meet minimum leverage ratio and risk-based capital requirements on a consolidated basis to be established by the Federal Reserve Board that are not less than those applicable to insured depository institutions under so-called prompt corrective action regulations as in effect on the date of the enactment of the legislation. One consequence of these new rules will ultimately be the inability of bank holding companies to include trust-preferred securities as part of their Tier 1 capital. Because of the phase-in period for these new rules, they should have little practical effect on MetLife’s ability to treat its currently outstanding trust-preferred securities as part of its Tier 1 capital, but they could have an effect on securities to be used as part of the consideration for the Acquisition, since the new rules apply immediately to instruments issued after May 19, 2010.

•	Under the provisions of Dodd-Frank relating to the resolution or liquidation of certain types of financial institutions, including bank holding companies, if MetLife, Inc. were to become insolvent or were in danger of defaulting on its obligations, it could be compelled to undergo liquidation with the FDIC as receiver. For this new regime to be applicable, a number of determinations would have to be made, including that a default by the affected company would have serious adverse effects on financial stability in the United States. If the FDIC were to be appointed as the receiver for such a company, the liquidation of that company would occur under the provisions of the new liquidation authority, and not under the Bankruptcy Code. In such a liquidation, the holders of such company’s debt could in certain respects be treated differently than under the Bankruptcy Code. In particular, unsecured creditors and shareholders are intended to bear the losses of the company being liquidated. The FDIC is authorized to establish rules for the priority of creditors’ claims and, under certain circumstances, to treat similarly situated creditors differently. Dodd-Frank also provides for the assessment of bank holding companies with assets of $50.0 billion or more, non-bank financial companies supervised by the Federal Reserve Bank, and other financial companies with assets of $50.0 billion or more to cover the costs of liquidating any financial company subject to the new liquidation authority. Although it is not possible to assess the full impact of the liquidation authority at this time, it could affect the funding costs of large bank holding companies or financial companies that might be viewed as systemically significant. It could also lead to an increase in secured financings.

•	Dodd-Frank also includes a new framework of regulation of the OTC derivatives markets which could require clearing of certain types of transactions currently traded over-the-counter and potentially impose additional costs, including new capital and margin requirements and additional regulation on MetLife. Increased margin requirements on MetLife, Inc.’s part could reduce its liquidity and narrow the range of securities in which it invests. However, increased margin requirements on MetLife, Inc.’s counterparties could reduce MetLife, Inc.’s exposure to its counterparties’ default. MetLife, Inc. uses derivatives to mitigate the impact of increased benefit exposures from our annuity products that offer guaranteed benefits. The derivative clearing requirements of Dodd-Frank could increase the cost of such mitigation. In addition, we are subject to the risk that hedging and other management procedures prove ineffective in reducing the risks to which insurance policies expose us or that unanticipated policyholder behavior or mortality, combined with adverse market events, produces economic losses beyond the scope of the risk management techniques employed. Any such losses could be increased by any higher costs of writing derivatives or the potentially greater difficulty in customizing derivatives that might result from the enactment of Dodd-Frank.

•	Dodd-Frank restricts the ability of insured depository institutions and of companies, such as MetLife, Inc., that control an insured depository institution and their affiliates, to engage in proprietary trading and to sponsor or invest in funds (referred to in the bill as hedge funds and private equity funds) that rely on certain exemptions from the Investment Company Act of 1940, as amended (the “Investment Company Act”). Dodd-Frank provides an exemption for investment activity by a regulated insurance company or its affiliate solely for the general account of such insurance company if such activity is in compliance with the insurance company investments laws of the state or jurisdiction in which such company is domiciled and the appropriate Federal regulators after consultation with relevant insurance commissioners have not jointly determined such laws to be insufficient to protect the safety and soundness of the institution or the financial stability of the United States. Notwithstanding the foregoing, the appropriate Federal regulatory authorities are permitted under the legislation to impose, as part of rulemaking, additional capital requirements and other restrictions on any exempted activity. Dodd-Frank provides for a period of study and rule making during which the effects of the statutory language may be clarified. Among other considerations, the study is to assess and include recommendations so as to appropriately accommodate the business of insurance within an insurance company subject to regulation in accordance with relevant insurance company investments laws. While these provisions of Dodd-Frank are supposed to accommodate the business of insurance, until the related study and rulemaking are complete, it is unclear whether MetLife, Inc. may have to alter any of its future investment activities to comply.

•	Until various studies are completed and final regulations are promulgated pursuant to Dodd-Frank, the full impact of Dodd-Frank on the investments and investment activities of MetLife, Inc. and its subsidiaries remain unclear. Besides directly limiting our future investment activities, Dodd-Frank could potentially negatively impact the market for, the returns from, or liquidity in, primary and secondary investments in private equity funds and hedge funds that are affiliated with an insured depository institution. The number of sponsors of such funds going forward may diminish, which may impact our available fund investment opportunities. Although Dodd-Frank provides for various transition periods for coming into compliance, fund sponsors that are subject to Dodd-Frank, and whose funds we have invested in, may have to spin off their funds business or reduce their ownership stakes in their funds, thereby potentially impacting our related investments in such funds. In addition, should such funds be required or choose to liquidate or sell their underlying assets, the market value and liquidity of such assets or the broader related asset classes could negatively be affected, including securities and real estate assets that MetLife, Inc. and its subsidiaries hold or may plan to sell. Our existing derivatives counterparties and the financial institutions subject to Dodd-Frank in which we have invested also could be negatively impacted by Dodd-Frank.

•	In addition, Dodd-Frank statutorily imposes the requirement that MetLife, Inc. serve as a source of strength for MetLife Bank.

The addition of a new regulatory regime over MetLife, Inc. and its subsidiaries, the likelihood of additional regulations, and the other changes discussed above could require changes to MetLife, Inc.’s operations. Whether such changes would affect our competitiveness in comparison to other institutions is uncertain, since it is possible that at least some of our competitors, for example insurance holding companies that control thrifts, rather than banks, will be similarly affected. Competitive effects are possible, however, if MetLife, Inc. were required to pay any new or increased assessments and capital requirements are imposed, and to the extent any new prudential supervisory standards are imposed on MetLife, Inc. but not on its competitors. We cannot predict whether other proposals will be adopted, or what impact, if any, the adoption of Dodd-Frank or other proposals and the resulting studies and regulations could have on our business, financial condition or results of operations or on our dealings with other financial companies. See also “— New and Impending Compensation and Corporate Governance Regulations Could Hinder or Prevent Us From Attracting and Retaining Management and Other Employees with the Talent and Experience to Manage and Conduct Our Business Effectively.”

Moreover, Dodd-Frank potentially affects such a wide range of the activities and markets in which MetLife, Inc. and its subsidiaries engage and participate that it may not be possible to anticipate all of the ways in which it could affect us. For example, many of our methods for managing risk and exposures are based upon the use of observed historical market behavior or statistics based on historical models. Historical market behavior may be altered by the enactment of Dodd-Frank. As a result of this enactment and otherwise, these methods may not fully predict future exposures, which can be significantly greater than our historical measures indicate.

We Are Exposed to Significant Financial and Capital Markets Risk Which May Adversely Affect Our Results of Operations, Financial Condition and Liquidity, and Our Net Investment Income Can Vary from Period to Period

We are exposed to significant financial and capital markets risk, including changes in interest rates, credit spreads, equity prices, real estate markets, foreign currency exchange rates, market volatility, the performance of the economy in general, the performance of the specific obligors included in our portfolio and other factors outside our control.

Our exposure to interest rate risk relates primarily to the market price and cash flow variability associated with changes in interest rates. A rise in interest rates will increase the net unrealized loss position of our fixed income investment portfolio and, if long-term interest rates rise dramatically within a six to twelve month time period, certain of our life insurance businesses may be exposed to disintermediation risk. Disintermediation risk refers to the risk that our policyholders may surrender their contracts in a rising interest rate environment, requiring us to liquidate fixed income investments in an unrealized loss position. Due to the long-term nature of the liabilities associated with certain of our life insurance businesses, guaranteed benefits on variable annuities, and structured settlements, sustained declines in long-term interest rates may subject us to reinvestment risks and increased hedging costs. In other situations, declines in interest rates may result in increasing the duration of certain life insurance liabilities, creating asset-liability duration mismatches.

Our investment portfolio also contains interest rate sensitive instruments, such as fixed income securities, which may be adversely affected by changes in interest rates from governmental monetary policies, domestic and international economic and political conditions and other factors beyond our control. A rise in interest rates would increase the net unrealized loss position of our fixed income investment portfolio, offset by our ability to earn higher rates of return on funds reinvested. Conversely, a decline in interest rates would decrease the net unrealized loss position of our fixed income investment portfolio, offset by lower rates of return on funds reinvested. Our mitigation efforts with respect to interest rate risk are primarily focused towards maintaining an investment portfolio with diversified maturities that has a weighted average duration that is approximately equal to the duration of our estimated liability cash flow profile. However, our estimate of the liability cash flow profile may be inaccurate and we may be forced to liquidate fixed income investments prior to maturity at a loss in order to cover the liability. Although we take measures to manage the economic risks of investing in a changing interest rate environment, we may not be able to mitigate the interest rate risk of our fixed income investments relative to our liabilities. See also “— Changes in Market Interest Rates May Significantly Affect Our Profitability.”

Our exposure to credit spreads primarily relates to market price and cash flow variability associated with changes in credit spreads. A widening of credit spreads will increase the net unrealized loss position of the fixed-income investment portfolio, will increase losses associated with credit-based non-qualifying derivatives where we assume credit exposure, and, if issuer credit spreads increase significantly or for an extended period of time, will likely result in higher other-than-temporary impairments. Credit spread tightening will reduce net investment income associated with new purchases of fixed maturity securities. In addition, market volatility can make it difficult to value certain of our securities if trading becomes less frequent. As such, valuations may include assumptions or estimates that may have significant period to period changes which could have a material adverse effect on our consolidated results of operations or financial condition. Credit spreads on both corporate and structured securities widened significantly during 2008, resulting in continuing depressed pricing. As a result of improved conditions, credit spreads narrowed in 2009 and have changed minimally in 2010. If there is a resumption of significant volatility in the markets, it could cause changes in credit spreads and defaults and a lack of pricing transparency which, individually or in tandem, could have a material adverse effect on our consolidated results of operations, financial condition, liquidity or cash flows through realized investment losses, impairments, and changes in unrealized loss positions.

Our primary exposure to equity risk relates to the potential for lower earnings associated with certain of our insurance businesses where fee income is earned based upon the estimated fair value of the assets under management. Equity market downturns and volatility may discourage purchases of separate account products, such as variable annuities and variable life insurance that have underlying mutual funds with returns linked to the performance of the equity markets, and may cause some of our existing customers to withdraw or reduce investments in those products. In addition, downturns and volatility in equity markets can have a material adverse effect on the revenues and returns from our savings and investment products and services. Because these products and services generate fees related primarily to the value of assets under management, a decline in the equity markets could reduce our revenues from the reduction in the value of the investments we manage. The retail annuity business in particular is highly sensitive to equity markets, and a sustained weakness in the equity markets could decrease revenues and earnings in variable annuity products. Furthermore, certain of our annuity products offer guaranteed benefits which increase our potential benefit exposure should equity markets decline. MetLife, Inc. uses derivatives to mitigate the impact of such increased potential benefit exposures. We are also exposed to interest rate and equity risk based upon the discount rate and expected long-term rate of return assumptions associated with our pension and other postretirement benefit obligations. Sustained declines in long-term interest rates or equity returns likely would have a negative effect on the funded status of these plans. Lastly, we invest a portion of our investments in equity securities, leveraged buy-out funds, hedge funds and other private equity funds and the estimated fair value of such investments may be impacted by downturns or volatility in equity markets.

Our primary exposure to real estate risk relates to commercial and agricultural real estate. Our exposure to commercial and agricultural real estate risk stems from various factors. These factors include, but are not limited to, market conditions including the demand and supply of space, creditworthiness of tenants and partners, capital markets volatility and the inherent interest rate movement. In addition, our real estate joint venture development program is subject to risks, including, but not limited to, reduced property sales and decreased availability of financing which could adversely impact the joint venture developments and/or operations. The state of the economy and speed of recovery in fundamental and capital market conditions in the commercial and agricultural real estate sectors will continue to influence the performance of our investments in these sectors. These factors and others beyond our control could have a material adverse effect on our consolidated results of operations, financial condition, liquidity or cash flows through net investment income, realized investment losses and impairments.

Our primary foreign currency exchange risks are described under “— Fluctuations in Foreign Currency Exchange Rates Could Negatively Affect Our Profitability.” Significant declines in equity prices, changes in U.S. interest rates, changes in credit spreads, and changes in foreign currency exchange rates could have a material adverse effect on our consolidated results of operations, financial condition or liquidity. Changes in these factors, which are significant risks to us, can affect our net investment income in any period, and such changes can be substantial. A portion of our investments are made in leveraged buy-out funds, hedge funds and other private equity funds reported within other limited partnership interests, many of which make private equity investments. The amount and timing of net investment income from such investment funds tends to be uneven as a result of the performance of the underlying investments, including private equity investments. The timing of distributions from the funds, which depends on particular events relating to the underlying investments, as well as the funds’ schedules for making distributions and their needs for cash, can be difficult to predict. As a result, the amount of net investment income that we record from these investments can vary substantially from quarter to quarter. Recent equity, real estate and credit market volatility have further reduced net investment income and related yields for these types of investments and we may continue to experience reduced net investment income due to continued volatility in the equity, real estate and credit markets in 2010. Although the disruption in the global financial markets has moderated, not all global financial markets are functioning normally and some remain reliant upon government intervention and liquidity. Continuing challenges include continued weakness in the U.S. real estate market and increased mortgage loan delinquencies, investor anxiety over the U.S. and European economies, rating agency downgrades of various structured products and financial issuers, unresolved issues with structured investment vehicles and monoline financial guarantee insurers, deleveraging of financial institutions and hedge funds and a serious dislocation in the inter-bank market. If there is a resumption of significant volatility in the markets, it could cause changes in interest rates, declines in equity prices, and the strengthening or weakening of foreign currencies against the U.S. dollar which, individually or in tandem, could have a material adverse effect on our consolidated results of operations, financial condition, liquidity or cash flows through realized investment losses, impairments, and changes in unrealized loss positions.

Changes in Market Interest Rates May Significantly Affect Our Profitability

Some of our products, principally traditional whole life insurance, fixed annuities and guaranteed interest contracts, expose us to the risk that changes in interest rates will reduce our investment margin or “spread,” or the difference between the amounts that we are required to pay under the contracts in our general account and the rate of return we are able to earn on general account investments intended to support obligations under the contracts. Our spread is a key component of our net income.

As interest rates decrease or remain at low levels, we may be forced to reinvest proceeds from investments that have matured or have been prepaid or sold at lower yields, reducing our investment margin. Moreover, borrowers may prepay or redeem the fixed income securities, commercial or agricultural mortgage loans and mortgage-backed securities in our investment portfolio with greater frequency in order to borrow at lower market rates, which exacerbates this risk. Lowering interest crediting rates can help offset decreases in investment margins on some products. However, our ability to lower these rates could be limited by competition or contractually guaranteed minimum rates and may not match the timing or magnitude of changes in asset yields. As a result, our spread could decrease or potentially become negative. Our expectation for future spreads is an important component in the amortization of DAC and VOBA, and significantly lower spreads may cause us to accelerate amortization, thereby reducing net income in the affected reporting period. In addition, during periods of declining interest rates, life insurance and annuity products may be relatively more attractive investments to consumers, resulting in increased premium payments on products with flexible premium features, repayment of policy loans and increased persistency, or a higher percentage of insurance policies remaining in force from year to year, during a period when our new investments carry lower returns. A decline in market interest rates could also reduce our return on investments that do not support particular policy obligations. Accordingly, declining interest rates may materially adversely affect our results of operations, financial position and cash flows and significantly reduce our profitability.

The sufficiency of our life insurance statutory reserves in Taiwan is highly sensitive to interest rates and other related assumptions. This is due to the sustained low interest rate environment in Taiwan coupled with long-term interest rate guarantees of approximately 6% embedded in the life and health contracts sold prior to 2003 and the lack of availability of long-duration investments in the Taiwanese capital markets to match such long-duration liabilities. The key assumptions include current Taiwan government bond yield rates increasing from current levels of 1.8% to 3.0% over the next ten years, a modest increase in lapse rates, mortality and morbidity levels remaining consistent with recent experience, and U.S. dollar-denominated investments making up 35% of total assets backing life insurance statutory reserves. Current statutory reserve adequacy analysis shows that provisions are adequate; however, adverse changes in key assumptions for interest rates, lapse experience and mortality and morbidity levels could lead to a need to strengthen reserves.

Increases in market interest rates could also negatively affect our profitability. In periods of rapidly increasing interest rates, we may not be able to replace, in a timely manner, the investments in MetLife’s general account with higher yielding investments needed to fund the higher crediting rates necessary to keep interest sensitive products competitive. We, therefore, may have to accept a lower spread and, thus, lower profitability or face a decline in sales and greater loss of existing contracts and related assets. In addition, policy loans, surrenders and withdrawals may tend to increase as policyholders seek investments with higher perceived returns as interest rates rise. This process may result in cash outflows requiring that we sell investments at a time when the prices of those investments are adversely affected by the increase in market interest rates, which may result in realized investment losses.

Unanticipated withdrawals and terminations may cause us to accelerate the amortization of DAC and VOBA, which reduces net income. An increase in market interest rates could also have a material adverse effect on the value of our investment portfolio, for example, by decreasing the estimated fair values of the fixed income securities that comprise a substantial portion of our investment portfolio. Lastly, an increase in interest rates could result in decreased fee income associated with a decline in the value of variable annuity account balances invested in fixed income funds.

Some of Our Investments Are Relatively Illiquid and Are in Asset Classes That Have Been Experiencing Significant Market Valuation Fluctuations

We hold certain investments that may lack liquidity, such as privately-placed fixed maturity securities; mortgage loans; policy loans and leveraged leases; equity real estate, including real estate joint ventures and funds; and other limited partnership interests. These asset classes represented 31.5% of the carrying value of our total cash and investments at June 30, 2010. Even some of our very high quality investments have been more illiquid as a result of the current market conditions. If we require significant amounts of cash on short notice in excess of normal cash requirements or are required to post or return cash collateral in connection with our investment portfolio, derivatives transactions or securities lending program, we may have difficulty selling these investments in a timely manner, be forced to sell them for less than we otherwise would have been able to realize, or both. The reported value of our relatively illiquid types of investments, our investments in the asset classes described above and, at times, our high quality, generally liquid asset classes, do not necessarily reflect the lowest current market price for the asset. If we were forced to sell certain of our investments in the current market, there can be no assurance that we will be able to sell them for the prices at which we have recorded them and we could be forced to sell them at significantly lower prices.

Our Participation in a Securities Lending Program Subjects Us to Potential Liquidity and Other Risks

We participate in a securities lending program whereby blocks of securities, which are included in fixed maturity securities and short-term investments, are loaned to third parties, primarily brokerage firms and commercial banks. We generally obtain collateral in an amount equal to 102% of the estimated fair value of the loaned securities, which is obtained at the inception of a loan and maintained at a level greater than or equal to 100% for the duration of the loan. Returns of loaned securities by the third parties would require us to return the cash collateral associated with such loaned securities. In addition, in some cases, the maturity of the securities held as invested collateral (i.e., securities that we have purchased with cash collateral received from the third parties) may exceed the term of the related securities on loan and the estimated fair value may fall below the amount of cash received as collateral and invested. If we are required to return significant amounts of cash collateral on short notice and we are forced to sell securities to meet the return obligation, we may have difficulty selling such collateral that is invested in securities in a timely manner, be forced to sell securities in a volatile or illiquid market for less than we otherwise would have been able to realize under normal market conditions, or both. In addition, under stressful capital market and economic conditions, liquidity broadly deteriorates, which may further restrict our ability to sell securities. If we decrease the amount of our securities lending activities over time, the amount of net investment income generated by these activities will also likely decline.

Our Requirements to Pledge Collateral or Make Payments Related to Declines in Estimated Fair Value of Specified Assets May Adversely Affect Our Liquidity and Expose Us to Counterparty Credit Risk

Some of our transactions with financial and other institutions specify the circumstances under which the parties are required to pledge collateral related to any decline in the estimated fair value of the specified assets. In addition, under the terms of some of our transactions, we may be required to make payments to our counterparties related to any decline in the estimated fair value of the specified assets. The amount of collateral we may be required to pledge and the payments we may be required to make under these agreements may increase under certain circumstances, which could adversely affect our liquidity.

Gross Unrealized Losses on Fixed Maturity and Equity Securities May Be Realized or Result in Future Impairments, Resulting in a Reduction in Our Net Income

Fixed maturity and equity securities classified as available-for-sale, except trading securities, are reported at their estimated fair value. Unrealized gains or losses on available-for-sale securities are recognized as a component of other comprehensive income (loss) and are, therefore, excluded from net income. Our gross unrealized losses on fixed maturity and equity securities at June 30, 2010 were $7.0 billion. The portion of the $7.0 billion of gross unrealized losses for fixed maturity and equity securities where the estimated fair value has declined and remained below amortized cost or cost by 20% or more for six months or greater was $3.1 billion at June 30, 2010. The accumulated change in estimated fair value of these available-for-sale securities is recognized in net income when the gain or loss is realized upon the sale of the security or in the event that the decline in estimated fair value is determined to be other-than-temporary and an impairment charge to earnings is taken. Realized losses or impairments may have a material adverse effect on our net income in a particular quarterly or annual period.

The Determination of the Amount of Allowances and Impairments Taken on Our Investments is Highly Subjective and Could Materially Impact Our Results of Operations or Financial Position

The determination of the amount of allowances and impairments varies by investment type and is based upon our periodic evaluation and assessment of known and inherent risks associated with the respective asset class. Such evaluations and assessments are revised as conditions change and new information becomes available. We update our evaluations regularly and reflect changes in allowances and impairments in net investment losses as such evaluations are revised. There can be no assurance that we have accurately assessed the level of impairments taken and allowances provided as reflected in our consolidated financial statements. Furthermore, additional impairments may need to be taken or allowances provided for in the future. Historical trends may not be indicative of future impairments or allowances.

For example, the cost of our fixed maturity and equity securities is adjusted for impairments deemed to be other-than-temporary that are charged to earnings in the period in which the determination is made. The assessment of whether impairments have occurred is based on our case-by-case evaluation of the underlying reasons for the decline in estimated fair value. The review of our fixed maturity and equity securities for impairments includes an analysis of the total gross unrealized losses by three categories of securities: (i) securities where the estimated fair value has declined and remained below cost or amortized cost by less than 20%; (ii) securities where the estimated fair value has declined and remained below cost or amortized cost by 20% or more for less than six months; and (iii) securities where the estimated fair value has declined and remained below cost or amortized cost by 20% or more for six months or greater.

Additionally, we consider a wide range of factors about the security issuer and use our best judgment in evaluating the cause of the decline in the estimated fair value of the security and in assessing the prospects for near term recovery. Inherent in our evaluation of the security are assumptions and estimates about the operations of the issuer and its future earnings potential. Considerations in the impairment evaluation process include, but are not limited to: (i) the length of time and the extent to which the estimated fair value has been below cost or amortized cost; (ii) the potential for impairments of securities when the issuer is experiencing significant financial difficulties; (iii) the potential for impairments in an entire industry sector or sub-sector; (iv) the potential for impairments in certain economically depressed geographic locations; (v) the potential for impairments of securities where the issuer, series of issuers or industry has suffered a catastrophic type of loss or has exhausted natural resources; (vi) with respect to fixed maturity securities, whether we have the intent to sell or will more likely than not be required to sell a particular security before recovery of the decline in estimated fair value below amortized cost; (vii) with respect to equity securities, whether we have the ability and intent to hold a particular security for a period of time sufficient to allow for the recovery of its estimated fair value to an amount at least equal to its cost; (viii) unfavorable changes in forecasted cash flows on mortgage-backed and asset-backed securities; and (ix) other subjective factors, including concentrations and information obtained from regulators and rating agencies.

Defaults on Our Mortgage Loans and Volatility in Performance May Adversely Affect Our Profitability

Our mortgage loans face default risk and are principally collateralized by commercial, agricultural and residential properties, as well as automobiles. The carrying value of mortgage loans is stated at original cost net of repayments, amortization of premiums, accretion of discounts and valuation allowances, except for residential mortgage loans held-for-sale accounted for under the fair value option which are carried at estimated fair value, as determined on a recurring basis, and certain commercial and residential mortgage loans carried at the lower of cost or estimated fair value, as determined on a nonrecurring basis. We establish valuation allowances for estimated impairments at the balance sheet date. Such valuation allowances are based on the excess carrying value of the loan over the present value of expected future cash flows discounted at the loan’s original effective interest rate, the estimated fair value of the loan’s collateral if the loan is in the process of foreclosure or otherwise collateral dependent, or the loan’s observable market price. We also establish valuation allowances for loan losses for pools of loans with similar risk characteristics, such as property types, or loans having similar loan-to-value ratios and debt service coverage ratios, when based on past experience, it is probable that a credit event has occurred and the amount of the loss can be reasonably estimated. These valuation allowances are based on loan risk characteristics, historical default rates and loss severities, real estate market fundamentals and outlook as well as other relevant factors. At June 30, 2010, loans that were either delinquent or in the process of foreclosure totaled less than 0.7% of our mortgage loan investments. The performance of our mortgage loan investments, however, may fluctuate in the future. In addition, substantially all of our mortgage loans held-for-investment have balloon payment maturities. An increase in the default rate of our mortgage loan investments could have a material adverse effect on our business, results of operations and financial condition through realized investment losses or increases in our valuation allowances.

Further, any geographic or sector concentration of our mortgage loans may have adverse effects on our investment portfolios and consequently on our consolidated results of operations or financial condition. While we seek to mitigate this risk by having a broadly diversified portfolio, events or developments that have a negative effect on any particular geographic region or sector may have a greater adverse effect on the investment portfolios to the extent that the portfolios are concentrated. Moreover, our ability to sell assets relating to such particular groups of related assets may be limited if other market participants are seeking to sell at the same time. In addition, legislative proposals that would allow or require modifications to the terms of mortgage loans could be enacted. We cannot predict whether these proposals will be adopted, or what impact, if any, such proposals or, if enacted, such laws, could have on our business or investments.

The Impairment of Other Financial Institutions Could Adversely Affect Us

We have exposure to many different industries and counterparties, and routinely execute transactions with counterparties in the financial services industry, including brokers and dealers, commercial banks, investment banks, hedge funds and other investment funds and other institutions. Many of these transactions expose us to credit risk in the event of default of our counterparty. In addition, with respect to secured transactions, our credit risk may be exacerbated when the collateral held by us cannot be realized or is liquidated at prices not sufficient to recover the full amount of the loan or derivative exposure due to us. We also have exposure to these financial institutions in the form of unsecured debt instruments, non-redeemable and redeemable preferred securities, derivative transactions, joint venture, hedge fund and equity investments. Further, potential action by governments and regulatory bodies in response to the financial crisis affecting the global banking system and financial markets, such as investment, nationalization, conservatorship, receivership and other intervention, whether under existing legal authority or any new authority that may be created, could negatively impact these instruments, securities, transactions and investments. There can be no assurance that any such losses or impairments to the carrying value of these investments would not materially and adversely affect our business and results of operations.

We Face Unforeseen Liabilities, Asset Impairments or Rating Actions Arising from Possible Acquisitions and Dispositions of Businesses or Difficulties Integrating Such Businesses

We have engaged in dispositions and acquisitions of businesses in the past, and expect to continue to do so in the future. We entered into the Stock Purchase Agreement dated as of March 7, 2010 to acquire the Alico Business. There could be unforeseen liabilities or asset impairments, including goodwill impairments, that arise in connection with the businesses that we may sell or the businesses that we may acquire in the future. In addition, there may be liabilities or asset impairments that we fail, or are unable, to discover in the course of performing due diligence investigations on each business that we have acquired or may acquire. Furthermore, the use of our own funds as consideration in any acquisition would consume capital resources that would no longer be available for other corporate purposes. We also may not be able to raise sufficient funds to consummate an acquisition if, for example, we are unable to sell our securities or close related bridge credit facilities. Moreover, as a result of uncertainty and risks associated with potential acquisitions and dispositions of businesses, rating agencies may take certain actions with respect to the ratings assigned to MetLife, Inc. and/or its subsidiaries.

Our ability to achieve certain benefits we anticipate from any acquisitions of businesses will depend in large part upon our ability to successfully integrate such businesses in an efficient and effective manner. We may not be able to integrate such businesses smoothly or successfully, and the process may take longer than expected. The integration of operations may require the dedication of significant management resources, which may distract management’s attention from day-to-day business. If we are unable to successfully integrate the operations of such acquired businesses, we may be unable to realize the benefits we expect to achieve as a result of such acquisitions and our business and results of operations may be less than expected. See “— Risks Relating to the Acquisition of the Alico Business” and “—  We May Experience Difficulties in Integrating the Alico Business, Including Its Joint Venture and Other Arrangements with Third Parties.”

Fluctuations in Foreign Currency Exchange Rates Could Negatively Affect Our Profitability

We are exposed to risks associated with fluctuations in foreign currency exchange rates against the U.S. dollar resulting from our holdings of non-U.S. dollar denominated investments, investments in foreign subsidiaries and net income from foreign operations and issuance of non-U.S. dollar denominated instruments, including guaranteed interest contracts and funding agreements. These risks relate to potential decreases in estimated fair value and income resulting from a strengthening or weakening in foreign exchange rates versus the U.S. dollar. In general, the weakening of foreign currencies versus the U.S. dollar will adversely affect the estimated fair value of our non-U.S. dollar denominated investments, our investments in foreign subsidiaries, and our net income from foreign operations. Although we use foreign currency swaps and forward contracts to mitigate foreign currency exchange rate risk, we cannot provide assurance that these methods will be effective or that our counterparties will perform their obligations.

From time to time, various emerging market countries have experienced severe economic and financial disruptions, including significant devaluations of their currencies. Our exposure to foreign exchange rate risk is exacerbated by our investments in certain emerging markets.

Historically, we have matched substantially all of our foreign currency liabilities in our foreign subsidiaries with investments denominated in their respective foreign currency, which limits the effect of currency exchange rate fluctuation on local operating results; however, fluctuations in such rates affect the translation of these results into our U.S. dollar basis consolidated financial statements. Although we take certain actions to address this risk, foreign currency exchange rate fluctuation could materially adversely affect our reported results due to unhedged positions or the failure of hedges to effectively offset the impact of the foreign currency exchange rate fluctuation.

The Acquisition will increase our exposure to risks associated with fluctuations in foreign currency exchange rates against the U.S. dollar and increase our exposure to emerging markets. Fluctuations in the yen/ U.S. dollar exchange rate can have a significant effect on our reported financial position and results of operations following the Acquisition because the Alico Business has substantial operations in Japan and a significant portion of its premiums and investment income are received in yen. Claims and expenses are also paid in yen and the Alico Business primarily purchases yen-denominated assets to support yen-denominated policy liabilities. These and other yen-denominated financial statement items are, however, translated into U.S. dollars for financial reporting purposes. Accordingly, fluctuations in the yen/U.S. dollar exchange rate can have a significant effect on our reported financial position and results of operations following the Acquisition. See “— Risks Relating to the Acquisition of the Alico Business — We Are and, Following the Acquisition, Will Be Subject to the Risk of Exchange Rate Fluctuations Owing to the Geographical Diversity of Our Combined Business.”

Our International Operations Face Political, Legal, Operational and Other Risks, Including Exposure to Local and Regional Economic Conditions, That Could Negatively Affect Those Operations or Our Profitability

Our international operations face political, legal, operational and other risks that we do not face in our domestic operations. We face the risk of discriminatory regulation, nationalization or expropriation of assets, price controls and exchange controls or other restrictions that prevent us from transferring funds from these operations out of the countries in which they operate or converting local currencies we hold into U.S. dollars or other currencies. Some of our foreign insurance operations are, and are likely to continue to be, in emerging markets where these risks are heightened. In addition, we rely on local sales forces in these countries and may encounter labor problems resulting from workers’ associations and trade unions in some countries. In Japan, China and India we operate with local business partners with the resulting risk of managing partner relationships to the business objectives. If our business model is not successful in a particular country, we may lose all or most of our investment in building and training the sales force in that country. The Acquisition will increase our exposure to these risks.

We are expanding our international operations in certain markets where we operate and in selected new markets. This may require considerable management time, as well as start-up expenses for market development before any significant revenues and earnings are generated. Operations in new foreign markets may achieve low margins or may be unprofitable, and expansion in existing markets may be affected by local economic and market conditions. Therefore, as we expand internationally, we may not achieve expected operating margins and our results of operations may be negatively impacted.

In addition, in recent years, the operating environment in Argentina has been very challenging. In Argentina, we were formerly principally engaged in the pension business. In December 2008, the Argentine government nationalized private pensions and seized the pension funds’ investments, eliminating the private pensions business in Argentina. As a result, we have experienced and will continue to experience reductions in the operation’s revenues and cash flows. The Argentine government now controls all assets which previously were managed by our Argentine pension operations. Further governmental or legal actions related to our operations in Argentina could negatively impact our operations in Argentina and result in future losses.

Following the Acquisition, we will have market presence in 64 different countries, up from 17, at present, and increased exposure to risks posed by local and regional economic conditions. Europe has recently experienced a deep recession and countries such as Italy, Spain, Portugal, Ireland and, in particular, Greece, have been particularly affected by the recession, resulting in increased national debts and depressed economic activity. The Alico Business has significant operations and investments in these countries which could be adversely affected by economic developments such as higher taxes, growing inflation, decreasing government spending, rising unemployment and currency instability.

In addition to fluctuations in the yen/U.S. dollar exchange rate discussed above, we will face increased exposure to the Japanese markets after completion of the Acquisition as a result of the Alico Business’ considerable presence there. Deterioration in Japan’s economic recovery could have an adverse effect on our results of operations and financial condition following the Acquisition.

The Alico Business also has significant operations in the Middle East where the legal systems and regulatory frameworks are still evolving. Following the completion of the Acquisition, lack of legal certainty in the region will expose our operations to increased risk of adverse or unpredictable actions by regulators and may make it more difficult for us to enforce our contracts, which may negatively impact our business in this region. See also “— Changes in Market Interest Rates May Significantly Affect Our Profitability” regarding the impact of low interest rates on our Taiwanese operations.

As a Holding Company, MetLife, Inc. Depends on the Ability of Its Subsidiaries to Transfer Funds to It to Meet Its Obligations and Pay Dividends

MetLife, Inc. is a holding company for its insurance and financial subsidiaries and does not have any significant operations of its own. Dividends from its subsidiaries and permitted payments to it under its tax sharing arrangements with its subsidiaries are its principal sources of cash to meet its obligations and to pay preferred and common stock dividends. If the cash MetLife, Inc. receives from its subsidiaries is insufficient for it to fund its debt service and other holding company obligations, MetLife, Inc. may be required to raise cash through the incurrence of debt, the issuance of additional equity or the sale of assets.

The payment of dividends and other distributions to MetLife, Inc. by its insurance subsidiaries is regulated by insurance laws and regulations. In general, dividends in excess of prescribed limits require insurance regulatory approval. In addition, insurance regulators may prohibit the payment of dividends or other payments by its insurance subsidiaries to MetLife, Inc. if they determine that the payment could be adverse to our policyholders or contractholders. The payment of dividends and other distributions by insurance companies is also influenced by business conditions and rating agency considerations.

Any payment of interest, dividends, distributions, loans or advances by our foreign subsidiaries to MetLife, Inc. could be subject to taxation or other restrictions on dividends or repatriation of earnings under applicable law, monetary transfer restrictions and foreign currency exchange regulations in the jurisdiction in which such foreign subsidiaries operate. See “— Our International Operations Face Political, Legal, Operational and Other Risks, Including Exposure to Local and Regional Economic Conditions That Could Negatively Affect Those Operations or Our Profitability.”

A Downgrade or a Potential Downgrade in Our Financial Strength or Credit Ratings Could Result in a Loss of Business and Materially Adversely Affect Our Financial Condition and Results of Operations

Financial strength ratings, which various Nationally Recognized Statistical Rating Organizations (each, an “NRSRO”) publish as indicators of an insurance company’s ability to meet contractholder and policyholder obligations, are important to maintaining public confidence in our products, our ability to market our products and our competitive position.

Downgrades in our financial strength ratings could have a material adverse effect on our financial condition and results of operations in many ways, including:

•	reducing new sales of insurance products, annuities and other investment products;

•	adversely affecting our relationships with our sales force and independent sales intermediaries;

•	materially increasing the number or amount of policy surrenders and withdrawals by contractholders and policyholders;

•	requiring us to reduce prices for many of our products and services to remain competitive; and

•	adversely affecting our ability to obtain reinsurance at reasonable prices or at all.

In addition to the financial strength ratings of our insurance subsidiaries, various NRSROs also publish credit ratings for MetLife, Inc. and several of its subsidiaries. Credit ratings are indicators of a debt issuer’s ability to meet the terms of debt obligations in a timely manner and are important factors in our overall funding profile and ability to access certain types of liquidity. Downgrades in our credit ratings could have a material adverse effect on our financial condition and results of operations in many ways, including adversely limiting our access to capital markets, potentially increasing the cost of debt, and requiring us to post collateral. For example, with respect to derivative transactions with credit ratings downgrade triggers, a one-notch downgrade would have increased our derivative collateral requirements by $67 million at June 30, 2010. Also, $438 million of liabilities associated with funding agreements and other capital market products were subject to credit ratings downgrade triggers that permit early termination subject to a notice period of 90 days.

In view of the difficulties experienced during 2008 and 2009 by many financial institutions, including our competitors in the insurance industry, we believe it is possible that the NRSROs will continue to heighten the level of scrutiny that they apply to such institutions, will continue to increase the frequency and scope of their credit reviews, will continue to request additional information from the companies that they rate, and may adjust upward the capital and other requirements employed in the NRSRO models for maintenance of certain ratings levels. Rating agencies use an “outlook statement” of “positive,” “stable,” “negative” or “developing” to indicate a medium- or long-term trend in credit fundamentals which, if continued, may lead to a ratings change. A rating may have a “stable” outlook to indicate that the rating is not expected to change; however, a “stable” rating does not preclude a rating agency from changing a rating at any time, without notice. Certain rating agencies assign rating modifiers such as “CreditWatch” or “Under Review” to indicate their opinion regarding the potential direction of a rating. These ratings modifiers are generally assigned in connection with certain events such as potential mergers and acquisitions, or material changes in a company’s results, in order for the rating agencies to perform their analyses to fully determine the rating implications of the event. Certain rating agencies have recently implemented rating actions, including downgrades, outlook changes and modifiers, for MetLife, Inc.’s and certain of its subsidiaries’ insurer financial strength and credit ratings.

In February 2010, Fitch Ratings downgraded by one-notch the ratings of MetLife, Inc. and its subsidiaries. In February 2010, Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, and

A.M. Best each placed the ratings of MetLife, Inc. and its subsidiaries on “CreditWatch with negative implications” and “Under Review with negative implications,” respectively, based on the announcement of the Acquisition. In March, 2010, Moody’s changed the ratings outlook of MetLife, Inc. and its subsidiaries from stable to negative outlook. We believe that all the NRSROs will continue to review our ratings in light of the Acquisition and may take further action at, or in anticipation of, the consummation of the Acquisition.

On July 1, 2010, Moody’s published revised guidance called “Revisions to Moody’s Hybrid Tool Kit” (the “Guidance”) for assigning equity credit to so-called hybrid securities, i.e., securities with both debt and equity characteristics (“Hybrids”). Moody’s evaluates Hybrids using certain specified criteria and then places each such security into a “basket”, with a specific percentage of debt and equity being associated with each basket, which is then used to adjust full sets of financial statements for purposes of, among other things, calculating the issuing company’s financial leverage. Under the Guidance, Hybrids are one element that Moody’s considers within the context of an issuer’s overall credit profile. We currently have approximately $5.3 billion of Hybrids outstanding, which includes approximately $3.2 billion of junior subordinated debt securities and $2.1 billion of preferred stock. Application of the Guidance will likely result in Moody’s significantly reducing the amount of equity credit it assigns to these securities and to the Equity Units to be issued to ALICO Holdings in connection with the Acquisition. We do not expect at this time, as a result of the Guidance, a reduction in Moody’s equity treatment of our existing Hybrids or, once issued, the Equity Units, would result in any material negative impact on MetLife, Inc.’s credit rating or the financial strength ratings of its insurance company subsidiaries. However, if we decided to increase our adjusted capital as a result of the application of the Guidance, we may seek to (i) issue additional common equity or higher equity content Hybrids satisfying the Guidance’s revised rating criteria, (ii) redeem, repurchase or restructure existing Hybrids, and/or (iii) modify the terms of the Equity Units in order to achieve the desired equity treatment or otherwise take into account the application of the Guidance. Any sale of additional common equity would have a dilutive effect on our common stockholders and any modification of the terms of the Equity Units could involve negotiations with ALICO Holdings, AIG and the lenders in our bridge loan facility.

We cannot predict what actions rating agencies may take, or what actions we may take in response to the actions of rating agencies, which could adversely affect our business. As with other companies in the financial services industry, our ratings could be downgraded at any time and without any notice by any NRSRO.

An Inability to Access Our Credit Facilities Could Result in a Reduction in Our Liquidity and Lead to Downgrades in Our Credit and Financial Strength Ratings

We have a $2.85 billion five-year revolving credit facility that matures in June 2012, as well as other facilities which we enter into in the ordinary course of business. In addition, concurrently with our entry into the agreement to acquire the Alico Business, we signed a commitment letter (amended and restated on March 16, 2010) with various financial institutions for a senior credit facility in an aggregate principal amount of up to $5.0 billion (the “Senior Credit Facility”). The Senior Credit Facility will be used to finance any portion of the cash component of the purchase price of the Acquisition that is not financed with sales of MetLife, Inc.’s securities or cash on hand. An amount equal to 100% of the proceeds of sales of MetLife, Inc.’s securities, less certain ordinary-course transactions, will be applied to prepay any loans under the Senior Credit Facility and, if such proceeds or commitments are received on or prior to the date of the closing of the Acquisition, will permanently reduce dollar-for-dollar the commitments, if any, of the lenders under the Senior Credit Facility.

We rely on our credit facilities as a potential source of liquidity. The availability of these facilities could be critical to our credit and financial strength ratings and our ability to meet our obligations as they come due in a market when alternative sources of credit are tight. The credit facilities contain certain administrative, reporting, legal and financial covenants. We must comply with covenants under our credit facilities (including the $2.85 billion five-year revolving credit facility), including a requirement to maintain a specified minimum consolidated net worth.

Our right to make borrowings under these facilities is subject to the fulfillment of certain important conditions, including our compliance with all covenants, and our ability to borrow under these facilities is also subject to the continued willingness and ability of the lenders that are parties to the facilities to provide funds. Our failure to comply with the covenants in the credit facilities or fulfill the conditions to borrowings, or the failure of lenders to fund their lending commitments (whether due to insolvency, illiquidity or other reasons) in the amounts provided for under the terms of the facilities, would restrict our ability to access these credit facilities when needed and, consequently, could have a material adverse effect on our financial condition and results of operations.

Defaults, Downgrades or Other Events Impairing the Carrying Value of Our Fixed Maturity or Equity Securities Portfolio May Reduce Our Earnings

We are subject to the risk that the issuers, or guarantors, of fixed maturity securities we own may default on principal and interest payments they owe us. We are also subject to the risk that the underlying collateral within loan-backed securities, including mortgage-backed securities, may default on principal and interest payments causing an adverse change in cash flows paid to our investment. Fixed maturity securities represent a significant portion of our investment portfolio. The occurrence of a major economic downturn, acts of corporate malfeasance, widening risk spreads, or other events that adversely affect the issuers, guarantors or underlying collateral of these securities could cause the estimated fair value of our fixed maturity securities portfolio and our earnings to decline and the default rate of the fixed maturity securities in our investment portfolio to increase. A ratings downgrade affecting issuers or guarantors of particular securities, or similar trends that could worsen the credit quality of issuers, such as the corporate issuers of securities in our investment portfolio, could also have a similar effect. With economic uncertainty, credit quality of issuers or guarantors could be adversely affected. Similarly, a ratings downgrade affecting asset-backed securities (“ABS”) we hold could indicate the credit quality of that security has deteriorated and could increase the capital we must hold to support that security to maintain our risk-based capital levels. Any event reducing the estimated fair value of these securities other than on a temporary basis could have a material adverse effect on our business, results of operations and financial condition. Levels of writedowns or impairments are impacted by our assessment of intent to sell, or whether it is more likely than not that we will be required to sell, fixed maturity securities and the intent and ability to hold equity securities which have declined in value until recovery. If we determine to reposition or realign portions of the portfolio so as not to hold certain equity securities, or intend to sell or determine that it is more likely than not that we will be required to sell, certain fixed maturity securities in an unrealized loss position prior to recovery, then we will incur an other-than-temporary impairment charge in the period that the decision was made not to hold the equity security to recovery, or to sell, or the determination was made it is more likely than not that we will be required to sell the fixed maturity security.

Our Risk Management Policies and Procedures May Leave Us Exposed to Unidentified or Unanticipated Risk, Which Could Negatively Affect Our Business

Management of risk requires, among other things, policies and procedures to record properly and verify a large number of transactions and events. We have devoted significant resources to develop our risk management policies and procedures and expect to continue to do so in the future. Nonetheless, our policies and procedures may not be comprehensive. Many of our methods for managing risk and exposures are based upon the use of observed historical market behavior or statistics based on historical models. As a result, these methods may not fully predict future exposures, which can be significantly greater than our historical measures indicate. Other risk management methods depend upon the evaluation of information regarding markets, clients, catastrophe occurrence or other matters that is publicly available or otherwise accessible to us. This information may not always be accurate, complete, up-to-date or properly evaluated.

Reinsurance May Not Be Available, Affordable or Adequate to Protect Us Against Losses

As part of our overall risk management strategy, we purchase reinsurance for certain risks underwritten by our various business segments. While reinsurance agreements generally bind the reinsurer for the life of the business reinsured at generally fixed pricing, market conditions beyond our control determine the availability and cost of the reinsurance protection for new business. In certain circumstances, the price of reinsurance for business already reinsured may also increase. Any decrease in the amount of reinsurance will increase our risk of loss and any increase in the cost of reinsurance will, absent a decrease in the amount of reinsurance, reduce our earnings. Accordingly, we may be forced to incur additional expenses for reinsurance or may not be able to obtain sufficient reinsurance on acceptable terms, which could adversely affect our ability to write future business or result in the assumption of more risk with respect to those policies we issue.

If the Counterparties to Our Reinsurance or Indemnification Arrangements or to the Derivative Instruments We Use to Hedge Our Business Risks Default or Fail to Perform, We May Be Exposed to Risks We Had Sought to Mitigate, Which Could Materially Adversely Affect Our Financial Condition and Results of Operations

We use reinsurance, indemnification and derivative instruments to mitigate our risks in various circumstances. In general, reinsurance does not relieve us of our direct liability to our policyholders, even when the reinsurer is liable to us. Accordingly, we bear credit risk with respect to our reinsurers and indemnitors. We cannot provide assurance that our reinsurers will pay the reinsurance recoverables owed to us or that indemnitors will honor their obligations now or in the future or that they will pay these recoverables on a timely basis. A reinsurer’s or indemnitor’s insolvency, inability or unwillingness to make payments under the terms of reinsurance agreements or indemnity agreements with us could have a material adverse effect on our financial condition and results of operations.

In addition, we use derivative instruments to hedge various business risks. We enter into a variety of derivative instruments, including options, forwards, interest rate, credit default and currency swaps with a number of counterparties. If our counterparties fail or refuse to honor their obligations under these derivative instruments, our hedges of the related risk will be ineffective. This is a more pronounced risk to us in view of the stresses suffered by financial institutions over the past two years. Such failure could have a material adverse effect on our financial condition and results of operations.

Differences Between Actual Claims Experience and Underwriting and Reserving Assumptions May Adversely Affect Our Financial Results

Our earnings significantly depend upon the extent to which our actual claims experience is consistent with the assumptions we use in setting prices for our products and establishing liabilities for future policy benefits and claims. Our liabilities for future policy benefits and claims are established based on estimates by actuaries of how much we will need to pay for future benefits and claims. For life insurance and annuity products, we calculate these liabilities based on many assumptions and estimates, including estimated premiums to be received over the assumed life of the policy, the timing of the event covered by the insurance policy, the amount of benefits or claims to be paid and the investment returns on the investments we make with the premiums we receive. We establish liabilities for property and casualty claims and benefits based on assumptions and estimates of damages and liabilities incurred. To the extent that actual claims experience is less favorable than the underlying assumptions we used in establishing such liabilities, we could be required to increase our liabilities.

Due to the nature of the underlying risks and the high degree of uncertainty associated with the determination of liabilities for future policy benefits and claims, we cannot determine precisely the amounts which we will ultimately pay to settle our liabilities. Such amounts may vary from the estimated amounts, particularly when those payments may not occur until well into the future. We evaluate our liabilities periodically based on accounting requirements, which change from time to time, the assumptions used to establish the liabilities, as well as our actual experience. We charge or credit changes in our liabilities to expenses in the period the liabilities are established or re-estimated. If the liabilities originally established for future benefit payments prove inadequate, we must increase them. Such increases could affect earnings negatively and have a material adverse effect on our business, results of operations and financial condition.

Catastrophes May Adversely Impact Liabilities for Policyholder Claims and Reinsurance Availability

Our life insurance operations are exposed to the risk of catastrophic mortality, such as a pandemic or other event that causes a large number of deaths. Significant influenza pandemics have occurred three times in the last century, but neither the likelihood, timing, nor the severity of a future pandemic can be predicted. A significant pandemic could have a major impact on the global economy or the economies of particular countries or regions, including travel, trade, tourism, the health system, food supply, consumption, overall economic output and, eventually, on the financial markets. In addition, a pandemic that affected our employees or the employees of our distributors or of other companies with which we do business could disrupt our business operations. The effectiveness of external parties, including governmental and non-governmental organizations, in combating the spread and severity of such a pandemic could have a material impact on the losses experienced by us. In our group insurance operations, a localized event that affects the workplace of one or more of our group insurance customers could cause a significant loss due to mortality or morbidity claims. These events could cause a material adverse effect on our results of operations in any period and, depending on their severity, could also materially and adversely affect our financial condition.

Our Auto & Home business has experienced, and will likely in the future experience, catastrophe losses that may have a material adverse impact on the business, results of operations and financial condition of the Auto & Home segment. Although Auto & Home makes every effort to manage our exposure to catastrophic risks through volatility management and reinsurance programs, these efforts do not eliminate all risk. Catastrophes can be caused by various events, including pandemics, hurricanes, windstorms, earthquakes, hail, tornadoes, explosions, severe winter weather (including snow, freezing water, ice storms and blizzards), fires and man-made events such as terrorist attacks. Historically, substantially all of our catastrophe-related claims have related to homeowners coverages. However, catastrophes may also affect other Auto & Home coverages. Due to their nature, we cannot predict the incidence, timing and severity of catastrophes. In addition, changing climate conditions, primarily rising global temperatures, may be increasing, or may in the future increase, the frequency and severity of natural catastrophes such as hurricanes.

Hurricanes and earthquakes are of particular note for our homeowners coverages. Areas of major hurricane exposure include coastal sections of the northeastern United States (including lower New York, Connecticut, Rhode Island and Massachusetts), the Gulf Coast (including Alabama, Mississippi, Louisiana and Texas) and Florida. We also have some earthquake exposure, primarily along the New Madrid fault line in the central United States and in the Pacific Northwest.

The extent of losses from a catastrophe is a function of both the total amount of insured exposure in the area affected by the event and the severity of the event. Most catastrophes are restricted to small geographic areas; however, pandemics, hurricanes, earthquakes and man-made catastrophes may produce significant damage or loss of life in larger areas, especially those that are heavily populated. Claims resulting from natural or man-made catastrophic events could cause substantial volatility in our financial results for any fiscal quarter or year and could materially reduce our profitability or harm our financial condition. Also, catastrophic events could harm the financial condition of our reinsurers and thereby increase the probability of default on reinsurance recoveries. Our ability to write new business could also be affected. It is possible that increases in the value, caused by the effects of inflation or other factors, and geographic concentration of insured property, could increase the severity of claims from catastrophic events in the future.

Most of the jurisdictions in which our insurance subsidiaries are admitted to transact business require life and property and casualty insurers doing business within the jurisdiction to participate in guaranty associations, which are organized to pay contractual benefits owed pursuant to insurance policies issued by impaired, insolvent or failed insurers. These associations levy assessments, up to prescribed limits, on all member insurers in a particular state on the basis of the proportionate share of the premiums written by member insurers in the lines of business in which the impaired, insolvent or failed insurer is engaged. In addition, certain states have government owned or controlled organizations providing life and property and casualty insurance to their citizens. The activities of such organizations could also place additional stress on the adequacy of guaranty fund assessments. Many of these organizations also have the power to levy assessments similar to those of the guaranty associations described above. Some states permit member insurers to recover assessments paid through full or partial premium tax offsets.

While in the past five years, the aggregate assessments levied against MetLife, Inc.’s insurance subsidiaries have not been material, it is possible that a large catastrophic event could render such guaranty funds inadequate and we may be called upon to contribute additional amounts, which may have a material impact on our financial condition or results of operations in a particular period. We have established liabilities for guaranty fund assessments that we consider adequate for assessments with respect to insurers that are currently subject to insolvency proceedings, but additional liabilities may be necessary.

Consistent with industry practice and accounting standards, we establish liabilities for claims arising from a catastrophe only after assessing the probable losses arising from the event. We cannot be certain that the liabilities we have established will be adequate to cover actual claim liabilities. From time to time, states have passed legislation that has the effect of limiting the ability of insurers to manage risk, such as legislation restricting an insurer’s ability to withdraw from catastrophe-prone areas. While we attempt to limit our exposure to acceptable levels, subject to restrictions imposed by insurance regulatory authorities, a catastrophic event or multiple catastrophic events could have a material adverse effect on our business, results of operations and financial condition.

Our ability to manage this risk and the profitability of our property and casualty and life insurance businesses depends in part on our ability to obtain catastrophe reinsurance, which may not be available at commercially acceptable rates in the future. See “— Reinsurance May Not Be Available, Affordable or Adequate to Protect Us Against Losses.”

Our Statutory Reserve Financings May Be Subject to Cost Increases and New Financings May Be Subject to Limited Market Capacity

To support statutory reserves for several products, including, but not limited to, our level premium term life and universal life with secondary guarantees and MLIC’s closed block, we currently utilize capital markets solutions for financing a portion of our statutory reserve requirements. While we have financing facilities in place for our previously written business and have remaining capacity in existing facilities to support writings through the end of 2010 or later, certain of these facilities are subject to cost increases upon the occurrence of specified ratings downgrades of MetLife or are subject to periodic repricing. Any resulting cost increases could negatively impact our financial results.

Future capacity for these statutory reserve funding structures in the marketplace is not guaranteed. If capacity becomes unavailable for a prolonged period of time, hindering our ability to obtain funding for these new structures, our ability to write additional business in a cost effective manner may be impacted.

Competitive Factors May Adversely Affect Our Market Share and Profitability

Our business segments are subject to intense competition. We believe that this competition is based on a number of factors, including service, product features, scale, price, financial strength, claims-paying ratings, credit ratings, e-business capabilities and name recognition. We compete with a large number of other insurers, as well as non-insurance financial services companies, such as banks, broker-dealers and asset managers, for individual consumers, employers and other group customers and agents and other distributors of insurance and investment products. Some of these companies offer a broader array of products, have more competitive pricing or more attractive features in their products or, with respect to other insurers, have higher claims paying ability ratings. Some may also have greater financial resources with which to compete. National banks, which may sell annuity products of life insurers in some circumstances, also have pre-existing customer bases for financial services products. Many of our group insurance products are underwritten annually, and, accordingly, there is a risk that group purchasers may be able to obtain more favorable terms from competitors rather than renewing coverage with us. The effect of competition may, as a result, adversely affect the persistency of these and other products, as well as our ability to sell products in the future.

In addition, the investment management and securities brokerage businesses have relatively few barriers to entry and continually attract new entrants.

Finally, the choices made by the U.S. Treasury in the administration of EESA and in its distribution of amounts available thereunder may have had the effect of supporting some parts of the financial system more than others, and the new requirements imposed on the financial industry by Dodd-Frank could similarly have differential effects. See “— Actions of the U.S. Government, Federal Reserve Bank of New York and Other Governmental and Regulatory Bodies for the Purpose of Stabilizing and Revitalizing the Financial Markets and Protecting Investors and Consumers May Not Achieve the Intended Effect or Could Adversely Affect MetLife’s Competitive Position” and “— President Obama Recently Signed a Bill Providing for Comprehensive Reform of Financial Services Regulation in the United States, Various Aspects of Which Could Impact Our Business Operations, Capital Requirements and Profitability and Limit Our Growth.”

Industry Trends Could Adversely Affect the Profitability of Our Businesses

Our business segments continue to be influenced by a variety of trends that affect the insurance industry, including competition with respect to product features, price, distribution capability, customer service and information technology. The impact on our business and on the life insurance industry generally of the volatility and instability of the financial markets is difficult to predict, and our business plans, financial condition and results of operations may be negatively impacted or affected in other unexpected ways. In addition, the life insurance industry is subject to state regulation, and, as complex products are introduced, regulators may refine capital requirements and introduce new reserving standards. Furthermore, regulators have undertaken market and sales practices reviews of several markets or products, including variable annuities and group products. The market environment may also lead to changes in regulation that may benefit or disadvantage us relative to some of our competitors.

Consolidation of Distributors of Insurance Products May Adversely Affect the Insurance Industry and the Profitability of Our Business

The insurance industry distributes many of its individual products through other financial institutions such as banks and broker-dealers. An increase in bank and broker-dealer consolidation activity may negatively impact the industry’s sales, and such consolidation could increase competition for access to distributors, result in greater distribution expenses and impair our ability to market insurance products to our current customer base or to expand our customer base. Consolidation of distributors and/or other industry changes may also increase the likelihood that distributors will try to renegotiate the terms of any existing selling agreements to terms less favorable to us.

Our Valuation of Fixed Maturity, Equity and Trading Securities and Short-Term Investments May Include Methodologies, Estimations and Assumptions Which Are Subject to Differing Interpretations and Could Result in Changes to Investment Valuations That May Materially Adversely Affect Our Results of Operations or Financial Condition

Fixed maturity, equity, and trading securities and short-term investments which are reported at estimated fair value on the consolidated balance sheets represent the majority of our total cash and investments. We have categorized these securities into a three-level hierarchy, based on the priority of the inputs to the respective valuation technique.

The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). An asset or liability’s classification within the fair value hierarchy is based on the lowest level of significant input to its valuation. The input levels are as follows:

Level 1 — Unadjusted quoted prices in active markets for identical assets or liabilities. We define active markets based on average trading volume for equity securities. The size of the bid/ask spread is used as an indicator of market activity for fixed maturity securities.

Level 2 — Quoted prices in markets that are not active or inputs that are observable either directly or indirectly. Level 2 inputs include quoted prices for similar assets or liabilities other than quoted prices in Level 1; quoted prices in markets that are not active; or other inputs that are observable or can be derived principally from or corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 — Unobservable inputs that are supported by little or no market activity and are significant to the fair value of the assets or liabilities. Unobservable inputs reflect the reporting entity’s own assumptions about the assumptions that market participants would use in pricing the asset or liability. Level 3 assets and liabilities include financial instruments whose values are determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation.

At June 30, 2010, 8.6%, 84.2% and 7.2% of these securities represented Level 1, Level 2 and Level 3, respectively. The Level 1 securities primarily consist of certain U.S. Treasury, agency and government guaranteed fixed maturity securities; certain foreign government fixed maturity securities; exchange-traded common stock; certain trading securities; and certain short-term investments. The Level 2 assets include fixed maturity and equity securities priced principally through independent pricing services using observable inputs. These fixed maturity securities include most U.S. Treasury, agency and government guaranteed securities, as well as the majority of U.S. and foreign corporate securities, RMBS, CMBS, state and political subdivision securities, foreign government securities, and ABS. Equity securities classified as Level 2 primarily consist of non-redeemable preferred securities and certain equity securities where market quotes are available but are not considered actively traded and are priced by independent pricing services. We review the valuation methodologies used by the independent pricing services on an ongoing basis and ensure that any changes to valuation methodologies are justified. Level 3 assets include fixed maturity securities priced principally through independent non-binding broker quotations or market standard valuation methodologies using inputs that are not market observable or cannot be derived principally from or corroborated by observable market data. Level 3 consists of less liquid fixed maturity securities with very limited trading activity or where less price transparency exists around the inputs to the valuation methodologies including: U.S. and foreign corporate securities — including below investment grade private placements; RMBS; CMBS; and ABS — including all of those supported by sub-prime mortgage loans. Equity securities classified as Level 3 securities consist principally of nonredeemable preferred stock and common stock of companies that are privately held or companies for which there has been very limited trading activity or where less price transparency exists around the inputs to the valuation.

Prices provided by independent pricing services and independent non-binding broker quotations can vary widely even for the same security.

The determination of estimated fair values by management in the absence of quoted market prices is based on: (i) valuation methodologies; (ii) securities we deem to be comparable; and (iii) assumptions deemed appropriate given the circumstances. The fair value estimates are made at a specific point in time, based on available market information and judgments about financial instruments, including estimates of the timing and amounts of expected future cash flows and the credit standing of the issuer or counterparty. Factors considered in estimating fair value include: coupon rate, maturity, estimated duration, call provisions, sinking fund requirements, credit rating, industry sector of the issuer, and quoted market prices of comparable securities. The use of different methodologies and assumptions may have a material effect on the estimated fair value amounts.

During periods of market disruption including periods of significantly rising or high interest rates, rapidly widening credit spreads or illiquidity, it may be difficult to value certain of our securities, for example sub-prime mortgage-backed securities, mortgage-backed securities where the underlying loans are Alt-A and CMBS, if trading becomes less frequent and/or market data becomes less observable. In times of financial market disruption, certain asset classes that were in active markets with significant observable data may become illiquid. In such cases, more securities may fall to Level 3 and thus require more subjectivity and management judgment. As such, valuations may include inputs and assumptions that are less observable or require greater estimation, as well as valuation methods which are more sophisticated or require greater estimation thereby resulting in estimated fair values which may be greater or less than the amount at which the investments may be ultimately sold. Further, rapidly changing and unprecedented credit and equity market conditions could materially impact the valuation of securities as reported within our consolidated financial statements and the period-to-period changes in estimated fair value could vary significantly. Decreases in value may have a material adverse effect on our results of operations or financial condition.

If Our Business Does Not Perform Well, We May Be Required to Recognize an Impairment of Our Goodwill or Other Long-Lived Assets or to Establish a Valuation Allowance Against the Deferred Income Tax Asset, Which Could Adversely Affect Our Results of Operations or Financial Condition

Goodwill represents the excess of the amounts we paid to acquire subsidiaries and other businesses over the estimated fair value of their net assets at the date of acquisition. See “— If the Alico Business Does Not Perform Well or We Do Not Integrate It Successfully, We May Incur Significant Charges to Write Down the Goodwill Established in the Acquisition.” We test goodwill at least annually for impairment. Impairment testing is performed based upon estimates of the estimated fair value of the “reporting unit” to which the goodwill relates. The reporting unit is the operating segment or a business one level below that operating segment if discrete financial information is prepared and regularly reviewed by management at that level. The estimated fair value of the reporting unit is impacted by the performance of the business. The performance of our businesses may be adversely impacted by prolonged market declines. If it is determined that the goodwill has been impaired, we must write down the goodwill by the amount of the impairment, with a corresponding charge to net income. Such writedowns could have an adverse effect on our results of operations or financial position.

Long-lived assets, including assets such as real estate, also require impairment testing to determine whether changes in circumstances indicate that MetLife will be unable to recover the carrying amount of the asset group through future operations of that asset group or market conditions that will impact the estimated fair value of those assets. Such writedowns could have a material adverse effect on our results of operations or financial position. Deferred income tax represents the tax effect of the differences between the book and tax basis of assets and liabilities.

Deferred tax assets are assessed periodically by management to determine if they are realizable. Factors in management’s determination include the performance of the business including the ability to generate future taxable income. If based on available information, it is more likely than not that the deferred income tax asset will not be realized then a valuation allowance must be established with a corresponding charge to net income. Such charges could have a material adverse effect on our results of operations or financial position.

If Our Business Does Not Perform Well or if Actual Experience Versus Estimates Used in Valuing and Amortizing DAC, DSI and VOBA Vary Significantly, We May Be Required to Accelerate the Amortization and/or Impair the DAC, DSI and VOBA Which Could Adversely Affect Our Results of Operations or Financial Condition

We incur significant costs in connection with acquiring new and renewal business. Those costs that vary with and are primarily related to the production of new and renewal business are deferred and referred to as DAC. Bonus amounts credited to certain policyholders, either immediately upon receiving a deposit or as excess interest credits for a period of time, are referred to as DSI. The recovery of DAC and DSI is dependent upon the future profitability of the related business. The amount of future profit or margin is dependent principally on investment returns in excess of the amounts credited to policyholders, mortality, morbidity, persistency, interest crediting rates, dividends paid to policyholders, expenses to administer the business, creditworthiness of reinsurance counterparties and certain economic variables, such as inflation. Of these factors, we anticipate that investment returns are most likely to impact the rate of amortization of such costs. The aforementioned factors enter into management’s estimates of gross profits or margins, which generally are used to amortize such costs.

If the estimates of gross profits or margins were overstated, then the amortization of such costs would be accelerated in the period the actual experience is known and would result in a charge to income. Significant or sustained equity market declines could result in an acceleration of amortization of the DAC and DSI related to variable annuity and variable universal life contracts, resulting in a charge to income. Such adjustments could have a material adverse effect on our results of operations or financial condition.

VOBA reflects the estimated fair value of in-force contracts in a life insurance company acquisition and represents the portion of the purchase price that is allocated to the value of the right to receive future cash flows from the insurance and annuity contracts in-force at the acquisition date. VOBA is based on actuarially determined projections. Actual experience may vary from the projections. Revisions to estimates result in changes to the amounts expensed in the reporting period in which the revisions are made and could result in a charge to income. Also, as VOBA is amortized similarly to DAC and DSI, an acceleration of the amortization of VOBA would occur if the estimates of gross profits or margins were overstated. Accordingly, the amortization of such costs would be accelerated in the period in which the actual experience is known and would result in a charge to net income. Significant or sustained equity market declines could result in an acceleration of amortization of the VOBA related to variable annuity and variable universal life contracts, resulting in a charge to income. Such adjustments could have a material adverse effect on our results of operations or financial condition.

Changes in Accounting Standards Issued by the Financial Accounting Standards Board or Other Standard- Setting Bodies May Adversely Affect Our Financial Statements

Our financial statements are subject to the application of GAAP, which is periodically revised and/or expanded. Accordingly, from time to time we are required to adopt new or revised accounting standards issued by recognized authoritative bodies, including the Financial Accounting Standards Board. Market conditions have prompted accounting standard setters to expose new guidance which further interprets or seeks to revise accounting pronouncements related to financial instruments, structures or transactions, as well as to issue new standards expanding disclosures. The impact of accounting pronouncements that have been issued but not yet implemented is disclosed in our annual and quarterly reports on Form 10-K and Form 10-Q. An assessment of proposed standards is not provided as such proposals are subject to change through the exposure process and, therefore, the effects on our financial statements cannot be meaningfully assessed. It is possible that future accounting standards we are required to adopt could change the current accounting treatment that we apply to our consolidated financial statements and that such changes could have a material adverse effect on our financial condition and results of operations.

Changes in Our Discount Rate, Expected Rate of Return and Expected Compensation Increase Assumptions for Our Pension and Other Postretirement Benefit Plans May Result in Increased Expenses and Reduce Our Profitability

We determine our pension and other postretirement benefit plan costs based on our best estimates of future plan experience. These assumptions are reviewed regularly and include discount rates, expected rates of return on plan assets and expected increases in compensation levels and expected medical inflation. Changes in these assumptions may result in increased expenses and reduce our profitability.

Guarantees Within Certain of Our Products that Protect Policyholders Against Significant Downturns in Equity Markets May Decrease Our Earnings, Increase the Volatility of Our Results if Hedging or Risk Management Strategies Prove Ineffective, Result in Higher Hedging Costs and Expose Us to Increased Counterparty Risk

Certain of our variable annuity products include guaranteed benefits. These include guaranteed death benefits, guaranteed withdrawal benefits, lifetime withdrawal guarantees, guaranteed minimum accumulation benefits, and guaranteed minimum income benefits. Periods of significant and sustained downturns in equity markets, increased equity volatility, or reduced interest rates could result in an increase in the valuation of the future policy benefit or policyholder account balance liabilities associated with such products, resulting in a reduction to net income. We use reinsurance in combination with derivative instruments to mitigate the liability exposure and the volatility of net income associated with these liabilities, and while we believe that these and other actions have mitigated the risks related to these benefits, we remain liable for the guaranteed benefits in the event that reinsurers or derivative counterparties are unable or unwilling to pay. In addition, we are subject to the risk that hedging and other management procedures prove ineffective or that unanticipated policyholder behavior or mortality, combined with adverse market events, produces economic losses beyond the scope of the risk management techniques employed. These, individually or collectively, may have a material adverse effect on net income, financial condition or liquidity. We are also subject to the risk that the cost of hedging these guaranteed minimum benefits increases, resulting in a reduction to net income.

The valuation of certain of the foregoing liabilities (carried at fair value) includes an adjustment for nonperformance risk that reflects the credit standing of the issuing entity. This adjustment, which is not hedged, is based in part on publicly available information regarding credit spreads related to MetLife, Inc.’s debt, including credit default swaps. In periods of extreme market volatility, movements in these credit spreads can have a significant impact on net income.

We May Need to Fund Deficiencies in Our Closed Block; Assets Allocated to the Closed Block Benefit Only the Holders of Closed Block Policies

MLIC’s plan of reorganization, as amended (the “Plan”), required that we establish and operate an accounting mechanism, known as a closed block, to ensure that the reasonable dividend expectations of policyholders who own certain individual insurance policies of MLIC are met. We allocated assets to the closed block in an amount that will produce cash flows which, together with anticipated revenue from the policies included in the closed block, are reasonably expected to be sufficient to support obligations and liabilities relating to these policies, including, but not limited to, provisions for the payment of claims and certain expenses and tax, and to provide for the continuation of the policyholder dividend scales in effect for 1999, if the experience underlying such scales continues, and for appropriate adjustments in such scales if the experience changes. We cannot provide assurance that the closed block assets, the cash flows generated by the closed block assets and the anticipated revenue from the policies included in the closed block will be sufficient to provide for the benefits guaranteed under these policies. If they are not sufficient, we must fund the shortfall. Even if they are sufficient, we may choose, for competitive reasons, to support policyholder dividend payments with our general account funds.

The closed block assets, the cash flows generated by the closed block assets and the anticipated revenue from the policies in the closed block will benefit only the holders of those policies. In addition, to the extent that these amounts are greater than the amounts estimated at the time the closed block was funded, dividends payable in respect of the policies included in the closed block may be greater than they would be in the absence of a closed block. Any excess earnings will be available for distribution over time only to closed block policyholders.

Litigation and Regulatory Investigations Are Increasingly Common in Our Businesses and May Result in Significant Financial Losses and Harm to Our Reputation

We face a significant risk of litigation and regulatory investigations and actions in the ordinary course of operating our businesses, including the risk of class action lawsuits. Our pending legal and regulatory actions include proceedings specific to us and others generally applicable to business practices in the industries in which we operate. In connection with our insurance operations, plaintiffs’ lawyers may bring or are bringing class actions and individual suits alleging, among other things, issues relating to sales or underwriting practices, claims payments and procedures, product design, disclosure, administration, denial or delay of benefits and breaches of fiduciary or other duties to customers. Plaintiffs in class action and other lawsuits against us may seek very large or indeterminate amounts, including punitive and treble damages, and the damages claimed and the amount of any probable and estimable liability, if any, may remain unknown for substantial periods of time.

Due to the vagaries of litigation, the outcome of a litigation matter and the amount or range of potential loss at particular points in time may be inherently impossible to ascertain with any degree of certainty. Inherent uncertainties can include how fact finders will view individually and in their totality documentary evidence, the credibility and effectiveness of witnesses’ testimony, and how trial and appellate courts will apply the law in the context of the pleadings or evidence presented, whether by motion practice, or at trial or on appeal. Disposition valuations are also subject to the uncertainty of how opposing parties and their counsel will themselves view the relevant evidence and applicable law.

On a quarterly and annual basis, we review relevant information with respect to litigation and contingencies to be reflected in our consolidated financial statements. The review includes senior legal and financial personnel. Unless stated elsewhere herein, estimates of possible losses or ranges of loss for particular matters cannot in the ordinary course be made with a reasonable degree of certainty. Liabilities are established when it is probable that a loss has been incurred and the amount of the loss can be reasonably estimated.

Liabilities have been established for a number of matters noted in Note 8 of the Notes to the Interim Condensed Consolidated Financial Statements included in the Second Quarter Form 10-Q. It is possible that some of the matters could require us to pay damages or make other expenditures or establish accruals in amounts that could not be estimated at June 30, 2010.

MLIC and its affiliates are currently defendants in numerous lawsuits including class actions and individual suits, alleging improper marketing or sales of individual life insurance policies, annuities, mutual funds or other products.

In addition, MLIC is a defendant in a large number of lawsuits seeking compensatory and punitive damages for personal injuries allegedly caused by exposure to asbestos or asbestos-containing products. These lawsuits principally have focused on allegations with respect to certain research, publication and other activities of one or more of MLIC’s employees during the period from the 1920’s through approximately the 1950’s and have alleged that MLIC learned or should have learned of certain health risks posed by asbestos and, among other things, improperly publicized or failed to disclose those health risks. Additional litigation relating to these matters may be commenced in the future. The ability of MLIC to estimate its ultimate asbestos exposure is subject to considerable uncertainty, and the conditions impacting its liability can be dynamic and subject to change. The availability of reliable data is limited and it is difficult to predict with any certainty the numerous variables that can affect liability estimates, including the number of future claims, the cost to resolve claims, the disease mix and severity of disease in pending and future claims, the impact of the number of new claims filed in a particular jurisdiction and variations in the law in the jurisdictions in which claims are filed, the possible impact of tort reform efforts, the willingness of courts to allow plaintiffs to pursue claims against MLIC when exposure took place after the dangers of asbestos exposure were well known, and the impact of any possible future adverse verdicts and their amounts. The number of asbestos cases that may be brought or the aggregate amount of any liability that MLIC may incur, and the total amount paid in settlements in any given year are uncertain and may vary significantly from year to year. Accordingly, it is reasonably possible that our total exposure to asbestos claims may be materially greater than the liability recorded by us in our consolidated financial statements and that future charges to income may be necessary. The potential future charges could be material in the particular quarterly or annual periods in which they are recorded.

We are also subject to various regulatory inquiries, such as information requests, subpoenas and books and record examinations, from state and federal regulators and other authorities. A substantial legal liability or a significant regulatory action against us could have a material adverse effect on our business, financial condition and results of operations. Moreover, even if we ultimately prevail in the litigation, regulatory action or investigation, we could suffer significant reputational harm, which could have a material adverse effect on our business, financial condition and results of operations, including our ability to attract new customers, retain our current customers and recruit and retain employees. Regulatory inquiries and litigation may cause volatility in the price of stocks of companies in our industry.

The New York Attorney General recently announced that his office had launched a major fraud investigation into the life insurance industry for practices related to the use of retained asset accounts and that subpoenas requesting comprehensive data related to retained asset accounts have been served on MetLife and other insurance carriers. We received the subpoena on July 30, 2010. We offer a retained asset account for death benefit payments called a Total Control Account (“TCA”) as a settlement option under our individual and group life insurance policies. When a TCA is established for a beneficiary, we retain the death benefit proceeds in the general account and pay interest on those proceeds at a rate set by reference to objective indices. Additionally, the accounts enjoy a guaranteed minimum interest rate. Beneficiaries can withdraw all of the funds or a portion of the funds held in the account at any time. It is possible that other state and federal regulators or legislative bodies may pursue similar investigations or make related inquiries. We cannot predict what effect any such investigations might have on our earnings or the availability of the TCA, but we believe that our financial statements taken as a whole would not be materially affected. We believe that any allegations that information about the TCA is not adequately disclosed or that the accounts are fraudulent or violate state or federal laws are without merit.

We cannot give assurance that current claims, litigation, unasserted claims probable of assertion, investigations and other proceedings against us will not have a material adverse effect on our business, financial condition or results of operations. It is also possible that related or unrelated claims, litigation, unasserted claims probable of assertion, investigations and proceedings may be commenced in the future, and we could become subject to further investigations and have lawsuits filed or enforcement actions initiated against us. In addition, increased regulatory scrutiny and any resulting investigations or proceedings could result in new legal actions and precedents and industry-wide regulations that could adversely affect our business, financial condition and results of operations.

New and Impending Compensation and Corporate Governance Regulations Could Hinder or Prevent Us From Attracting and Retaining Management and Other Employees with the Talent and Experience to Manage and Conduct Our Business Effectively

The compensation and corporate governance practices of financial institutions will become subject to increasing regulation and scrutiny. Dodd-Frank includes new requirements that will affect our corporate governance and compensation practices, including some that are likely to lead to shareholders having the limited right to use MetLife, Inc.’s proxy statement to solicit proxies to vote for their own candidates for director, impose additional requirements for membership on Board committees, require additional shareholder votes on compensation matters, require policies to recover compensation previously paid to certain executives under certain circumstances, eliminate broker discretionary voting on compensation matters, require additional performance and compensation disclosure, and other requirements. See “— President Obama Recently Signed a Bill Providing for Comprehensive Reform of Financial Services Regulation in the United States, Various Aspects of Which Could Impact Our Business Operations, Capital Requirements and Profitability and Limit Our Growth.” In addition, the Federal Reserve Board, the FDIC and other U.S. bank regulators have released guidelines on incentive compensation that may apply to or impact MetLife, Inc. as a bank holding company.

These requirements and restrictions, and others Congress or regulators may propose or implement, could hinder or prevent us from attracting and retaining management and other employees with the talent and experience to manage and conduct our business effectively. Other new rules, such as the Health Care Act (as defined below), could also limit our tax deductions for certain compensation paid to executive officers and other employees in excess of specified amounts. We may also be subject to requirements and restrictions on our business if we participate in some of the programs established in whole or in part under EESA.

Although AIG, the ultimate parent company of the Alico Business, has received assurances from the TARP Special Master for Executive Compensation that neither we nor the Alico Business will be subject to compensation related requirements and restrictions under programs established in whole or in part under EESA, there can be no assurance that the Acquisition will not lead to greater public or governmental scrutiny, regulation, or restrictions on our compensation practices as a result of the Acquisition and expansion into new markets outside the United States, whether in connection with AIG’s having received U.S. government funding or as a result of other factors.

Legislative and Regulatory Activity in Health Care and Other Employee Benefits Could Increase the Costs or Administrative Burdens of Providing Benefits to Our Employees or Hinder or Prevent Us From Attracting and Retaining Employees, or Affect our Profitability As a Provider of Life Insurance, Annuities, and Non-Medical Health Insurance Benefit Products.

The Patient Protection and Affordable Care Act, signed into law on March 23, 2010, and The Health Care and Education Reconciliation Act of 2010, signed into law on March 30, 2010 (together, the “Health Care Act”), may lead to fundamental changes in the way that employers, including us, provide health care benefits, other benefits, and other forms of compensation to their employees and former employees. Among other changes, and subject to various effective dates, the Health Care Act generally restricts certain limits on benefits, mandates coverage for certain kinds of care, extends the required coverage of dependent children through age 26, eliminates pre-existing condition exclusions or limitations, requires cost reporting and, in some cases, requires premium rebates to participants under certain circumstances, limits coverage waiting periods, establishes several penalties on employers who fail to offer sufficient coverage to their full-time employees, and requires employers under certain circumstances to provide employees with vouchers to purchase their own health care coverage. The Health Care Act also provides for increased taxation of “high cost” coverage, restricts the tax deductibility of certain compensation paid by health care and some other insurers, reduces the tax deductibility of retiree health care costs to the extent of any retiree prescription drug benefit subsidy provided to the employer by the federal government, increases Medicare taxes on certain high earners, and establishes health insurance “exchanges” for individual purchases of health insurance.

The impact of the Health Care Act on us as an employer and on the benefit plans we sponsor for employees or retirees and their dependents, whether those benefits remain competitive or effective in meeting their business objectives, and our costs to provide such benefits and our tax liabilities in connection with benefits or compensation, cannot be predicted. Furthermore, we cannot predict the impact of choices that will be made by various regulators, including the United States Treasury, the IRS, the United States Department of Health and Human Services, and state regulators, to promulgate regulations or guidance, or to make determinations under or related to the Health Care Act. Either the Health Care Act or any of these regulatory actions could adversely affect our ability to attract, retain, and motivate talented associates. They could also result in increased or unpredictable costs to provide employee benefits, and could harm our competitive position if we are subject to fees, penalties, tax provisions or other limitations in the Health Care Act and our competitors are not.

The Health Care Act also imposes requirements on us as a provider of life insurance, annuities, and non-medical health insurance benefit products, subject to various effective dates. It also imposes requirements on the purchasers of certain of these products. We cannot predict the impact of the Act or of regulations, guidance or determinations made by various regulators, on the various products that we offer. Either the Health Care Act or any of these regulatory actions could adversely affect our ability to offer certain of these products in the same manner as we do today. They could also result in increased or unpredictable costs to provide certain products, and could harm our competitive position if the Health Care Act has a disparate impact on our products compared to products offered by our competitors.

The Preservation of Access to Care for Medicare Beneficiaries and Pension Relief Act of 2010 also includes certain provisions for defined benefit pension plan funding relief. These provisions may impact the likelihood and/or timing of corporate plan sponsors terminating their plans and/or engaging in transactions to partially or fully transfer pension obligations to an insurance company. As part of our Corporate Benefit Funding segment, we offer general account and separate account group annuity products that enable a plan sponsor to transfer these risks, often in connection with the termination of defined benefit pension plans. Consequently, this legislation could indirectly affect the mix of our business, with fewer closeouts and more non-guaranteed funding products, and adversely impact our results of operations.

Changes in U.S. Federal and State Securities Laws and Regulations May Affect Our Operations and Our Profitability

Federal and state securities laws and regulations apply to insurance products that are also “securities,” including variable annuity contracts and variable life insurance policies. As a result, some of MetLife, Inc.’s subsidiaries and their activities in offering and selling variable insurance contracts and policies are subject to extensive regulation under these securities laws. These subsidiaries issue variable annuity contracts and variable life insurance policies through separate accounts that are registered with the SEC as investment companies under the Investment Company Act. Each registered separate account is generally divided into sub-accounts, each of which invests in an underlying mutual fund which is itself a registered investment company under the Investment Company Act. In addition, the variable annuity contracts and variable life insurance policies issued by the separate accounts are registered with the SEC under the Securities Act. Other subsidiaries are registered with the SEC as broker-dealers under the Exchange Act, and are members of, and subject to, regulation by Financial Industry Regulatory Authority, Inc. (“FINRA”). Further, some of our subsidiaries are registered as investment advisers with the SEC under the Investment Advisers Act of 1940, and are also registered as investment advisers in various states, as applicable.

Federal and state securities laws and regulations are primarily intended to ensure the integrity of the financial markets and to protect investors in the securities markets, as well as protect investment advisory or brokerage clients. These laws and regulations generally grant regulatory agencies broad rulemaking and enforcement powers, including the power to limit or restrict the conduct of business for failure to comply with the securities laws and regulations. A number of changes have recently been suggested to the laws and regulations that govern the conduct of our variable insurance products business that could have a material adverse effect on our financial condition and results of operations. For example, Dodd-Frank authorizes the SEC to establish a standard of conduct applicable to brokers and dealers when providing personalized investment advice to retail and other customers. This standard of conduct would be to act in the best interest of the customer without regard to the financial or other interest of the broker or dealer providing the advice. In addition, the NAIC has adopted a revised Suitability in Annuity Transactions Model Regulation, that will, if enacted by the states, place new responsibilities upon issuing insurance companies with respect to the suitability of annuity sales, including responsibilities for training agents.

Changes in Tax Laws, Tax Regulations, or Interpretations of Such Laws or Regulations Could Increase Our Corporate Taxes; Changes in Tax Laws Could Make Some of Our Products Less Attractive to Consumers

Changes in tax laws, Treasury and other regulations promulgated thereunder, or interpretations of such laws or regulations could increase our corporate taxes. The Obama Administration has proposed corporate tax changes. Changes in corporate tax rates could affect the value of deferred tax assets and deferred tax liabilities. Furthermore, the value of deferred tax assets could be impacted by future earnings levels.

Changes in tax laws could make some of our products less attractive to consumers. A shift away from life insurance and annuity contracts and other tax-deferred products would reduce our income from sales of these products, as well as the assets upon which we earn investment income. The Obama Administration has proposed certain changes to individual income tax rates and rules applicable to certain policies.

We cannot predict whether any tax legislation impacting corporate taxes or insurance products will be enacted, what the specific terms of any such legislation will be or whether, if at all, any legislation would have a material adverse effect on our financial condition and results of operations.

We May Be Unable to Attract and Retain Sales Representatives for Our Products

We must attract and retain productive sales representatives to sell our insurance, annuities and investment products. Strong competition exists among insurers for sales representatives with demonstrated ability. In addition, there is competition for representatives with other types of financial services firms, such as independent broker-dealers.

We compete with other insurers for sales representatives primarily on the basis of our financial position, support services and compensation and product features. We continue to undertake several initiatives to grow our career agency force while continuing to enhance the efficiency and production of our existing sales force. We cannot provide assurance that these initiatives will succeed in attracting and retaining new agents. Sales of individual insurance, annuities and investment products and our results of operations and financial condition could be materially adversely affected if we are unsuccessful in attracting and retaining agents.

MetLife, Inc.’s Board of Directors May Control the Outcome of Stockholder Votes on Many Matters Due to the Voting Provisions of the MetLife Policyholder Trust

Under the Plan, we established the MetLife Policyholder Trust (the “Trust”) to hold the shares of MetLife, Inc. common stock allocated to eligible policyholders not receiving cash or policy credits under the plan. At July 28, 2010, the Trust held 226,995,571 shares, or 27.7%, of the outstanding shares of MetLife, Inc. common stock. Because of the number of shares held in the Trust and the voting provisions of the Trust, the Trust may affect the outcome of matters brought to a stockholder vote.

Except on votes regarding certain fundamental corporate actions described below, the trustee will vote all of the shares of common stock held in the Trust in accordance with the recommendations given by MetLife, Inc.’s Board of Directors to its stockholders or, if the board gives no such recommendations, as directed by the board. As a result of the voting provisions of the Trust, the Board of Directors may be able to control votes on matters submitted to a vote of stockholders, excluding those fundamental corporate actions, so long as the Trust holds a substantial number of shares of common stock.

If the vote relates to fundamental corporate actions specified in the Trust, the trustee will solicit instructions from the Trust beneficiaries and vote all shares held in the Trust in proportion to the instructions it receives. These actions include:

•	an election or removal of directors in which a stockholder has properly nominated one or more candidates in opposition to a nominee or nominees of MetLife, Inc.’s Board of Directors or a vote on a stockholder’s proposal to oppose a board nominee for director, remove a director for cause or fill a vacancy caused by the removal of a director by stockholders, subject to certain conditions;

•	a merger or consolidation, a sale, lease or exchange of all or substantially all of the assets, or a recapitalization or dissolution, of MetLife, Inc., in each case requiring a vote of stockholders under applicable Delaware law;

•	any transaction that would result in an exchange or conversion of shares of common stock held by the Trust for cash, securities or other property; and

•	any proposal requiring MetLife, Inc.’s Board of Directors to amend or redeem the rights under MetLife, Inc.’s stockholder rights plan, other than a proposal with respect to which we have received advice of nationally- recognized legal counsel to the effect that the proposal is not a proper subject for stockholder action under Delaware law. MetLife, Inc. does not currently have a stockholder rights plan.

If a vote concerns any of these fundamental corporate actions, the trustee will vote all of the shares of common stock held by the Trust in proportion to the instructions it received, which will give disproportionate weight to the instructions actually given by Trust beneficiaries.

State Laws, Federal Laws, Our Certificate of Incorporation and Our By-Laws May Delay, Deter or Prevent Takeovers and Business Combinations that Stockholders Might Consider in Their Best Interests

State laws and our certificate of incorporation and by-laws may delay, deter or prevent a takeover attempt that stockholders might consider in their best interests. For instance, they may prevent stockholders from receiving the benefit from any premium over the market price of MetLife, Inc.’s common stock offered by a bidder in a takeover context. Even in the absence of a takeover attempt, the existence of these provisions may adversely affect the prevailing market price of MetLife, Inc.’s common stock if they are viewed as discouraging takeover attempts in the future.

Any person seeking to acquire a controlling interest in us would face various regulatory obstacles which may delay, deter or prevent a takeover attempt that stockholders of MetLife, Inc. might consider in their best interests. First, the insurance laws and regulations of the various states in which MetLife, Inc.’s insurance subsidiaries are organized may delay or impede a business combination involving us. State insurance laws prohibit an entity from acquiring control of an insurance company without the prior approval of the domestic insurance regulator. Under most states’ statutes, an entity is presumed to have control of an insurance company if it owns, directly or indirectly, 10% or more of the voting stock of that insurance company or its parent company. We are also subject to banking regulations, and may in the future become subject to additional regulations. Dodd-Frank contains provisions that could restrict or impede consolidation, mergers and acquisitions by systemically significant firms and/or large bank holding companies. In addition, the Investment Company Act would require approval by the contract owners of our variable contracts in order to effectuate a change of control of any affiliated investment adviser to a mutual fund underlying our variable contracts. Finally, FINRA approval would be necessary for a change of control of any FINRA registered broker-dealer that is a direct or indirect subsidiary of MetLife, Inc.

In addition, Section 203 of the Delaware General Corporation Law may affect the ability of an “interested stockholder” to engage in certain business combinations, including mergers, consolidations or acquisitions of additional shares, for a period of three years following the time that the stockholder becomes an “interested stockholder.” An “interested stockholder” is defined to include persons owning, directly or indirectly, 15% or more of the outstanding voting stock of a corporation.

MetLife, Inc.’s certificate of incorporation and by-laws also contain provisions that may delay, deter or prevent a takeover attempt that stockholders might consider in their best interests. These provisions may adversely affect prevailing market prices for MetLife, Inc.’s common stock and include: classification of MetLife, Inc.’s Board of Directors into three classes; a prohibition on the calling of special meetings by stockholders; advance notice procedures for the nomination of candidates to the Board of Directors and stockholder proposals to be considered at stockholder meetings; and supermajority voting requirements for the amendment of certain provisions of the certificate of incorporation and by-laws.

The Continued Threat of Terrorism and Ongoing Military Actions May Adversely Affect the Level of Claim Losses We Incur and the Value of Our Investment Portfolio

The continued threat of terrorism, both within the United States and abroad, ongoing military and other actions and heightened security measures in response to these types of threats may cause significant volatility in global financial markets and result in loss of life, property damage, additional disruptions to commerce and reduced economic activity. Some of the assets in our investment portfolio may be adversely affected by declines in the credit and equity markets and reduced economic activity caused by the continued threat of terrorism. We cannot predict whether, and the extent to which, companies in which we maintain investments may suffer losses as a result of financial, commercial or economic disruptions, or how any such disruptions might affect the ability of those companies to pay interest or principal on their securities or mortgage loans. The continued threat of terrorism also could result in increased reinsurance prices and reduced insurance coverage and potentially cause us to retain more risk than we otherwise would retain if we were able to obtain reinsurance at lower prices. Terrorist actions also could disrupt our operations centers in the United States or abroad. In addition, the occurrence of terrorist actions could result in higher claims under our insurance policies than anticipated. See “— Difficult Conditions in the Global Capital Markets and the Economy Generally May Materially Adversely Affect Our Business and Results of Operations and These Conditions May Not Improve in the Near Future.”

The Occurrence of Events Unanticipated in Our Disaster Recovery Systems and Management Continuity Planning Could Impair Our Ability to Conduct Business Effectively

In the event of a disaster such as a natural catastrophe, an epidemic, an industrial accident, a blackout, a computer virus, a terrorist attack or war, unanticipated problems with our disaster recovery systems could have a material adverse impact on our ability to conduct business and on our results of operations and financial position, particularly if those problems affect our computer-based data processing, transmission, storage and retrieval systems and destroy valuable data. We depend heavily upon computer systems to provide reliable service. Despite our implementation of a variety of security measures, our computer systems could be subject to physical and electronic break-ins, and similar disruptions from unauthorized tampering. In addition, in the event that a significant number of our managers were unavailable in the event of a disaster, our ability to effectively conduct business could be severely compromised. These interruptions also may interfere with our suppliers’ ability to provide goods and services and our employees’ ability to perform their job responsibilities.

Our Associates May Take Excessive Risks Which Could Negatively Affect Our Financial Condition and Business

As an insurance enterprise, we are in the business of being paid to accept certain risks. The associates who conduct our business, including executive officers and other members of management, sales managers, investment professionals, product managers, sales agents, and other associates, do so in part by making decisions and choices that involve exposing us to risk. These include decisions such as setting underwriting guidelines and standards, product design and pricing, determining what assets to purchase for investment and when to sell them, which business opportunities to pursue, and other decisions. Although we endeavor, in the design and implementation of our compensation programs and practices, to avoid giving our associates incentives to take excessive risks, associates may take such risks regardless of the structure of our compensation programs and practices. Similarly, although we employ controls and procedures designed to monitor associates’ business decisions and prevent us from taking excessive risks, there can be no assurance that these controls and procedures are or may be effective. If our associates take excessive risks, the impact of those risks could have a material adverse effect on our financial condition or business operations.

Risks Relating to This Offering of Fixed Rate Senior Notes

The Indenture Does Not Limit the Amount of Indebtedness That MetLife, Inc. or Its Subsidiaries May Incur

Neither MetLife, Inc. nor any of its subsidiaries are restricted from incurring additional debt or other liabilities, including additional senior debt, under the Indenture (as defined under “Description of the Fixed Rate Senior Notes”). As of June 30, 2010, MetLife, Inc. had $10.4 billion of senior debt outstanding. If we incur additional debt or liabilities, MetLife, Inc.’s ability to pay its obligations on the Fixed Rate Senior Notes could be adversely affected. We expect that we will from time to time incur additional debt and other liabilities. In addition, MetLife, Inc. is not restricted from paying dividends on or issuing or repurchasing its securities under the Indenture.

There Are No Financial Covenants in the Indenture

There are no financial covenants in the Indenture. You are not protected under the Indenture in the event of a highly leveraged transaction, reorganization, change of control, restructuring, merger or similar transaction that may adversely affect you, except to the limited extent described in the accompanying prospectus under “Description of the Debt Securities — Consolidation, Merger, Sale of Assets and Other Transactions.”

The Fixed Rate Senior Notes Are Not Guaranteed by Any of MetLife, Inc.’s Subsidiaries and Are Structurally Subordinated to the Debt and Other Liabilities of MetLife, Inc.’s Subsidiaries, Which Means That Creditors of MetLife, Inc.’s Subsidiaries Will Be Paid From the Assets of Those Subsidiaries Before Holders of the Fixed Rate Senior Notes Would Have Any Claims to Those Assets

MetLife, Inc. is a holding company and conducts substantially all of its operations through subsidiaries, which means that its ability to meet its obligations on the Fixed Rate Senior Notes depends on its ability to receive distributions from these subsidiaries. However, the Fixed Rate Senior Notes are obligations exclusively of MetLife, Inc. and are not guaranteed by any of its subsidiaries. As a result, the Fixed Rate Senior Notes are structurally subordinated to all debt and other liabilities of MetLife, Inc.’s subsidiaries (including liabilities to policyholders and contractholders), which means that creditors of these subsidiaries will be paid from their assets before holders of the Fixed Rate Senior Notes would have any claims to those assets. As of June 30, 2010, MetLife, Inc.’s subsidiaries had $15.1 billion of total debt outstanding (excluding intercompany liabilities).

An Active After-Market for the Fixed Rate Senior Notes May Not Develop

The Fixed Rate Senior Notes have no established trading market. We cannot assure you that an active after-market for the Fixed Rate Senior Notes will develop or be sustained or that holders of the Fixed Rate Senior Notes will be able to sell their Fixed Rate Senior Notes at favorable prices or at all. Although the underwriters have indicated to us that they intend to make a market in the Fixed Rate Senior Notes, as permitted by applicable laws and regulations, they are not obligated to do so and may discontinue any such market-making at any time without notice. Accordingly, no assurance can be given as to the liquidity of, or trading markets for, the Fixed Rate Senior Notes. The Fixed Rate Senior Notes are not listed and we do not plan to apply to list the Fixed Rate Senior Notes on any securities exchange or to include them in any automated dealer quotation system.

If a Trading Market Does Develop, Changes in Our Credit Ratings or the Debt Markets Could Adversely Affect the Market Price of the Fixed Rate Senior Notes

The market price for the Fixed Rate Senior Notes depends on many factors, including:

•	Our credit ratings with major credit rating agencies;

•	The prevailing interest rates being paid by other companies similar to us;

•	Our financial condition, financial performance and future prospects; and

•	The overall condition of the financial markets.

The condition of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. Such fluctuations could have an adverse effect on the price of the Fixed Rate Senior Notes.

In addition, credit rating agencies continually review their ratings for the companies that they follow, including us. The credit rating agencies also evaluate the insurance industry as a whole and may change their credit rating for us based on their overall view of our industry. A negative change in our rating could have an adverse effect on the price of the Fixed Rate Senior Notes.

If the Acquisition is Not Completed on or Prior to July 10, 2011 or the Stock Purchase Agreement is Terminated on or Prior to July 10, 2011, MetLife, Inc. Will Be Required to Redeem the Fixed Rate Senior Notes and as a Result You May Not Obtain Your Expected Return on the Fixed Rate Senior Notes

MetLife, Inc. may not be able to consummate the Acquisition or the Stock Purchase Agreement may be terminated on or prior to July 10, 2011. MetLife, Inc’s ability to consummate the Acquisition is subject to various closing conditions as described in “Proposed Acquisition of the Alico Business — Conditions to Closing,” many of which are beyond our control. If MetLife, Inc. is not able to consummate the Acquisition or the Stock Purchase Agreement is terminated on or prior to July 10, 2011, MetLife, Inc. will be required to redeem all Fixed Rate Senior Notes at the Special Mandatory Redemption Price. In that case, you may not obtain your expected return on the Fixed Rate Senior Notes.

President Obama Recently Signed a Bill Relating to, Among Other Things, the Resolution or Liquidation of Certain Types of Financial Institutions, Including Bank Holding Companies Like MetLife, Inc.

Under the provisions of Dodd-Frank relating to the resolution or liquidation of certain types of financial institutions, including bank holding companies, if MetLife, Inc. were to become insolvent or were in danger of defaulting on its obligations, it could be compelled to undergo liquidation with the FDIC as receiver. For this new regime to be applicable, a number of determinations would have to be made, including that a default by the affected company would have serious adverse effects on financial stability in the United States. If the FDIC were to be appointed as the receiver for such a company, the liquidation of that company would occur under the provisions of the new liquidation authority, and not under the Bankruptcy Code. In such a liquidation, the holders of such company’s debt could in certain a respects be treated differently than under the Bankruptcy Code. In particular, unsecured creditors and shareholders are intended to bear the losses of the company being liquidated. The FDIC is authorized to establish rules for the priority of creditors’ claims and, under certain circumstances, to treat similarly situated creditors differently. Dodd-Frank also provides for the assessment of bank holding companies with assets of $50.0 billion or more, non-bank financial companies supervised by the Federal Reserve Bank, and other financial companies with assets of $50.0 billion or more to cover the costs of liquidating any financial company subject to the new liquidation authority. Although it is not possible to assess the full impact of the liquidation authority at this time, it could affect the funding costs of large bank holding companies or financial companies that might be viewed as systemically significant. It could also lead to an increase in secured financings.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION FOR METLIFE

The following tables set forth selected historical consolidated financial information for MetLife. The selected historical consolidated financial information at December 31, 2009 and 2008 and for the years ended December 31, 2009, 2008 and 2007 has been derived from our audited consolidated financial statements included in the 2009 Form 10-K, the selected historical consolidated financial information at December 31, 2007 and 2006 and for the years ended December 31, 2006 and 2005 has been derived from our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2007, and the selected historical consolidated financial information at December 31, 2005 has been derived from our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2005. This selected consolidated financial information should be read in conjunction with and is qualified by reference to these financial statements and the related notes. The selected historical consolidated financial information at June 30, 2010 and for the six months ended June 30, 2010 and 2009 has been derived from the unaudited interim condensed consolidated financial statements included in the Second Quarter Form 10-Q. The following consolidated statements of operations and consolidated balance sheet data have been prepared in conformity with GAAP. Some previously reported amounts have been reclassified to conform with the presentation for the six months ended June 30, 2010.

	For the Six
	Months Ended
	June 30,		For the Years Ended December 31,
	2010	2009	2009	2008	2007	2006	2005
	(In millions)

Statement of Operations Data (1)
Revenues:
Premiums	$13,516	$12,698	$26,460	$25,914	$22,970	$22,052	$20,979
Universal life and investment-type product policy fees	2,892	2,399	5,203	5,381	5,238	4,711	3,775
Net investment income	8,431	6,991	14,838	16,291	18,057	16,241	14,058
Other revenues	1,057	1,126	2,329	1,586	1,465	1,301	1,221
Net investment gains (losses)	1,540	(4,735)	(7,772)	1,812	(578)	(1,382)	(112)

Total revenues	27,436	18,479	41,058	50,984	47,152	42,923	39,921

Expenses:
Policyholder benefits and claims	14,555	13,528	28,336	27,437	23,783	22,869	22,236
Interest credited to policyholder account balances	2,192	2,397	4,849	4,788	5,461	4,899	3,650
Policyholder dividends	765	858	1,650	1,751	1,723	1,698	1,678
Other expenses	6,362	5,033	10,556	11,947	10,405	9,514	8,269

Total expenses	23,874	21,816	45,391	45,923	41,372	38,980	35,833

Income (loss) from continuing operations before provision for income tax	3,562	(3,337)	(4,333)	5,061	5,780	3,943	4,088
Provision for income tax expense (benefit)	1,188	(1,333)	(2,015)	1,580	1,675	1,027	1,156

Income (loss) from continuing operations, net of income tax	2,374	(2,004)	(2,318)	3,481	4,105	2,916	2,932
Income (loss) from discontinued operations, net of income tax	7	38	40	(203)	360	3,524	1,879

Net income (loss)	2,381	(1,966)	(2,278)	3,278	4,465	6,440	4,811
Less: Net income (loss) attributable to noncontrolling interests	(11)	(20)	(32)	69	148	147	97

Net income (loss) attributable to MetLife, Inc.	2,392	(1,946)	(2,246)	3,209	4,317	6,293	4,714
Less: Preferred stock dividends	61	61	122	125	137	134	63

Net income (loss) available to MetLife, Inc.’s common shareholders	$2,331	$(2,007)	$(2,368)	$3,084	$4,180	$6,159	$4,651

	June 30,	December 31,
	2010	2009	2008	2007	2006	2005
			(In millions)

Balance Sheet Data (1)
Assets:
General account assets (2)	$420,545	$390,273	$380,839	$399,007	$383,758	$354,857
Separate account assets	153,362	149,041	120,839	160,142	144,349	127,855

Total assets	$573,907	$539,314	$501,678	$559,149	$528,107	$482,712

Liabilities:
Policyholder liabilities (3)	$293,576	$283,759	$282,261	$261,442	$252,099	$243,834
Payables for collateral under securities loaned and other transactions	29,772	24,196	31,059	44,136	45,846	34,515
Bank deposits	9,790	10,211	6,884	4,534	4,638	4,339
Short-term debt	879	912	2,659	667	1,449	1,414
Long-term debt (2)	20,647	13,220	9,667	9,100	8,822	9,088
Collateral financing arrangements	5,297	5,297	5,192	4,882	—	—
Junior subordinated debt securities	3,191	3,191	3,758	4,075	3,381	2,134
Other (2)	17,669	15,989	15,374	33,186	32,277	29,141
Separate account liabilities	153,362	149,041	120,839	160,142	144,349	127,855

Total liabilities	534,183	505,816	477,693	522,164	492,861	452,320

Stockholders’ Equity:
MetLife, Inc.’s stockholders’ equity:
Preferred stock, at par value	1	1	1	1	1	1
Common stock, at par value	8	8	8	8	8	8
Additional paid-in capital	16,896	16,859	15,811	17,098	17,454	17,274
Retained earnings	21,820	19,501	22,403	19,884	16,574	10,865
Treasury stock, at cost	(172)	(190)	(236)	(2,890)	(1,357)	(959)
Accumulated other comprehensive income (loss)	822	(3,058)	(14,253)	1,078	1,118	1,912

Total MetLife, Inc.’s stockholders’ equity	39,375	33,121	23,734	35,179	33,798	29,101
Noncontrolling interests	349	377	251	1,806	1,448	1,291

Total equity	39,724	33,498	23,985	36,985	35,246	30,392

Total liabilities and stockholders’ equity	$573,907	$539,314	$501,678	$559,149	$528,107	$482,712

	For the Six
	Months
	Ended June 30,		For the Years Ended December 31,
	2010	2009	2009	2008	2007	2006	2005
	(In millions, except per share data)

Other Data (1),(4)
Net income (loss) available to MetLife, Inc.’s common shareholders	$2,331	$(2,007)	$(2,368)	$3,084	$4,180	$6,159	$4,651
Return on MetLife, Inc.’s common equity	N/A	N/A	(9.0)%	11.2%	12.9%	20.9%	18.6%
Return on MetLife, Inc.’s common equity, excluding accumulated other comprehensive income (loss)	N/A	N/A	(6.8)%	9.1%	13.3%	22.1%	20.7%
EPS Data (1),(5)
Income (Loss) from Continuing Operations, Net of Income Tax Available to MetLife, Inc.’s Common Shareholders Per Common Share:
Basic	$2.82	$(2.51)	$(2.94)	$4.60	$5.32	$3.64	$3.85
Diluted	$2.80	$(2.51)	$(2.94)	$4.54	$5.20	$3.60	$3.81
Income (Loss) from Discontinued Operations, Net of Income Tax Per Common Share:
Basic	$0.01	$0.05	$0.05	$(0.41)	$0.30	$4.45	$2.36
Diluted	$0.01	$0.05	$0.05	$(0.40)	$0.28	$4.39	$2.35
Net Income (Loss) Available to MetLife, Inc.’s Common Shareholders Per Common Share:
Basic	$2.83	$(2.46)	$(2.89)	$4.19	$5.62	$8.09	$6.21
Diluted	$2.81	$(2.46)	$(2.89)	$4.14	$5.48	$7.99	$6.16
Dividends Declared Per Common Share	$—	$—	$0.74	$0.74	$0.74	$0.59	$0.52

(1)	On July 1, 2005, MetLife, Inc. completed the acquisition of the Travelers Insurance Company, excluding certain assets, most significantly, Primerica, from Citigroup Inc. (“Citigroup”), and substantially all of Citigroup’s international insurance businesses. The 2005 selected financial data includes total revenues and total expenses of $966 million and $577 million, respectively, from the date of the acquisition.

(2)	In 2010, general account assets, long-term debt and other liabilities include amounts relating to variable interest entities of $11,089 million, $7,187 million and $79 million, respectively.

(3)	Policyholder liabilities include future policy benefits, policyholder account balances, other policyholder funds, policyholder dividends payable and the policyholder dividend obligation.

(4)	Return on common equity is defined as net income (loss) available to MetLife, Inc.’s common shareholders divided by average common stockholders’ equity.

(5)	For the six months ended June 30, 2009 and the year ended December 31, 2009, shares related to the exercise or issuance of stock-based awards have been excluded from the calculation of diluted earnings per common share as these shares are anti-dilutive.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth MetLife’s historical ratio of earnings to fixed charges for the periods indicated.

	For the Six
	Months
	Ended June 30,		For the Years Ended December 31,
	2010	2009	2009	2008	2007	2006	2005
	(In millions)

Ratio of Earnings to Fixed Charges (1),(2)	2.04	—	—	1.92	1.74	1.60	1.87

(1)	For purposes of this computation, earnings are defined as income before provision for income tax and discontinued operations and excluding undistributed income and losses from equity method investments, minority interest and fixed charges, excluding capitalized interest. Fixed charges are the sum of interest and debt issue costs, interest credited to bank deposits, interest credited to policyholder account balances, an estimated interest component of rent expense and preferred stock dividends. Interest costs of $209 million related to variable interest entities are included in this computation for the six months ended June 30, 2010.

(2)	Earnings were insufficient to cover fixed charges at a 1:1 ratio by $2,139 million and $2,860 million for the six months ended June 30, 2009 and the year ended December 31, 2009, respectively, primarily due to increased net investment losses on freestanding derivatives.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of the Fixed Rate Senior Notes will be approximately $2,724 million, after deducting the underwriting discounts and commissions and the estimated offering expenses payable by us. We intend to use the net proceeds from this offering to fund a portion of the purchase price for the Acquisition as described in this prospectus supplement. If the aggregate net proceeds from this offering and the additional offerings exceed the amount required for the Acquisition, we will use the excess net proceeds for general corporate purposes. If (i) the Acquisition is not completed on or prior to July 10, 2011, or (ii) the Stock Purchase Agreement is terminated on or prior to July 10, 2011, MetLife, Inc. will redeem all of the Fixed Rate Senior Notes on the Special Mandatory Redemption Date at the Special Mandatory Redemption Price, as described under “Description of the Fixed Rate Senior Notes — Special Mandatory Redemption.”

CAPITALIZATION

The following table sets forth our consolidated capitalization at June 30, 2010, on an actual basis and as adjusted to give effect to (i) this offering and (ii) the Acquisition and related financings. This information should be read in conjunction with our consolidated financial statements at June 30, 2010 and December 31, 2009, including the notes thereto, and other financial information pertaining to us incorporated herein by reference as well as the unaudited pro forma capsule financial information included in “Summary — Unaudited Pro Forma Capsule Financial Information.”

	At June 30, 2010
		As Adjusted for this
		Offering of	As Adjusted for
		Fixed Rate	the Acquisition and
	Actual	Senior Notes (1)	Related Financings (2)
	(In millions)

Short-term debt	$879	$879	$879
Long-term debt (3)	20,647	23,384	26,660
Collateral financing arrangements	5,297	5,297	5,297
Junior subordinated debt securities	3,191	3,191	3,191

Total debt	30,014	32,751	36,027

MetLife, Inc.’s Stockholders’ Equity:
Preferred stock, at par value	1	1	1
Convertible preferred stock, at par value	—	—	1
Common stock, at par value	8	8	10
Additional paid-in capital	16,896	16,896	25,965
Retained earnings	21,820	21,820	21,820
Treasury stock, at cost	(172)	(172)	(172)
Accumulated other comprehensive income	822	822	822

Total stockholders’ equity	39,375	39,375	48,447

Total capitalization	$69,389	$72,126	$84,474

(1)	Reflects the issuance of $2,750 million in aggregate principal amount of the Fixed Rate Senior Notes. Related debt issuance costs of approximately $14 million will be capitalized and amortized over the applicable term of the Fixed Rate Senior Notes.

(2)	Adjusted for the elimination of $216 million of MetLife, Inc. debt securities resulting from the Acquisition, additional debt (net of pre-closing settlements) of $80 million assumed from the Alico Business and the anticipated related financing transactions. The financing transactions include (i) this offering of $2,750 million in aggregate principal amount of the Fixed Rate Senior Notes, (ii) the anticipated additional offering by means of a separate prospectus supplement of $250 million in aggregate principal amount of other senior notes, (iii) the issuance of $3,150 million of common stock, net of approximately $82 million in issuance costs, (iv) the issuance of $3,165 million of Equity Units to ALICO Holdings consisting of an interest in shares of MetLife, Inc.’s preferred stock (included in long term debt) and the $174 million reduction in additional paid-in capital related to the estimated present value of the contractual payments to be made under the terms of the forward contract component, (v) the issuance of $2,884 million of convertible preferred stock issued to ALICO Holdings, and (vi) the issuance of $3,291 million of common stock issued to ALICO Holdings. These adjustments reflect management’s best estimate of the forms and amounts of financing at the time of this offering. The actual form of financing of the Acquisition may involve different forms of financing and/or different amounts of the same types of securities. Please refer to “Summary — Unaudited Pro Forma Capsule Financial Information.”

(3)	Includes $7,187 million of long-term debt relating to variable interest entities.

DESCRIPTION OF THE FIXED RATE SENIOR NOTES

A description of the specific terms of the Fixed Rate Senior Notes of MetLife, Inc. being offered is set forth below. The description is qualified in its entirety by reference to the Indenture, dated as of November 9, 2001 (the “Indenture”), between MetLife, Inc. and The Bank of New York Mellon Trust Company, N.A. (as successor in interest to J.P. Morgan Trust Company, National Association (as successor in interest to Bank One Trust Company, N.A.)), as trustee (the “Trustee”), as supplemented by (i) the Sixteenth Supplemental Indenture, to be dated as of August 6, 2010, with respect to the 2.375% Senior Notes due 2014 (the “ 2014 Senior Notes”), (ii) the Seventeenth Supplemental Indenture, to be dated as of August 6, 2010, with respect to the 4.750% Senior Notes due 2021 (the “2021 Senior Notes”), and (iii) the Eighteenth Supplemental Indenture, to be dated as of August 6, 2010, with respect to the 5.875% Senior Notes due 2041 (the “2041 Senior Notes,” and collectively with the 2014 Senior Notes and the 2021 Senior Notes, the “Fixed Rate Senior Notes”), between MetLife, Inc. and the Trustee, under which the Fixed Rate Senior Notes will be issued. The Indenture has been qualified as an indenture under the Trust Indenture Act. The terms of the Indenture are those provided in the Indenture as supplemented by the applicable supplemental indenture, and those made part of the Indenture by the Trust Indenture Act. MetLife, Inc. has filed a copy of the Indenture with the SEC under the Exchange Act and the Indenture is incorporated by reference as an exhibit to the registration statement of which this prospectus supplement forms a part.

The following description of certain terms of each series of the Fixed Rate Senior Notes and certain provisions of the Indenture as supplemented by the applicable supplemental indenture, supplements the description under “Description of Debt Securities” in the accompanying prospectus. To the extent that the following description is not consistent with that contained in the accompanying prospectus under “Description of Debt Securities” you should rely on this description. This description is only a summary of the material terms and does not purport to be complete. MetLife, Inc. urges you to read the Indenture and the applicable supplemental indenture in their entirety because they, and not this description, will define your rights as a beneficial holder of the Fixed Rate Senior Notes.

Certain Terms of the Fixed Rate Senior Notes

The Fixed Rate Senior Notes will consist of three series of senior debt securities described in the accompanying prospectus. MetLife, Inc. will issue the Fixed Rate Senior Notes under the Indenture. The 2014 Senior Notes will initially be limited in aggregate principal amount to $1,000,000,000, the 2021 Senior Notes will initially be limited in aggregate principal amount to $1,000,000,000, and the 2041 Senior Notes will initially be limited in aggregate principal amount to $750,000,000. There is no limit on the aggregate principal amount of each series of the Fixed Rate Senior Notes that MetLife, Inc. may issue. Each series of Fixed Rate Senior Notes will be issued in denominations of $100,000 and integral multiples of $1,000 in excess thereof.

The 2014 Senior Notes will mature on February 6, 2014, the 2021 Senior Notes will mature on February 8, 2021, and the 2041 Senior Notes will mature on February 6, 2041 (each, a “Maturity Date”) and will bear interest at the respective rates per annum shown on the front cover of this prospectus supplement. Interest will accrue from August 6, 2010 or from the most recent interest payment date to which interest has been paid or duly provided for. Interest on the 2014 Senior Notes and the 2041 Senior Notes will be payable semi-annually in arrears on February 6 and August 6 of each year, commencing February 6, 2011 (or, if such day is not a Business Day, on the next succeeding Business Day (without any interest or other payment in respect of any such delay), with the same force and effect as if made on the date the payment was originally payable), to the persons in whose names the applicable Fixed Rate Senior Notes are registered at the close of business on the preceding January 25 or July 25, as the case may be (whether or not a Business Day), provided, that interest payable at the Maturity Date or upon redemption will be paid to the person to whom principal is payable. Interest on the 2021 Senior Notes will be payable semi-annually in arrears on February 8 and August 8 of each year, commencing February 8, 2011 (or, if such day is not a Business Day, on the next succeeding Business Day (without any interest or other payment in respect of any such delay), with the same force and effect as if made on the date the payment was originally payable), to the persons in whose names the applicable 2021 Senior Notes are registered at the close of business on the preceding January 25 or July 25, as the case may be (whether or not a Business Day), provided, that interest payable at the Maturity Date or upon redemption will be paid to the person to whom principal is payable. Interest on the Fixed Rate Senior Notes will be computed on the basis of a 360-day year consisting of twelve 30-day months. The Trustee will act as paying agent for each series of the Fixed Rate Senior Notes.

Notwithstanding anything to the contrary in this prospectus supplement, so long as the applicable Fixed Rate Senior Notes are in book-entry form, MetLife, Inc. will make payments of principal and interest through the Trustee to DTC.

“Business Day” means, with respect to each series of Fixed Rate Senior Notes, any day other than a day on which the federal or state banking institutions in the Borough of Manhattan, The City of New York, are authorized or obligated by law, executive order or regulation to close.

Each series of Fixed Rate Senior Notes will not be entitled to any sinking fund.

Each series of Fixed Rate Senior Notes and each supplemental indenture will be, and the Indenture is, governed by, and construed in accordance with, the laws of the State of New York.

Further Issues

MetLife, Inc. may, without the consent of the holders of any of the series of the Fixed Rate Senior Notes, issue additional fixed rate senior notes of a series having the same ranking and the same interest rate, maturity and other terms as any of such applicable series of the Fixed Rate Senior Notes offered by this prospectus supplement, except for the issue price and issue date and, in some cases, the first interest payment date and interest accrual date. Any additional fixed rate senior notes having such similar terms will, together with the applicable series of Fixed Rate Senior Notes offered by this prospectus supplement, constitute a single series of debt securities under the Indenture. No additional fixed rate senior notes may be issued unless such additional notes are treated as fungible with the applicable series of Fixed Rate Senior Notes being offered hereby for U.S. federal income tax purposes. No additional fixed rate senior notes may be issued if an Event of Default has occurred and is continuing with respect to the applicable series of Fixed Rate Senior Notes.

Ranking

The Fixed Rate Senior Notes will be unsecured obligations of MetLife, Inc. and each series of the Fixed Rate Senior Notes will rank equally in right of payment with each other series of the Fixed Rate Senior Notes and all of MetLife, Inc.’s existing and future unsecured and unsubordinated indebtedness. The Fixed Rate Senior Notes will rank senior to any subordinated indebtedness of MetLife, Inc.

Because MetLife, Inc. is principally a holding company, its right to participate in any distribution of assets of any subsidiary, upon the subsidiary’s liquidation or reorganization or otherwise (and thus the ability of the holders of Fixed Rate Senior Notes to benefit indirectly from any such distribution), is subject to the prior claims of creditors of the subsidiary, except to the extent MetLife, Inc. may be recognized as a creditor of that subsidiary. Accordingly, MetLife, Inc.’s obligations under the Fixed Rate Senior Notes will be effectively subordinated to all existing and future liabilities of its subsidiaries, and claimants should look only to its assets for payment thereunder. The Indenture does not limit the incurrence or issuance of other secured or unsecured debt by MetLife, Inc., including senior debt. At June 30, 2010, MetLife, Inc. had $10.4 billion of senior debt outstanding and its subsidiaries had $15.1 billion of total debt outstanding (excluding intercompany liabilities).

Optional Redemption

Each series of Fixed Rate Senior Notes will be redeemable at MetLife, Inc.’s option, in whole or in part, at any time and from time to time (any such date fixed for redemption, an “Optional Redemption Date”) at a redemption price equal to the greater of 100% of the principal amount to be redeemed plus accrued and unpaid interest to, but excluding, such Optional Redemption Date and the “Make-Whole Redemption Amount” (as defined below).

“Make-Whole Redemption Amount” means the sum, as calculated by the Premium Calculation Agent, of the present values of the remaining scheduled payments of principal and interest on the Fixed Rate Senior Notes of the applicable series to be redeemed (not including any portion of those payments of interest accrued as of such Optional Redemption Date), discounted from their respective scheduled payment dates to such Optional Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 25 basis points, 25 basis points and 30 basis points for the 2014 Senior Notes, 2021 Senior Notes and 2041 Senior Notes, respectively, plus, in each case, accrued and unpaid interest thereon to, but excluding, such Optional Redemption Date.

For purposes of the preceding definitions:

(i) “Treasury Rate” means, with respect to any Optional Redemption Date, the rate per annum equal to the semi-annual equivalent yield to maturity of the applicable Comparable Treasury Issue, calculated using a price for such Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the applicable Comparable Treasury Price for such Optional Redemption Date. The Treasury Rate will be calculated on the third Business Day preceding such Optional Redemption Date.

(ii) “Premium Calculation Agent” means an investment banking institution of national standing appointed by MetLife, Inc.

(iii) “Comparable Treasury Issue” means the U.S. Treasury security selected by the Premium Calculation Agent as having a maturity comparable to the term remaining from such Optional Redemption Date to the applicable Maturity Date (the “Remaining Life”) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the Remaining Life.

(iv) “Comparable Treasury Price” means, with respect to such Optional Redemption Date, (1) the average of five applicable Reference Treasury Dealer Quotations for such Optional Redemption Date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Premium Calculation Agent obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

(v) “Reference Treasury Dealers” means (1) Deutsche Bank Securities Inc. and UBS Securities LLC and their successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. government securities dealer in the United States (a “Primary Treasury Dealer”), MetLife, Inc. will substitute therefor another Primary Treasury Dealer, and (2) any other Primary Treasury Dealers selected by the Premium Calculation Agent after consultation with MetLife, Inc.

(vi) “Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Optional Redemption Date, the average, as determined by the Premium Calculation Agent of the bid and ask prices for the applicable Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Premium Calculation Agent by such Reference Treasury Dealer at 3:30 p.m., New York City time, on the third Business Day preceding such Optional Redemption Date.

Notice of any redemption will be mailed at least 30 days but not more than 90 days before the Redemption Date to each holder of the Fixed Rate Senior Notes of the applicable series to be redeemed. Unless MetLife, Inc. defaults in payment of the redemption price, on or after the Redemption Date, interest will cease to accrue on the Fixed Rate Senior Notes of the applicable series called for redemption.

Notwithstanding Section 3.02 of the Senior Indenture, the notice of redemption need not set forth the redemption price but only the manner of calculation thereof as described above. If less than all of the Fixed Rate Senior Notes of a particular series are to be redeemed, the Trustee shall select the Fixed Rate Senior Notes or portions of the Fixed Rate Senior Notes of such series to be redeemed by such method as the Trustee shall deem fair and appropriate. The Trustee may select for redemption Fixed Rate Senior Notes and portions of Fixed Rate Senior Notes of such series in amounts of $1,000 and integral multiples of $1,000 in excess thereof (provided that the unredeemed portion of any Fixed Rate Senior Note to be redeemed in part will not be less than $100,000), and shall thereafter promptly notify the Company in writing of the numbers of Fixed Rate Senior Notes of a particular series to be redeemed, in whole or in part.

Special Mandatory Redemption

If, for any reason, (i) the Acquisition is not completed on or prior to July 10, 2011, or (ii) the Stock Purchase Agreement is terminated on or prior to July 10, 2011, MetLife, Inc. will redeem all of the Fixed Rate Senior Notes on the Special Mandatory Redemption Date at the Special Mandatory Redemption Price. Notice of a special mandatory redemption will be mailed, with a copy to the trustee, promptly after the occurrence of the event triggering such redemption to each holder of Fixed Rate Senior Notes at its registered address. If funds sufficient to pay the Special Mandatory Redemption Price of all of the Fixed Rate Senior Notes to be redeemed on the Special

Mandatory Redemption Date are deposited with The Bank of New York Mellon Trust Company, N.A., in its capacity as paying agent, on or before such Special Mandatory Redemption Date, on and after such Special Mandatory Redemption Date, the Fixed Rate Senior Notes of the series will cease to bear interest and, other than the right to receive the Special Mandatory Redemption Price, all rights under that series of Fixed Rate Senior Notes shall terminate.

For purposes of the foregoing discussion of a special mandatory redemption, the following definitions are applicable:

“Special Mandatory Redemption Date” means the earlier to occur of (1) July 31, 2011 if the Acquisition has not been completed on or prior to July 10, 2011 or (2) the 30th day (or if such day is not a Business Day, the first Business Day thereafter) following the termination of the Stock Purchase Agreement.

“Special Mandatory Redemption Price” means 101% of the aggregate principal amount of each series of Fixed Rate Senior Notes together with accrued and unpaid interest on the applicable series to but excluding the Special Mandatory Redemption Date.

Defeasance

The discharge, defeasance and covenant defeasance provisions of the Indenture described under the caption “Description of Debt Securities — Discharge, Defeasance and Covenant Defeasance” on page 12 of the accompanying prospectus will apply to each series of Fixed Rate Senior Notes.

Notices

MetLife, Inc. will mail notices to the addresses of the holders of the Fixed Rate Senior Notes that are shown on the register for the Fixed Rate Senior Notes.

Book-Entry; Delivery and Form

Each series of the Fixed Rate Senior Notes will be represented by one or more fully registered global security certificates, each of which is referred to in this prospectus supplement as a “Global Security.” Each such Global Security will be deposited with, or on behalf of, DTC and registered in the name of DTC or a nominee thereof. Unless and until it is exchanged in whole or in part for Fixed Rate Senior Notes in definitive form, no Global Security may be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor of DTC or a nominee of such successor.

Except under limited circumstances, Fixed Rate Senior Notes represented by a Global Security will not be exchangeable for, and will not otherwise be issuable as, Fixed Rate Senior Notes in certificated form. Investors may elect to hold interests in the Global Securities through either DTC (in the United States) or through Clearstream Banking, société anonyme, Luxembourg (“Clearstream”) or Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), if they are participants in such systems, or indirectly through organizations which are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries, which in turn will hold such interests in customers’ securities accounts in the depositaries’ names on the books of DTC.

Beneficial interests in the Fixed Rate Senior Notes will be represented through book-entry accounts of financial institutions acting on behalf of Beneficial Owners (as defined below) as Direct and Indirect Participants (as defined below) in DTC. So long as DTC, or its nominee, is a registered owner of a Global Security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the Fixed Rate Senior Notes represented by such Global Security for all purposes under the Indenture. Except as provided below, the actual owners of the Fixed Rate Senior Notes represented by a Global Security (the “Beneficial Owners”) will not be entitled to have the Fixed Rate Senior Notes represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of the Fixed Rate Senior Notes in definitive form and will not be considered the owners or holders thereof under the Indenture.

Accordingly, each person owning a beneficial interest in a Global Security must rely on the procedures of DTC and, if such person is not a participant of DTC (a “Participant”), on the procedures of the Participant through which such person owns its interest, to exercise any rights of a holder of the Fixed Rate Senior Notes. Under existing industry practices, in the event that any action is requested of, or entitled to be given or taken under the Indenture by, holders of the Fixed Rate Senior Notes, DTC would authorize the Participants holding the relevant beneficial interests to give or take such action, and such Participants would authorize Beneficial Owners owning through such Participants to give or take such action or would otherwise act upon the instructions of Beneficial Owners.

The following is based on information furnished by DTC:

DTC will act as securities depositary for the Fixed Rate Senior Notes. The Fixed Rate Senior Notes will be fully registered securities registered in the name of Cede & Co. (DTC’s partnership nominee). One or more Global Securities will initially represent the Fixed Rate Senior Notes and will be deposited with DTC.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its Participants deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants of DTC (“Direct Participants”) include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its Direct Participants and by NYSE Euronext, and FINRA. Access to DTC’s system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The rules applicable to DTC and its Participants are on file with the SEC.

Purchases of the Fixed Rate Senior Notes under DTC’s system must be made by or through Direct Participants, which will receive a credit for the Fixed Rate Senior Notes on DTC’s records. The ownership interest of each Beneficial Owner is in turn to be recorded on the records of Direct Participants and Indirect Participants. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct Participants or Indirect Participants through which such Beneficial Owner entered into the transaction. Transfers of ownership interests in the Fixed Rate Senior Notes are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the Fixed Rate Senior Notes, except in the limited circumstances that may be provided in the Indenture.

To facilitate subsequent transfers, all Fixed Rate Senior Notes deposited with DTC are registered in the name of DTC’s partnership nominee, Cede & Co. The deposit of the Fixed Rate Senior Notes with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Fixed Rate Senior Notes. DTC’s records reflect only the identity of the Direct Participants to whose accounts such securities are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Neither DTC nor Cede & Co. will consent or vote with respect to the Fixed Rate Senior Notes. Under its usual procedures, DTC mails an Omnibus Proxy to MetLife, Inc. as soon as possible after the applicable record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts securities are credited on the applicable record date (identified in a listing attached to the Omnibus Proxy).

Payments on the Fixed Rate Senior Notes will be made in immediately available funds to DTC. DTC’s practice is to credit Direct Participants’ accounts on the applicable payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payment on such date.

Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such Participant and not of DTC, the Trustee or MetLife, Inc., subject to any statutory or regulatory requirements as may be in effect from time to time. Any payment due to DTC on behalf of Beneficial Owners is MetLife, Inc.’s responsibility or the responsibility of the applicable agent, disbursement of such payments to Direct Participants shall be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct Participants and Indirect Participants.

DTC may discontinue providing its services as securities depositary with respect to the Fixed Rate Senior Notes at any time by giving MetLife, Inc. or the applicable agent reasonable notice. Under such circumstances, in the event that a successor securities depositary is not obtained, offered security certificates are required to be printed and delivered. MetLife, Inc. may decide (subject to DTC’s procedures) to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). In that event, security certificates will be printed and delivered.

Clearstream advises that it is incorporated as a limited liability company under the laws of Luxembourg. Clearstream was formed in January 2000 by the merger of Cedel International and Deutsche Börse Clearing and was fully acquired by the Deutsche Börse Group. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations. In the United States, Clearstream Participants are limited to securities brokers and dealers and banks, and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant either directly or indirectly. Clearstream is an Indirect Participant in DTC. Clearstream provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic securities markets in several countries. Clearstream has established an electronic bridge with the Euroclear Operator (as defined below) to facilitate settlement of trades between Clearstream and Euroclear.

Distributions with respect to the Fixed Rate Senior Notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by Clearstream.

Euroclear advises that it was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing, and interfaces with domestic markets in several countries. The Euroclear System is owned by Euroclear plc and operated through a license agreement by Euroclear Bank S.A./N.V., a bank incorporated under the laws of the Kingdom of Belgium (the “Euroclear Operator”), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

The Euroclear Operator advises that it is regulated and examined by the Belgian Banking and Finance Commission and the National Bank of Belgium.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants.

Distributions with respect to the Fixed Rate Senior Notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by DTC for Euroclear.

Global Clearance and Settlement Procedures

Secondary market trading between the DTC Participants will occur in the ordinary way in accordance with the DTC’s rules and will be settled in immediately available funds. Secondary market trading between Clearstream Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC on the one hand, and directly or indirectly through Clearstream or Euroclear Participants, on the other, will be effected in DTC in accordance with the DTC rules on behalf of the relevant European international clearing system by DTC in its capacity as U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to DTC to take action to effect final settlement on its behalf by delivering interests in the Fixed Rate Senior Notes to or receiving interests in the Fixed Rate Senior Notes from DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to DTC.

Because of time-zone differences, credits of interests in the Fixed Rate Senior Notes received in Clearstream or Euroclear as a result of a transaction with a DTC Participant will be made during subsequent securities settlement processing and will be credited the Business Day following the DTC settlement date. Such credits or any transactions involving interests in such Fixed Rate Senior Notes settled during such processing will be reported to the relevant Euroclear or Clearstream Participants on such Business Day. Cash received in Clearstream or Euroclear as a result of sales of interests in the Fixed Rate Senior Notes by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the Business Day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of the Fixed Rate Senior Notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

PROPOSED ACQUISITION OF THE ALICO BUSINESS

In this section we discuss the terms and conditions of the proposed acquisition of the Alico Business and provisions of the Stock Purchase Agreement. This discussion does not purport to be complete and is qualified in its entirety by reference to the Stock Purchase Agreement (including the Investor Rights Agreement and the other exhibits thereto), which is attached as an exhibit to MetLife, Inc.’s Current Report on Form 8-K, filed with the SEC on March 11, 2010, which is incorporated herein by reference.

General

MetLife, Inc. entered into the Stock Purchase Agreement dated as of March 7, 2010 with AIG and ALICO Holdings, pursuant to which MetLife, Inc. agreed to acquire the Alico Business for cash and MetLife, Inc. securities presently valued at approximately $16.1 billion as of July 30, 2010, subject to certain pre-closing and closing adjustments.

ALICO’s capital stock is wholly owned by ALICO Holdings (a special purpose vehicle formed by AIG specifically for that purpose), and DelAm’s capital stock is wholly owned by AIG. All of the common voting equity interests of ALICO Holdings are owned by AIG and the preferred non-voting equity interests are owned by the Federal Reserve Bank of New York.

The closing of the Acquisition is subject to certain conditions. Although no assurances can be given that these conditions will be timely satisfied or waived, we expect the Acquisition to close in the fourth quarter of 2010. After giving effect to the Acquisition, MetLife will be one of the leading global insurance companies conducting business in more than 60 countries and serving over 90 million customers worldwide. On a pro forma basis, after giving effect to the Acquisition and the financing transactions related thereto, as of June 30, 2010, MetLife’s total assets and total stockholders’ equity (excluding noncontrolling interests of $495 million) would have been $685.0 billion and $48.4 billion, respectively. For the six months ended June 30, 2010 and the year ended December 31, 2009, on a pro forma basis, MetLife would have had total revenues of $34.1 billion and $54.3 billion, and diluted income (loss) per share from continuing operations, net of income tax of $2.77 and $(1.36), respectively. See “Summary — Unaudited Pro Forma Capsule Financial Information.”

Irrespective of the additional offerings, the aggregate amount of MetLife, Inc.’s common stock expected to be issued in the Acquisition (including shares issuable upon conversion of the Series B Preferred Stock and shares issuable upon settlement of the Stock Purchase Contracts) estimated immediately after the closing thereof is expected to be less than 23.5% of MetLife, Inc.’s outstanding common stock. The Stock Purchase Agreement does not contain a financing condition to closing. In the Stock Purchase Agreement, MetLife, Inc. represented that it will have all funds necessary at the closing to pay the purchase price and consummate the proposed transactions thereunder. In addition, the Stock Purchase Agreement contains a specific performance covenant that permits AIG to obtain an injunction requiring MetLife, Inc. to close in the event the closing conditions are satisfied. We intend to finance the cash portion of the purchase price through cash on hand and proceeds from this offering and the additional offerings. Concurrently with its entry into the Stock Purchase Agreement to acquire the Alico Business, MetLife, Inc. executed a commitment letter in connection with the Senior Credit Facility. Subject to the conditions set forth therein, the Senior Credit Facility will be used to finance any portion of the cash component of the purchase price of the Acquisition that is not financed with sales of MetLife, Inc.’s securities or cash on hand. An amount equal to 100% of the proceeds of sales of MetLife, Inc.’s securities, less certain ordinary-course transactions, will be applied to prepay any loans under the Senior Credit Facility and, if such proceeds or commitments are received on or prior to the date of the closing of the Acquisition, will permanently reduce dollar-for-dollar the commitments, if any, of the lenders under the Senior Credit Facility. See “Capitalization” and “Summary — Unaudited Pro Forma Capsule Information.”

At the closing, ALICO Holdings, AIG and MetLife, Inc. will enter into an Investor Rights Agreement, described below, that will provide, among other things, for neutralized voting by ALICO Holdings and its affiliates of the shares of MetLife, Inc.’s common stock and will provide for registration rights in favor of ALICO Holdings with respect to the MetLife, Inc. securities to be issued to ALICO Holdings.

Overview of the Alico Business

Founded in 1921, ALICO is one of the largest and most diversified international life insurance companies in the world, providing consumers and businesses with products and services for life insurance, accident and health insurance, retirement and wealth management solutions. The Acquisition will include all of the Alico Business, including the business’ distribution system composed of agents, brokers and financial institutions; 12,500 employees across more than 50 countries; and 20 million customers worldwide. The Acquisition also will include the Alico Business’ Global Benefits Network serving U.S. and foreign multinationals.

For the six months ended May 31, 2010 and the year ended November 30, 2009, the Alico Business had total revenues of $7.0 billion and $14.1 billion, respectively, and net income of $694 million and $807 million, respectively. As of May 31, 2010 and November 30, 2009, the Alico Business had total assets of $109.6 billion and $113.0 billion, respectively, and stockholders’ equity of $13.2 billion, and $12.7 billion, respectively.

International diversification is a key strength of the Alico Business. The Alico Business is a leader in many of the countries and markets in which it operates. The Alico Business’ principal products, based on revenues for the year ended November 30, 2009 are: (i) traditional life insurance (35%); (ii) accident and health insurance (29%); (iii) fixed and variable annuities (23%); and (iv) group life insurance (13%). The Alico Business uses a multi-channel distribution strategy driven by a captive agency force, brokers, bancassurance (a bank sales channel used to sell insurance products) and direct marketing. The Alico Business generated premium income and other consideration of $9.9 billion for the year ended November 30, 2009.

The Alico Business’ principal international markets, products and distribution methods are as follows:

•	Japan. The Alico Business is among the largest foreign life insurers in Japan, which accounted for $7.8 billion, or approximately 55%, of its total revenues for the year ended November 30, 2009. Its principal products in the Japanese market are accident and health insurance, traditional life insurance, individual annuity and group life insurance. Its products are distributed through its captive agency force, independent agents, brokers, bancassurance and direct marketing.

•	Western Europe. Western Europe accounted for $2.7 billion, or approximately 19% of the Alico Business’ total revenues for the year ended November 30, 2009. In the Western European region, the Alico Business offers niche products combined with a multi-channel distribution approach in the United Kingdom, Ireland, France, Spain, Portugal and Italy. Its products are principally traditional life insurance accident and health insurance and group life insurance, and its products are distributed through bancassurance, brokers, captive agencies, direct marketing, family offices, private banks, independent financial advisers and agencies. In addition, the Alico Business also provides wealth management services, particularly to the high net worth market, and other potentially high growth businesses and also offers cash onshore (unit-linked) bonds, life savings and retirement products and bulk purchase annuities.

•	Central and Eastern Europe. The Alico Business has the largest insurance platform in the Central and Eastern European region with 13 markets, which include Poland, Greece, Bulgaria, Slovakia, the Czech Republic, Ukraine, Russia, Romania, Hungary, Latvia, Serbia, Lithuania and Cyprus. This region accounted for $1.7 billion, or approximately 12% of the Alico Business’ total revenues for the year ended November 30, 2009. The Alico Business’ principal products offered in the region include life insurance (traditional and unit-linked), accident and health insurance, individual annuities, group life insurance, pension funds and mutual funds. Its products are distributed through captive agency, bancassurance, brokers, group sales force and direct marketing distribution channels.

•	Middle East, Africa and South Asia. This region accounted for $0.8 billion, or approximately 6% of the Alico Business’ total revenues for the year ended November 30, 2009. The Alico Business has the largest geographical coverage of any insurance company in the Middle East, Africa and South Asia regions with 16 markets, which include the United Arab Emirates, Bangladesh, Lebanon, Egypt, Turkey, Saudi Arabia, Jordan, the area governed by the Palestinian National Authority, Bahrain, Qatar, Oman, Kuwait, Pakistan, Nepal, Yemen and Liberia. The Alico Business’ principal products offered in these regions include traditional life insurance, accident and health insurance, group life insurance and pensions. Its products are distributed through captive agency, group, bancassurance and broker distribution channels.

•	Latin America. The Alico Business conducts operations in the Latin American region in 24 markets, which include Chile, Colombia, Argentina, Uruguay, Panama, the Caribbean, Mexico and joint ventures in Peru and Venezuela. This region accounted for $0.8 billion, or approximately 6% of the Alico Business’ total revenues for the year ended November 30, 2009. The Alico Business’ principal products in this region include traditional life insurance, accident and health insurance, individual annuities, group life insurance and pensions, and its products are distributed by captive agencies, bancassurance, brokers, direct marketing and through worksites.

The remaining 2% of revenues for the year ended November 30, 2009 related to ALICO’s corporate segment, which includes home office operations in Delaware and operations of DelAm.

The Alico Business has a comprehensive investment portfolio, which includes government bonds issued by Asian and European nations. In particular, as of November 30, 2009, the Alico Business held $11.5 billion in carrying value of debt issued by Japan, $1.3 billion in carrying value of debt issued by Greece, and an aggregate carrying value of $1.3 billion of debt issued by Portugal, Spain, Italy and Ireland.

Rationale for the Acquisition

MetLife expects that the Acquisition will increase stockholder value by increasing MetLife’s return on equity and by being accretive to operating earnings per share. In addition, MetLife believes that the Acquisition will provide significant long-term strategic and financial benefits to its stockholders, including a significant long-term growth in revenues, earnings and returns on equity. In particular, MetLife believes that the Acquisition will:

•	Significantly Broaden MetLife’s Diversification by Product, Distribution and Geography. The Acquisition will greatly diversify MetLife’s revenue and earnings sources by product, distribution and geography.

•	In terms of geographic diversification, as a result of the Acquisition, MetLife will have a market presence in 64 different countries, up from 17 at present, which, MetLife believes, will create significant advantages over its international competitors by providing scale and access to many higher growth markets.

•	The Acquisition will also diversify MetLife’s product mix by increasing the proportion of premium, fees and other revenues from accident and health insurance products and certain types of traditional life insurance products, where the primary risks are morbidity and mortality, and reducing MetLife’s relative exposure to market-sensitive products such as annuities. For the year ended November 30, 2009, accident and health insurance and traditional life insurance products accounted for 64% in the aggregate of the Alico Business’ total revenues.

•	As a result of the Acquisition, MetLife’s distribution sources will be further diversified. In addition to MetLife’s existing professional agency, employers and third-party distribution channels, MetLife will, in the future, have the benefit of adding the Alico Business’ captive and independent agency and direct marketing distribution channels, as well as enhancing its own third-party distribution channel by combining it with that of the Alico Business.

•	Meaningfully Accelerate MetLife’s Global Growth Strategy. The Acquisition will materially advance MetLife’s presence in mature markets such as Japan and Western Europe and establish leading positions for MetLife in many emerging and developing markets. For the year ended November 30, 2009, approximately $7.8 billion, or approximately 55%, of the Alico Business’ revenues were generated in the Japanese market. Another $2.7 billion, or approximately 19%, of its 2009 revenues were generated in Western Europe. The Acquisition will result in the formation of a premier global life insurance franchise, and, according to premium income information derived from the AXCO Insurance Information Services Ltd. 2008 reports, the combined business will be ranked (i) the number one life insurer in the United States, Mexico and Chile, (ii) the number one insurer for individual life insurance in Russia and (iii) the number one foreign life insurer in Japan, with a growing presence in India and China and a significant presence in Europe.

In addition, the Alico Business has leading positions in many emerging and developing markets in Central and Eastern Europe, the Middle East and Latin America. Leveraging the combined business, the broad portfolio of product solutions and experience in managing diversified distribution channels, MetLife believes that it will not only be strongly positioned in the international markets in which MetLife and the Alico Business currently operate, but it will also be well positioned to enter new markets with high growth potential. MetLife believes that its collective historical expertise in building and growing operations in developing markets, coupled with scalability of the combined company’s business model around the globe, will be a cornerstone of MetLife’s future geographic expansion.

•	Create the Opportunity to Build an Unparalleled International Franchise Leveraging the Alico Business’ Key Strengths. The Alico Business has an established track record of organic growth. At the core of the Alico Business’ strength are its broad geographic diversification, its leading position in many of the markets in which it operates, as well as its diversified distribution methods and balanced product mix favoring protection products. MetLife believes that this strong positioning, coupled with the Alico Business’ longstanding presence in markets that are now effectively closed to new entrants as a result of their restrictive regulatory regimes, makes its platform extremely difficult to replicate today. Accordingly, the Acquisition will create a unique opportunity to continue to build MetLife as an unparalleled international franchise leveraging the Alico Business’ key strengths.

Consideration

Under the terms of the Stock Purchase Agreement, assuming no purchase price adjustments, MetLife, Inc. will:

(i) pay $6.8 billion to ALICO Holdings in cash; and

(ii) issue to ALICO Holdings:

(a) 78,239,712 shares of common stock,

(b) 6,857,000 shares of Series B Preferred Stock, which will automatically convert into 68,570,000 shares of common stock (subject to anti-dilution adjustments) upon a favorable vote of MetLife, Inc.’s common stockholders, and

(c) $3.0 billion aggregate stated amount of Equity Units, initially consisting of (x) the Stock Purchase Contracts obligating the holder to purchase a variable number of shares of MetLife, Inc.’s common stock on each of three specified future settlement dates (expected to be approximately two, three and four years after the closing of the Acquisition) for a fixed amount per contract (an aggregate of $1.0 billion on each settlement date) and (y) an interest in shares of the Unit Preferred Stock.

The consideration is currently valued at approximately $16.1 billion (the “Purchase Price”) (based on the fair value of the Equity Units and the closing price of MetLife, Inc.’s common stock on July 30, 2010), and is subject to certain adjustments described below.

Purchase Price Adjustments

Pursuant to the Stock Purchase Agreement, the Purchase Price will be subject to, among other adjustments: (a) a positive or negative adjustment based on the after-tax net operating earnings of ALICO during the 12-month period ended May 31, 2010, to the extent that such earnings, as adjusted, are greater than $1.65 billion or less than $1.35 billion; (b) a positive or negative adjustment based on the actual settlement amount of various accounts payable and receivable relative to the carrying value of each such account payable and receivable; and (c) in the event that ALICO Holdings estimates ALICO’s risk-based capital to be less than 400% as of the closing date, a negative adjustment at the closing in an amount equal to the estimated amount required for ALICO to have a risk-based capital of 400% as of the closing date, followed by (i) a post-closing negative adjustment that requires AIG to pay to MetLife, Inc. an amount equal to the actual amount of capital required for ALICO (together with any amounts deducted at closing) to have an actual risk-based capital of 400% as of the closing date or (ii) a post-closing positive adjustment that requires MetLife, Inc. to pay back to AIG, in cash, an amount equal to the amount of any negative adjustment made at the closing as a result of ALICO’s estimated risk-based capital, to the extent that the risk-based capital of ALICO equals or exceeds 400% at the closing, in each case, in accordance with the terms and procedures set forth in the Stock Purchase Agreement. In addition, AIG will receive a credit against the purchase price at the closing equal to the amount of costs and expenses that the Alico Business incurs in connection with the completion of certain required separation actions prior to the closing, followed by a negative purchase price adjustment to the extent that such costs and expenses incurred between June 1, 2010 and the closing date exceeded $21.5 million.

Series B Preferred Stock

At the closing, MetLife, Inc. will issue to ALICO Holdings the Series B Preferred Stock, which will rank junior to all shares of the other series of MetLife, Inc.’s outstanding preferred stock. The Series B Preferred Stock will not have voting rights on most matters that are submitted to a vote of MetLife, Inc.’s common stockholders, but is intended to have economic rights substantially equivalent to shares of MetLife, Inc.’s common stock, i.e., if MetLife, Inc. declares any dividend or distribution, it will simultaneously declare a dividend or distribution on the Series B Preferred Stock in the amount of dividends or distributions that would be made with respect to the shares of common stock into which the Series B Preferred Stock is convertible, as if the Series B Preferred Stock had been converted into shares of common stock on the record date for such dividend or distribution.

No later than the first anniversary of the closing, MetLife, Inc. will submit to its common stockholders a proposal to approve the conversion of the Series B Preferred Stock into shares of its common stock, and each share of Series B Preferred Stock will automatically convert on the third business day following such approval at a conversion rate of ten shares of common stock for each share of Series B Preferred Stock (subject to anti-dilution adjustments). If such approval has not been obtained prior to the first anniversary of the closing, the Series B Preferred Stock will be deemed to be “Transferable Preferred Stock” (the “Transferable Preferred Stock”) pursuant to the Investor Rights Agreement, and MetLife, Inc. will: (a) pay to ALICO Holdings an amount equal to the product of $43.750911 and the number of shares of Series B Preferred Stock delivered to ALICO Holdings at the closing (which product, assuming the issuance of 6,857,000 shares of Series B Preferred Stock at the closing, would equal $300 million); (b) pursuant to the Investor Rights Agreement, provide ALICO Holdings with registration rights to sell the Series B Preferred Stock in an orderly manner and seek to list the Series B Preferred Stock on the New York Stock Exchange in connection with any registration and sale; and (c) retain the option of converting the Series B Preferred Stock into common stock at a later date.

Equity Units

At the closing, MetLife, Inc. will issue the Equity Units to ALICO Holdings pursuant to the terms of the Stock Purchase Contract Agreement to be entered into between MetLife, Inc. and the stock purchase contract agent. Each Equity Unit will initially pay distributions at a rate of 5% per annum, payable quarterly, and will initially consist of (i) a 1/40th ownership interest in one share of each of three series of Unit Preferred Stock that will rank pari passu in liquidation preference with MetLife, Inc.’s currently outstanding series of preferred stock and senior to the Series B Preferred Stock, and (ii) three Stock Purchase Contracts obligating the holder of such Equity Units to purchase, on three settlement dates, a variable number of shares of MetLife, Inc.’s common stock for a fixed price. The Unit Preferred Stock will be initially pledged as collateral to secure the obligations of the holders under the Stock Purchase Contracts.

Each series of Unit Preferred Stock will be automatically exchanged for a related interest in debt securities of MetLife, Inc. (issuable in one or more tranches) (the “Unit Debt Securities”) prior to the applicable settlement date. The Unit Debt Securities will: (i) be issued in an aggregate principal amount equal to the liquidation preference of the exchanged Unit Preferred Stock, (ii) have a stated maturity date or stated maturity dates, (iii) rank pari passu with all senior unsecured debt of MetLife, Inc., and (iv) initially bear an interest rate equal to the greater of (A) the dividend rate of the exchanged Unit Preferred Stock and (B) the applicable federal rate prescribed by the IRS on the exchange date. The Unit Debt Securities will be callable by MetLife, Inc. after they are remarketed subject to a customary make-whole provision.

Until certain deadlines prior to a settlement date, each holder can elect to strip the Unit Preferred Stock or Unit Debt Securities, as applicable, from the Equity Units; provided that they are replaced with U.S. Treasury Securities with principal amounts payable on or, in certain cases, prior to the relevant settlement dates in an amount sufficient to settle the related Stock Purchase Contracts.

Each of the Stock Purchase Contracts is expected to settle on the settlement dates approximately two, three and four years after the closing of the Acquisition, subject to extension in the event of a failed remarketing of the Unit Debt Securities, in shares of common stock. The number of shares of common stock to be delivered on each such settlement date will be determined in accordance with the provisions of the Stock Purchase Contract Agreement and will generally depend on the average of the volume-weighted average prices of MetLife, Inc.’s common stock during a 20 trading day period ending on the third trading day prior to the initially applicable scheduled settlement date.

Each holder may choose to settle the Stock Purchase Contracts before the applicable settlement dates by delivering cash to MetLife, Inc. and, in such case, will receive the minimum number of shares of common stock that would have been deliverable upon settlement on the originally scheduled settlement date, together with the related pledged Unit Preferred Stock, Unit Debt Securities or U.S. Treasury Securities, as applicable.

Prior to each of the settlement dates, the relevant Unit Debt Securities will be remarketed, and, in connection therewith, their interest rate may be reset in order to realize aggregate proceeds sufficient to (i) meet the holders’ obligations under the related Stock Purchase Contracts, (ii) pay the remarketing agent’s fee, (iii) cover, in certain circumstances, a payment to the holders equal to any accrued but unpaid interest on the Unit Debt Securities being remarketed, and (iv) cover a payment to the holders equal to 0.05% of the principal amounts of the Unit Debt Securities being remarketed. Each series of the Unit Debt Securities may be remarketed up to five times, in three-month intervals, but if the fifth such remarketing fails, each holder will have the right to choose to settle the applicable Stock Purchase Contract either by using cash or by putting the relevant Unit Debt Securities back to MetLife, Inc., in each case in order to receive the related shares of common stock.

The Equity Units and Unit Preferred Securities will not be redeemable at the option of MetLife, Inc. The Unit Debt Securities will be callable by MetLife, Inc. after they are remarketed.

As permitted by the terms of the Stock Purchase Agreement, MetLife, Inc. may seek to modify the terms of the Equity Units, including by replacing the Unit Preferred Stock with a different host security, in order to achieve the desired equity treatment from the rating agencies. See “Risk Factors — A Downgrade in Our Financial Strength or Credit Ratings Could Result in a Loss of Business and Materially Adversely Affect Our Financial Condition and Results of Operations.”

Indemnification

The Stock Purchase Agreement provides that MetLife, Inc., on the one hand, and ALICO Holdings, on the other hand, will indemnify the other party and certain of the other party’s representatives for certain defined losses arising out of inaccuracies or breaches of applicable representations or warranties contained in the Stock Purchase Agreement and breaches of or failures to perform applicable covenants, obligations or agreements set forth in the Stock Purchase Agreement. In addition, the Stock Purchase Agreement provides for certain specific indemnities relating to (a) the Premier Access Bond/Premier Bond Enhanced Fund or the Protected Recovery Fund, each formed by the Alico Business’ U.K. branch, (b) certain unit-linked insurance products offered or sold prior to the closing by ALICO Life International Limited (Italy branch) (the “Italy Matter”), (c) scheduled class action lawsuits relating to premiums charged in connection with credit life policies sold prior to the closing by ALICO Compania de Seguros, S.A. and other third-party claims based on substantially similar facts and circumstances as those underlying such class action lawsuits with respect to premiums charged in connection with credit life policies sold prior to the closing by ALICO Compania de Seguros, S.A., (the “Argentina Matter”) (d) the leak and subsequent unauthorized use of credit card numbers of policyholders of the Japan branch of the Alico Business (the “Japan Matter”) and (e) certain other specified matters relating to (i) loss of value resulting from the loss of certain joint venture interests in such cases where the consummation of the Acquisition triggers a third-party joint venture partner’s call right, right of first refusal or similar rights; (ii) the failure of certain reinsurance contracts to remain in full force and effect at the closing of the Acquisition; and (iii) loss of value resulting from the loss of certain governmental permits or the failure to obtain certain governmental approvals at or prior to the closing of the Acquisition.

The indemnification provided by each of ALICO Holdings and MetLife, Inc. with respect to breaches of representations and warranties (other than with respect to certain specified fundamental representations and warranties, indemnification for which is not subject to any U.S. dollar limitations) is subject to a materiality threshold of $87,500, a deductible of $125 million and a $2.25 billion cap (the “Cap”). Losses incurred by MetLife, Inc. in connection with the Argentina Matter, the Italy Matter and the Japan Matter are aggregated with losses incurred by MetLife, Inc. in connection with breaches of representations and warranties (other than with respect to specified fundamental representations and warranties) for purposes of the Cap. ALICO Holdings will also indemnify MetLife, Inc. with respect to defined losses arising from any actions taken, or fines and penalties imposed by, a governmental agency in the event that the Alico Business violated the Foreign Corrupt Practices Act of 1977, as amended, anti-money laundering laws and laws enforced by the Office of Foreign Assets Control, subject to the Cap and with respect to tax matters, including certain tax indemnities applicable to specified matters.

AIG has agreed that ALICO Holdings will initially deposit the Equity Units into an indemnification collateral account as security for ALICO Holdings’ indemnification and other payment obligations. In addition, AIG has agreed to contribute additional assets to ALICO Holdings in order to ensure ALICO Holdings’ performance of its obligations under the Stock Purchase Agreement in the event that it lacks the requisite amount of cash or liquid assets to so perform. This collateral will be released periodically over a 30-month period on each of the 12-month, 24-month and 30-month anniversary of the closing of the Acquisition as follows: Equity Units with an aggregate stated amount of $1.0 billion (or such amount of net cash proceeds from the sale of Equity Units or other eligible collateral equal to such stated amount), less, on each such release date, specified reserve amounts, including, but not limited to, amounts necessary to satisfy then outstanding indemnification claims made by MetLife, Inc. However, if an AIG bankruptcy event occurs, any then remaining indemnification collateral will remain in the indemnification collateral account and will be released in part on each of the 30-month, 36-month and 48-month anniversary of the closing of the Acquisition, less, on each such release date, any such reserved amounts.

Non-Competition and Non-Solicitation Provisions

The Stock Purchase Agreement contains a limited non-competition provision which, subject to certain exceptions, prohibits AIG from competing in the marketing and sale of certain specified lines of business and products in the United States and overseas. AIG has also agreed, subject to certain exceptions, not to solicit or hire certain employees and producers of the Alico Business. The term of the non-competition and non-solicitation limitations is two years after the closing of the Acquisition.

Investor Rights Agreement

At the closing, MetLife, Inc. will enter into an investor rights agreement (the “Investor Rights Agreement”) with AIG and ALICO Holdings (including any permitted transferees, all of whom will be subject to the terms and provisions described below). Under the terms of the Investor Rights Agreement, commencing nine months after the closing, ALICO Holdings may require MetLife, Inc. to effect up to three registrations of Subject Securities (as defined below) under the Securities Act in any year; provided that ALICO Holdings will be limited to one registration statement in any 120-day period and may not require MetLife, Inc. to effect a registration if a shelf registration statement covering all of the Subject Securities is already in effect at such time. The “Subject Securities” include: (i) MetLife, Inc.’s common stock; (ii) the Equity Units, including their component securities; (iii) the Unit Preferred Stock and the Unit Debt Securities; and (iv) the Transferrable Preferred Stock.

Commencing nine months from the closing, pursuant to a registration statement, ALICO Holdings may make up to three public offerings of Subject Securities in each consecutive 365-day period, each offering with anticipated aggregate gross proceeds of $500 million or more, subject to the requirement that there are at least 120 days between each such offering. ALICO Holdings is limited to offering and selling: (a) 15% or less of MetLife, Inc.’s common stock or its equivalent in any offering; (b) Subject Securities in any offering, the aggregate gross proceeds of which would not exceed $4.0 billion; and (c) Subject Securities in any offering or other transfer, the aggregate gross proceeds of which would not exceed $6.6 billion in any 180-day period.

The right of ALICO Holdings to require MetLife, Inc. to register or offer Subject Securities will be subject to certain lock-ups and deferrals described below.

MetLife, Inc. can defer a registration demand or suspend an offering for up to:

•	60 consecutive days (with respect to any of the events described in (a) through (d) below); and

•	195 days in the aggregate in any 365-day period (with respect to any of the events described in (a) through (d) below and after a request by MetLife, Inc. to “stand off” before or after an underwritten offering of its common stock);

in any of the following circumstances (and, as applicable, during the occurrence of a requested market stand-off): (a) MetLife, Inc. is subject to a customary suspension or blackout period; (b) the offering would occur shortly before or after an investor day presentation; (c) MetLife, Inc. believes that in connection with an offering disclosures would be required that would not otherwise be required and are not in the best interests of MetLife, Inc.; or (d) MetLife, Inc. is pursuing a primary underwritten offering (with respect to which ALICO Holdings will have piggyback registration rights). The stand-off referred to above would prevent ALICO Holdings from selling or otherwise transferring Subject Securities, upon the request of MetLife, Inc., other than (i) to any wholly owned subsidiary or other permitted transferee (which, in the case of a permitted pledge of Subject Securities would include the U.S. Treasury or any U.S. Federal Reserve Bank) of AIG or (ii) as part of the exercise of piggyback registration, from the date of the request and during the 60 days following an offering of common stock by MetLife, Inc. Once in any 365-day period, MetLife, Inc. may also defer a registration demand or suspend an offering for up to 60 days if MetLife, Inc. is making an equity offering to fund a business combination or acquisition of assets or to meet capital funding requirements.

ALICO Holdings will generally be permitted, subject to the other restrictions in the Investor Rights Agreement, to transfer in a registered public offering or in a forward-sale or hedge transaction (a) nine months after the closing, up to 50% of the MetLife, Inc. common stock consideration (or Transferable Preferred Stock or Equity Units on a common-stock equivalent basis) and 50% of the Unit Preferred Stock; and (b) one year after the closing, 100% of the Subject Securities. After the date which is eighteen months after the closing or, if earlier, after the date on which the aggregate value of the remaining Subject Securities is less than $1.0 billion, ALICO Holdings may transfer the Subject Securities in compliance with the volume and manner of sale requirements of Rule 144(e) and (f) (regardless of whether such requirements are applicable by law).

ALICO Holdings cannot transfer (a) common stock or (b) Transferable Preferred Stock or Equity Units (in each case, on a common stock equivalent basis) which would (i) constitute the equivalent of 3.5% or more of the outstanding common stock of MetLife, Inc. to any one transferee or (ii) result, to the actual knowledge of ALICO Holdings, in any transferee beneficially owning more than 5% of the outstanding common stock of MetLife, Inc.

ALICO Holdings will be able to assign its registration rights in connection with the transfer of at least $500 million of Subject Securities to AIG, any wholly owned subsidiary or other permitted transferee (which, in the case of a permitted pledge of Subject Securities would include the U.S. Treasury or any U.S. Federal Reserve Bank) of AIG that is or agrees to be bound by the terms of the Investor Rights Agreement. ALICO Holdings will agree to use commercially reasonable efforts to transfer all of the Subject Securities held by it or a permitted transferee before the later of: (i) the fifth anniversary of the closing; and (ii) the first anniversary of the last settlement date of the Stock Purchase Contracts under the terms of the Equity Units. The Investor Rights Agreement will terminate by consent of the parties or when ALICO Holdings no longer owns any Subject Securities.

AIG will be required to either remain in “control” of ALICO Holdings or guarantee all obligations of ALICO Holdings. Furthermore, ALICO Holdings and AIG will agree to certain standstill provisions, to the effect (among other things) that ALICO Holdings and AIG or their respective affiliates will not acquire or own more than 23.5% of the common stock or other voting securities (or securities convertible into common stock or other voting securities) of MetLife, Inc.

ALICO Holdings and AIG will agree that they will not seek to “control” or influence the management, board of directors, stockholders or policies of MetLife, Inc. or its affiliates. In addition, ALICO Holdings will agree to vote all of the common stock or other voting securities in the same proportion as the shares voted by all other holders of MetLife, Inc.’s common stock or other voting securities. This agreement with respect to voting will not apply to any common stock or other voting securities that are not Subject Securities unless, in the absence of such agreement, ALICO Holdings, AIG or their respective affiliates would be found to control MetLife, Inc. for purposes of the Bank Holding Company Act of 1956, as amended (the “BHC”), in which case ALICO Holdings will be subject to the voting agreement to the extent necessary so that ALICO Holdings, AIG or any of their respective affiliates will not be found to control MetLife, Inc. for purposes of the BHC.

The Investor Rights Agreement will contain customary indemnification provisions. ALICO Holdings will have piggyback registration rights on any underwritten offerings of common stock by MetLife, Inc., subject to customary exceptions. Finally, if ALICO Holdings transfers any Subject Securities that are subject to any custody arrangement securing its indemnification obligations under the Stock Purchase Agreement, any proceeds in connection therewith must also be subject to a first priority security interest in favor of MetLife, Inc.

Other Ancillary Agreements

In addition to the agreements described above, MetLife, Inc. will also enter into several other agreements with ALICO Holdings and its affiliates in connection with the Acquisition. These agreements include a special asset protection agreement pursuant to which ALICO Holdings will agree to partly reimburse MetLife, Inc. for losses relating to certain assets protected under the agreement and a transition services agreement, pursuant to which AIG and MetLife, Inc., following the closing of the Acquisition, will continue to provide each other with certain scheduled services and access to certain facilities, in each case for a specified term.

Conditions to Closing

Except as noted below, the obligations of AIG, ALICO Holdings and MetLife, Inc. to close the Acquisition are subject to the receipt of all governmental approvals, including anti-competition, insurance and pension regulatory approvals (or expirations of waiting periods), unless the parties waive such approvals. These governmental approvals must be in full force and effect without the imposition of certain conditions or restrictions including any condition or restriction requiring the taking of any action that would materially adversely affect the economic benefits reasonably expected to be derived by a party to the Stock Purchase Agreement in connection with the consummation of the Acquisition, requiring the divestiture or other disposition of any assets that are material to such party’s enterprise, or that would otherwise materially adversely affect such party or interfere with the ability of such party (taken as a whole with its subsidiaries) to conduct its business substantially in the manner as such business is currently being conducted. However, if six months have elapsed since the date of the Stock Purchase Agreement and not all governmental approvals have been obtained, then only certain specified governmental approvals will be required to be obtained, such as (a) the Federal Reserve Board’s determination that AIG and ALICO Holdings will not be deemed to “control” MetLife, Inc. due to the Acquisition, (b) governmental approvals in the State of Delaware, France, Japan, Poland, the United Kingdom, Greece, the United Arab Emirates, Slovakia, Lebanon, Spain and jurisdictions where MetLife, Inc. operated on the date of the Stock Purchase Agreement, (c) governmental approvals to permit ALICO Holdings and AIG to receive MetLife, Inc. securities as part of the consideration for the Acquisition and (d) governmental approvals in such other jurisdictions under the laws of which criminal penalties may be imposed if the Acquisition is closed without obtaining such approvals.

Furthermore, except as noted above, the obligation of AIG, ALICO Holdings and MetLife, Inc. to close the Acquisition is subject to the absence of any governmental order issued or law enacted that would enjoin, prohibit or make illegal the Acquisition, unless such governmental order or law is vacated, terminated or withdrawn.

MetLife, Inc.’s obligation to close the Acquisition is subject to the following additional conditions:

(i) ALICO Holdings’ and AIG’s specified fundamental representations and warranties are true and correct in all respects;

(ii) ALICO Holdings’ and AIG’s representations and warranties (that are not considered fundamental) are true and correct without regard to any materiality or material adverse effect qualifiers to such representations and warranties (except where the failure to be true and correct would not reasonably be expected to have a material adverse effect on the Alico Business);

(iii) ALICO Holdings and AIG have performed their obligations on or before the closing;

(iv) all ancillary agreements to which ALICO Holdings and its Affiliates are a party have been executed and delivered to MetLife, Inc.;

(v) since the date of the Stock Purchase Agreement, no material adverse effect with respect to the Alico Business has occurred;

(vi) the estimated ratio (expressed as a percentage) that ALICO’s total adjusted capital bears to its authorized control level risk-based capital is no less than 400% as of the closing; and

(vii) receipt of an opinion from outside counsel to ALICO Holdings in a form reasonably acceptable to MetLife, Inc., concerning MetLife, Inc.’s security interest in the indemnification collateral account funds.

The obligation of ALICO Holdings to close the Acquisition is subject to the following additional conditions:

(i) MetLife, Inc.’s specified fundamental representations and warranties are true and correct in all respects;

(ii) MetLife, Inc.’s representations and warranties (that are not considered fundamental) are true and correct without regard to any materiality or material adverse effect qualifiers to such representations and warranties (except where the failure to be true and correct would not reasonably be expected to have a material adverse effect on the business of MetLife, Inc.);

(iii) MetLife, Inc. has performed its obligations in all material respects on or before the closing;

(iv) all ancillary agreements to which MetLife, Inc. and its affiliates are a party have been executed and delivered to ALICO Holdings;

(v) receipt of an opinion from Dewey & LeBoeuf LLP, in a form reasonably acceptable to ALICO Holdings, concerning the valid issuance of the shares MetLife, Inc.’s common stock, the Equity Units and the Series B Preferred Stock; and

(vi) since the date of the Stock Purchase Agreement, no material adverse effect with respect to MetLife, Inc. has occurred.

Termination

The Stock Purchase Agreement may be terminated (i) by mutual consent, (ii) by either ALICO Holdings or MetLife, Inc if the closing is not consummated by January 10, 2011 (provided, that either ALICO Holdings or MetLife, Inc. may extend the outside date until July 10, 2011 if the closing has not occurred due to the failure to receive one or more governmental approvals), (iii) by either ALICO Holdings or MetLife, Inc, if there is a final, non-appealable governmental order issued or law enacted that would restrain, enjoin, prohibit or make illegal the Acquisition (other than in the case where approval under such order or law is not required to satisfy the regulatory approval closing condition described under “— Conditions to Closing”) or (iv) by either party, if there is an incurable breach precluding fulfillment of any of the conditions obligating such party to consummate the Acquisition. If such breach can be cured, the Stock Purchase Agreement may be terminated if the breach is not cured within 60 calendar days after the alleged breaching party receives written notice.

The Stock Purchase Agreement will terminate automatically without the requirement of any action or notice by any party upon (i) the institution prior to the closing by or against AIG, ALICO Holdings or ALICO of any insolvency, bankruptcy or similar proceeding or (ii) prior to the closing, the appointment of, or petition for appointment of, an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for all or substantially all of the assets of AIG, ALICO Holdings or ALICO.

CERTAIN U. S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes material U.S. federal income tax considerations to U.S. Holders and Non-U.S. Holders (each, as defined below) of the purchase, ownership and disposition of the Fixed Rate Senior Notes. It is included herein for general information only and does not address all tax considerations that may be relevant to investors in light of their personal investment circumstances or that may be relevant to certain types of investors subject to special rules (for example, financial institutions, tax-exempt organizations, insurance companies, regulated investment companies, persons that are broker-dealers, traders in securities who elect the mark to market method of accounting for their securities, U.S. Holders that have a functional currency other than the U.S. dollar, certain former U.S. citizens or long-term residents, retirement plans, real estate investment trusts, foreign governments, international organizations, controlled foreign corporations, passive foreign investment companies, investors in partnerships or other pass-through entities or persons holding the Fixed Rate Senior Notes as part of a “straddle,” “hedge,” “conversion transaction” or other integrated transaction). The discussion set forth below is limited to initial investors who hold the Fixed Rate Senior Notes as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) and who purchase the Fixed Rate Senior Notes for cash at the initial “issue price” (i.e., the first price to the public, excluding bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers, at which a substantial amount of the Fixed Rate Senior Notes is sold for money). In addition, this discussion does not address the effect of U.S. federal alternative minimum tax, gift or estate tax laws, or any state, local or foreign tax laws. Furthermore, the discussion below is based upon provisions of the Code, the legislative history thereof, U.S. Treasury regulations thereunder and administrative rulings and judicial decisions thereunder as of the date hereof. Such authorities may be repealed, revoked or modified (including changes in effective dates, and possibly with retroactive effect) so as to result in U.S. federal income tax considerations different from those discussed below.

For purposes of the following discussion, a “U.S. Holder” means a beneficial owner of the Fixed Rate Senior Notes that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of source; or

•	a trust, if (a) a court within the United States is able to exercise primary supervision over administration of the trust and one or more United States persons have authority to control all substantial decisions of the trust or (b) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a domestic trust.

For purposes of the following discussion, a “Non-U.S. Holder” means a beneficial owner of the Fixed Rate Senior Notes (other than a partnership or an entity or arrangement classified as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder for U.S. federal income tax purposes.

If a partnership or an entity treated as a partnership for U.S. federal income tax purposes owns any of the Fixed Rate Senior Notes, the tax treatment of a partner or an equity interest owner of such other entity generally will depend upon the status of the person and the activities of the partnership or other entity treated as a partnership. Partnerships and other entities treated as partnerships for U.S. federal income tax purposes, and partners or other equity interest owners in such entities should consult their own tax advisors.

THIS DISCUSSION OF U.S. FEDERAL INCOME TAX CONSIDERATIONS IS NOT INTENDED, AND SHOULD NOT BE CONSTRUED, TO BE TAX OR LEGAL ADVICE TO ANY PARTICULAR INVESTOR IN OR HOLDER OF THE FIXED RATE SENIOR NOTES. PROSPECTIVE INVESTORS ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSIDERATIONS ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR ANY APPLICABLE TAX TREATIES, AND THE POSSIBLE EFFECT OF CHANGES IN APPLICABLE TAX LAW.

Effect of Certain Additional Payments

In certain circumstances (for example, see “Description of the Fixed Rate Senior Notes — Special Mandatory Redemption”), we may be obligated to pay amounts on the Fixed Rate Senior Notes that are in excess of stated interest or principal on the Fixed Rate Senior Notes. These potential payments may implicate the provisions of the Treasury Regulations relating to “contingent payment debt instruments” (the “CPDI Regulations”). One or more contingencies will not cause the Fixed Rate Senior Notes to be treated as a contingent payment debt instrument if, as of the issue date, each such contingency is considered remote or incidental or, in certain circumstances, it is significantly more likely that none of the contingencies will occur. We believe that the potential for additional payments on the Fixed Rate Senior Notes should not cause the Fixed Rate Senior Notes to be treated as contingent payment debt instruments under the CPDI Regulations. Our determination is binding on a holder unless such a holder discloses its contrary position in the manner required by applicable Treasury Regulations. However, the Internal Revenue Service (“IRS”) may take a different position, which could require a holder to accrue income on its Fixed Rate Senior Notes in excess of stated interest, and to treat any income realized on the taxable disposition of a Fixed Rate Senior Note as ordinary income rather than capital gain. The remainder of this discussion assumes that the Fixed Rate Senior Notes will not be treated as contingent payment debt instruments. Investors should consult their own tax advisors regarding the possible application of the contingent payment debt instrument rules to the Fixed Rate Senior Notes.

U.S. Holders

Payments of Interest

We expect, and this discussion assumes, that the Fixed Rate Senior Notes will not be issued with more than a de minimis amount of original issue discount, if any. As such, payments of stated interest on the Fixed Rate Senior Notes generally will be taxable to a U.S. Holder as ordinary interest income at the time such payments are received or accrued in accordance with the U.S. Holder’s method of accounting for U.S. federal income tax purposes. However, if the Fixed Rate Senior Notes are issued with more than a de minimis amount of original issue discount, each U.S. Holder generally will be required to include original issue discount in its income as it accrues, regardless of its regular method of tax accounting, using a constant yield method, possibly before such U.S. Holder receives any payment attributable to such income.

Sale, Redemption or Other Taxable Disposition of the Fixed Rate Senior Notes

Upon the sale, redemption or other taxable disposition of Fixed Rate Senior Notes, a U.S. Holder generally will recognize gain or loss equal to the difference between (1) the amount realized on such disposition and (2) such holder’s adjusted tax basis in the Fixed Rate Senior Notes. A holder’s adjusted tax basis in the Fixed Rate Senior Notes generally will equal the amount paid for the Fixed Rate Senior Notes less any principal payments received by such holder. Gain or loss recognized by a U.S. Holder in respect of the disposition generally will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder has held the Fixed Rate Senior Notes for more than one year at the time of such disposition. A U.S. Holder that is an individual may be entitled to preferential treatment for net long-term capital gains. The ability of a U.S. Holder to offset capital losses against ordinary income is limited. Notwithstanding the foregoing, any amounts realized in connection with a sale, redemption or other taxable disposition with respect to accrued interest not previously includible in income will be treated as ordinary interest income.

Information Reporting and Backup Withholding Tax

Payments of interest on, or the proceeds of the sale or other disposition of, the Fixed Rate Senior Notes will be subject to information reporting to the IRS unless the U.S. Holder is an exempt recipient and may be subject to U.S. federal backup withholding tax, currently at a rate of 28%, if the recipient of the payment fails to supply an accurate taxpayer identification number and comply with certain certification procedures or otherwise fails to establish an exemption from backup withholding. Backup withholding does not represent an additional income tax. Any amount withheld under the backup withholding rules is allowable as a credit against the holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

Non-U.S. Holders

Payments of Interest

Subject to the discussion of backup withholding below, payments of interest on the Fixed Rate Senior Notes to a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax; provided that (1) the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of the stock of MetLife, Inc. entitled to vote, (2) the Non-U.S. Holder is not (a) a controlled foreign corporation that is related to MetLife, Inc. through actual or deemed stock ownership or (b) a bank receiving interest on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business, (3) such interest is not effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States and (4) the Non-U.S. Holder either (a) provides its name and address on an IRS Form W-8BEN (or other applicable form) and certifies, under penalties of perjury, that it is not a United States person as defined under the Code or (b) holds the Fixed Rate Senior Notes through certain foreign intermediaries and the intermediary and the Non-U.S. Holder satisfy the certification or documentation requirements of applicable U.S. Treasury regulations.

If a Non-U.S. Holder cannot satisfy the requirements in the preceding paragraph, payments of interest made to such Non-U.S. Holder will be subject to U.S. federal withholding tax, currently at a rate of 30%, unless such Non-U.S. Holder timely provides the withholding agent with a properly executed (1) IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty or (2) IRS Form W-8ECI (or other applicable form) certifying that interest paid on the Fixed Rate Senior Notes is not subject to U.S. federal withholding tax because it is effectively connected with such Non-U.S. Holder’s conduct of a trade or business in the United States. If interest on the Fixed Rate Senior Notes is effectively connected with the conduct by a Non-U.S. Holder of a trade or business within the United States (and, if certain tax treaties apply, is attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder), such interest will be subject to U.S. federal income tax on a net income basis at the rate applicable to United States persons generally (and a Non-U.S. Holder that is treated as a corporation for U.S. federal income tax purposes may also be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits, subject to certain adjustments, unless such holder qualifies for a lower rate under an applicable income tax treaty). If interest is subject to U.S. federal income tax on a net income basis in accordance with these rules, such payments will not be subject to U.S. federal withholding tax so long as the relevant Non-U.S. Holder timely provides the withholding agent with the appropriate documentation.

Sale, Redemption or Other Taxable Disposition of the Fixed Rate Senior Notes

Subject to the discussion of backup withholding below, any gain realized by a Non-U.S. Holder on the sale, redemption or other taxable disposition of the Fixed Rate Senior Notes generally will not be subject to U.S. federal income tax, unless (1) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States (and, if certain tax treaties apply, is attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder), in which case such gain will be taxed on a net income basis in the same manner as interest that is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and a Non-U.S. Holder that is treated as a corporation for U.S. federal income tax purposes may also be subject to the branch profits tax as described above) or (2) the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are satisfied, in which case the Non-U.S. Holder will be subject to a tax, currently at a rate of 30%, on the excess, if any, of such gain plus all other U.S source capital gains recognized during the same taxable year over the Non-U.S. Holder’s U.S. source capital losses recognized during such taxable year.

Information Reporting and Backup Withholding Tax

Information returns generally will be filed with the IRS reporting interest payments on the Fixed Rate Senior Notes to Non-U.S. Holders. Copies of the information returns may also be made available to the tax authorities in the country in which a Non-U.S. Holder resides under the provisions of an applicable income tax treaty. A Non-U.S. Holder may be subject to additional information reporting and U.S. federal backup withholding tax (currently at a rate of 28%) on payments of interest unless such Non-U.S. Holder provides one of the certifications described above under “— Payments of Interest” or otherwise establishes an exemption from backup withholding. The payment of the proceeds of the sale or other disposition of the Fixed Rate Senior Notes by a Non-U.S. Holder to or through the U.S. office of any broker, U.S. or foreign, generally will be reported to the IRS and reduced by backup withholding, unless the Non-U.S. Holder either certifies under penalties of perjury that it is not a United States person and that certain other conditions are met, or otherwise establishes an exemption. The payment of the proceeds from the disposition of the Fixed Rate Senior Notes by a Non-U.S. Holder to or through a non-U.S. office of a non-U.S. broker generally will not be reduced by backup withholding or reported to the IRS. However, the payment of proceeds from the disposition of the Fixed Rate Senior Notes to or through a non-U.S. office of a broker that is a United States person or has certain enumerated connections with the United States will be reported to the IRS unless the broker has documentary evidence in its files that the Non-U.S. Holder is not a United States person and certain other conditions are met, or the Non-U.S. Holder otherwise establishes an exemption. Backup withholding does not represent an additional income tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against a Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided the required information is timely furnished to the IRS.

Newly Enacted Legislation

Recently enacted legislation regarding foreign account tax compliance, effective for payments made after December 31, 2012, imposes a withholding tax of 30% on interest and gross proceeds from the disposition of certain debt instruments paid to certain foreign entities unless various information reporting and certain other requirements are satisfied. However, the withholding tax will not be imposed on payments pursuant to obligations outstanding as of March 18, 2012. In addition, the legislation also imposes new U.S. return disclosure obligations (and related penalties for failure to disclose) on individuals required to file U.S. federal income tax returns that hold certain specified foreign financial assets (which include financial accounts in foreign financial institutions). Investors should consult with their own tax advisors regarding the possible implications of this recently enacted legislation on their investment in the Fixed Rate Senior Notes.

UNDERWRITING

Banc of America Securities LLC, Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., HSBC Securities (USA) Inc., UBS Securities LLC and Wells Fargo Securities, LLC are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in the underwriting agreement among MetLife, Inc. and the underwriters, MetLife, Inc. has agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from MetLife, Inc., the principal amount of each series of Fixed Rate Senior Notes set forth opposite its name below.

	Principal Amount of
	2014	2021	2041
Underwriter	Senior Notes	Senior Notes	Senior Notes
Banc of America Securities LLC	$126,000,000	$126,000,000	$94,500,000
Deutsche Bank Securities Inc.	126,000,000	126,000,000	94,500,000
HSBC Securities (USA) Inc.	126,000,000	126,000,000	94,500,000
UBS Securities LLC	126,000,000	126,000,000	94,500,000
Wells Fargo Securities, LLC	126,000,000	126,000,000	94,500,000
Credit Suisse Securities (USA) LLC	63,000,000	63,000,000	47,250,000
BNP Paribas Securities Corp.	21,750,000	21,750,000	16,350,000
Credit Agricole Securities (USA) Inc.	21,750,000	21,750,000	16,350,000
RBS Securities Inc.	21,750,000	21,750,000	16,275,000
SG Americas Securities, LLC	21,750,000	21,750,000	16,275,000
PNC Capital Markets LLC	15,000,000	15,000,000	11,250,000
Scotia Capital (USA) Inc.	15,000,000	15,000,000	11,250,000
Standard Chartered Bank	15,000,000	15,000,000	11,250,000
Nikko Bank (Luxembourg) S.A.	15,000,000	15,000,000	11,250,000
UniCredit Capital Markets, Inc.	15,000,000	15,000,000	11,250,000
U.S. Bank, National Association	15,000,000	15,000,000	11,250,000
The Williams Capital Group, L.P.	13,000,000	13,000,000	9,750,000
ANZ Securities, Inc.	10,000,000	10,000,000	7,500,000
BNY Mellon Capital Markets, LLC	10,000,000	10,000,000	7,500,000
Mitsubishi UFJ Securities (USA), Inc.	10,000,000	10,000,000	7,500,000
Lloyds TSB Bank plc	10,000,000	10,000,000	7,500,000
Commerz Markets LLC	10,000,000	10,000,000	7,500,000
Raymond James & Associates, Inc.	10,000,000	10,000,000	7,500,000
Santander Investment Securities Inc.	10,000,000	10,000,000	7,500,000
Loop Capital Markets LLC	6,500,000	6,500,000	4,875,000
Blaylock Robert Van LLC.	6,250,000	6,250,000	4,725,000
Cabrera Capital Markets, LLC	6,250,000	6,250,000	4,725,000
Guzman & Company	6,250,000	6,250,000	4,650,000
Samuel A. Ramirez & Company, Inc.	6,250,000	6,250,000	4,650,000
Muriel Siebert & Co., Inc.	6,200,000	6,200,000	4,650,000
CastleOak Securities, L.P.	3,100,000	3,100,000	2,325,000
MFR Securities, Inc.	3,100,000	3,100,000	2,325,000
Toussaint Capital Partners, LLC	3,100,000	3,100,000	2,325,000

Total	$1,000,000,000	$1,000,000,000	$750,000,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the Fixed Rate Senior Notes of a series sold under the underwriting agreement if any of the applicable Fixed Rate Senior Notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

MetLife, Inc. has agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the Fixed Rate Senior Notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the Fixed Rate Senior Notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives have advised us that the underwriters propose initially to offer each series of the Fixed Rate Senior Notes to the public at the applicable public offering price set forth on the cover page of this prospectus supplement and to certain dealers at such price less a concession not in excess of (i) 0.12% of the principal amount, with respect to the 2014 Senior Notes, (ii) 0.25% of the principal amount, with respect to the 2021 Senior Notes, and (iii) 0.50% of the principal amount, with respect to the 2041 Senior Notes. The underwriters may allow, and the dealers may reallow, a concession not to exceed (i) 0.10% of the principal amount, with respect to the 2014 Senior Notes, (ii) 0.125% of the principal amount, with respect to the 2021 Senior Notes, and (iii) 0.25% of the principal amount, with respect to the 2041 Senior Notes, on sales to other dealers. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The expenses of the offering, not including the underwriting discount, are estimated at $1.32 million and are payable by us. The underwriters have agreed to reimburse us for $562,500 of our expenses relating to this offering.

New Issue of Notes

Each series of the Fixed Rate Senior Notes is a new issue of securities with no established trading market. We do not intend to apply for listing of any series of the Fixed Rate Senior Notes on any national securities exchange or for inclusion of any series of the Fixed Rate Senior Notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in each series of the Fixed Rate Senior Notes after completion of this offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for any series of the Fixed Rate Senior Notes or that an active public market for any series of the Fixed Rate Senior Notes will develop. If an active public trading market for any series of the Fixed Rate Senior Notes does not develop, the market price and liquidity of the applicable series of the Fixed Rate Senior Notes may be adversely affected. If the Fixed Rate Senior Notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

Short Positions

In connection with the offering, the underwriters may purchase and sell the Fixed Rate Senior Notes in the open market. These transactions may include short sales and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of a series of Fixed Rate Senior Notes than they are required to purchase in this offering. The underwriters must close out any short position by purchasing Fixed Rate Senior Notes of such series in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the applicable series of Fixed Rate Senior Notes in the open market after pricing that could adversely affect investors who purchase in the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of a series of the Fixed Rate Senior Notes or preventing or retarding a decline in the market price of a series of the Fixed Rate Senior Notes. As a result, the price of any series of the Fixed Rate Senior Notes may be higher than the price that might otherwise exist in the open market.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of any series of the Fixed Rate Senior Notes. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

In the ordinary course of their respective businesses, the underwriters and their affiliates have engaged, and may in the future engage, in commercial banking or investment banking transactions with us and our affiliates for which they have in the past received, and may in the future receive, customary fees. Affiliates of some of the lenders under MetLife, Inc.’s credit agreements are acting as underwriters for this offering. Affiliates of the joint book-running managers are the commitment parties to the Senior Credit Facility for which they have received, and may in the future receive, fees from us. An affiliate of Banc of America Securities LLC serves as sole administrative agent under the Senior Credit Facility and affiliates of Banc of America Securities LLC, Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc. and HSBC Securities (USA) Inc. serve as joint lead arrangers and joint book managers under the Senior Credit Facility and as financial advisors to us in connection with the Acquisition and have received, and may in the future receive, fees from us in connection with serving in one or more of such capacities.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and such investment and securities activities may involve securities and/or instruments of MetLife, Inc. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Lloyds TSB Bank plc is not a U.S. registered broker-dealer and, therefore, to the extent that they intend to effect any sales of the Fixed Rate Senior Notes in the United States, they will do so through one or more U.S. registered broker-dealers as permitted by the regulations of FINRA.

Standard Chartered Bank will not effect offers or sales of any Fixed Rate Senior Notes in the United States, unless it is through one or more U.S. registered broker-dealers as permitted by the regulations of FINRA.

Notice to Prospective Investors in the United States of America

The Fixed Rate Senior Notes may not be acquired or held by any person who is an employee benefit plan or other plan or arrangement subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or Section 4975 of the Code, or who is acting on behalf of or investing the assets of any such plan or arrangement, unless the acquisition and holding of the Fixed Rate Senior Notes by such person will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

Notice to Prospective Investors in the EEA

In relation to each Member State of the European Economic Area (the “EEA”) which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any Fixed Rate Senior Notes which are the subject of the offering contemplated by this prospectus supplement (and the accompanying prospectus) may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any

Fixed Rate Senior Notes may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) by the underwriters to fewer than 100 natural or legal persons (other than “qualified investors” as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d) in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of Fixed Rate Senior Notes shall result in a requirement for the publication by MetLife, Inc. or any representative of a prospectus pursuant to Article 3 of the Prospectus Directive.

Any person making or intending to make any offer of Fixed Rate Senior Notes within the EEA should only do so in circumstances in which no obligation arises for us or any of the underwriters to produce a prospectus for such offer. Neither we nor the underwriters have authorized, nor do they authorize, the making of any offer of Fixed Rate Senior Notes through any financial intermediary, other than offers made by the underwriters which constitute the final offering of Fixed Rate Senior Notes contemplated in this prospectus supplement (and the accompanying prospectus).

For the purposes of this provision, and your representation below, the expression an “offer to the public” in relation to any Fixed Rate Senior Notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any Fixed Rate Senior Notes to be offered so as to enable an investor to decide to purchase any Fixed Rate Senior Notes as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each person in a Relevant Member State who receives any communication in respect of, or who acquires any Fixed Rate Senior Notes under, the offer of Fixed Rate Senior Notes contemplated by this prospectus supplement (and the accompanying prospectus) will be deemed to have represented, warranted and agreed to and with MetLife, Inc. and each underwriter that:

(A) it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive; and

(B) in the case of any Fixed Rate Senior Notes acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (i) the Fixed Rate Senior Notes acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than “qualified investors” (as defined in the Prospectus Directive), or in circumstances in which the prior consent of the representatives has been given to the offer or resale; or (ii) where Fixed Rate Senior Notes have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of those Fixed Rate Senior Notes to it is not treated under the Prospectus Directive as having been made to such persons.

Notice to Prospective Investors in the United Kingdom

In the United Kingdom, this prospectus supplement (and the accompanying prospectus) is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This prospectus supplement (and the accompanying prospectus) must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this prospectus supplement (and the accompanying prospectus) relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

This prospectus supplement (and the accompanying prospectus) does not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations and the Fixed Rate Senior Notes will not be listed on the SIX Swiss Exchange. Therefore, this prospectus supplement (and the accompanying prospectus) may not comply with the disclosure standards of the listing rules (including any additional listing rules or prospectus schemes) of the SIX Swiss Exchange. Accordingly, the Fixed Rate Senior Notes may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors who do not subscribe to the Fixed Rate Senior Notes with a view to distribution. Any such investors will be individually approached by the underwriters from time to time.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement (and the accompanying prospectus) relates to an exempt offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority. This prospectus supplement (and the accompanying prospectus) is intended for distribution only to persons of a type specified in those rules. It must not be delivered to, or relied on by, any other person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with exempt offers. The Dubai Financial Services Authority has not approved this prospectus supplement (and the accompanying prospectus) nor taken steps to verify the information set out in it, and has no responsibility for it. The Fixed Rate Senior Notes which are the subject of the offering contemplated by this prospectus supplement may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the Fixed Rate Senior Notes offered should conduct their own due diligence on the Fixed Rate Senior Notes. If you do not understand the contents of this prospectus supplement (and the accompanying prospectus) you should consult an authorized financial adviser.

Notice to Prospective Investors in Hong Kong

The Fixed Rate Senior Notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in this prospectus supplement (and the accompanying prospectus) being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the Fixed Rate Senior Notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Fixed Rate Senior Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Australia

This prospectus supplement (and the accompanying prospectus) is not a formal disclosure document and has not been, nor will be, lodged with the Australian Securities and Investments Commission. This prospectus supplement (and the accompanying prospectus) does not purport to contain all information that investors or their professional advisers would expect to find in a prospectus or other disclosure document (as defined in the Corporations Act 2001 (Australia)) for the purposes of Part 6D.2 of the Corporations Act 2001 (Australia) or in a product disclosure statement for the purposes of Part 7.9 of the Corporations Act 2001 (Australia), in either case, in relation to the Fixed Rate Senior Notes.

The Fixed Rate Senior Notes are not being offered in Australia to “retail clients” as defined in sections 761G of the Corporations Act 2001 (Australia) and, as such, no prospectus, product disclosure statement or other disclosure document in relation to the Fixed Rate Senior Notes has been, or will be, prepared.

This prospectus supplement (and the accompanying prospectus) does not constitute an offer in Australia other than to wholesale clients. By submitting an application for the Fixed Rate Senior Notes, you represent and warrant to us that you are a wholesale client for the purposes of section 761G of the Corporations Act 2001 (Australia). If any recipient of this prospectus supplement (and the accompanying prospectus) is not a wholesale client, no offer of, or invitation to apply for, the Fixed Rate Senior Notes shall be deemed to be made to such recipient and no applications for the Fixed Rate Senior Notes will be accepted from such recipient. Any offer to a recipient in Australia, and any agreement arising from acceptance of such offer, is personal and may only be accepted by the recipient. In addition, by applying for the Fixed Rate Senior Notes you undertake to us that, for a period of 12 months from the date of issue of the Fixed Rate Senior Notes, you will not transfer any interest in the Fixed Rate Senior Notes to any person in Australia other than to a wholesale client.

Notice to Prospective Investors in Singapore

Neither this prospectus supplement nor the accompanying prospectus has been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the accompanying prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Fixed Rate Senior Notes may not be circulated or distributed, nor may the Fixed Rate Senior Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case, subject to compliance with conditions set forth in the SFA.

Where the Fixed Rate Senior Notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the Fixed Rate Senior Notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Notice to Prospective Investors in Japan

The Fixed Rate Senior Notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948 of Japan, as amended) (“FIEL”) and the underwriters will not offer or sell any Fixed Rate Senior Notes directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means, unless otherwise provided herein, any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEL and any other applicable laws, regulations and ministerial guidelines of Japan.

LEGAL OPINIONS

Certain legal matters will be passed upon for MetLife, Inc. by Matthew Ricciardi, Chief Counsel — Public Company and Corporate Law, of MetLife Group, Inc., an affiliate of MetLife, Inc. The validity of the Fixed Rate Senior Notes offered hereby will be passed upon for MetLife, Inc. by Dewey & LeBoeuf LLP, New York, New York, which has also acted as special tax counsel for MetLife, Inc. Mr. Ricciardi is paid a salary by an affiliate of MetLife, Inc., is a participant in various employee benefit plans offered by MetLife, Inc. and its affiliates to employees generally, is paid equity-based compensation in accordance with MetLife’s compensation programs and owns MetLife, Inc. common stock. Dewey & LeBoeuf LLP has, from time to time, represented, currently represents, and may continue to represent, some or all of the underwriters in connection with various legal matters. Dewey & LeBoeuf LLP maintains various group and other insurance policies with MLIC. Debevoise & Plimpton LLP, New York, New York, is acting as counsel to the underwriters. Debevoise & Plimpton LLP has in the past provided, and continues to provide, legal services to MetLife, Inc. and certain of its affiliates. Debevoise & Plimpton LLP maintains various group insurance policies with MLIC.

EXPERTS

The consolidated financial statements and financial statement schedules, incorporated by reference in this prospectus supplement from MetLife’s 2009 Form 10-K, and the effectiveness of MetLife’s internal control over financial reporting for the year ended December 31, 2009, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which (1) express an unqualified opinion on the consolidated financial statements and financial statement schedules and includes an explanatory paragraph regarding changes in MetLife’s method of accounting for the recognition and presentation of other-than-temporary impairment losses for certain investments as required by accounting guidance adopted on April 1, 2009, its method of accounting for certain assets and liabilities to a fair value measurement approach as required by accounting guidance adopted on January 1, 2008, and its method of accounting for deferred acquisition costs and for income taxes as required by accounting guidance adopted on January 1, 2007, and, (2) express an unqualified opinion on MetLife’s effectiveness of internal control over financial reporting), which are incorporated herein by reference. Such consolidated financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The audited historical combined financial statements of American Life Insurance Company, ALICO Services, Inc. and Delaware American Life Insurance Company and subsidiaries (collectively, the “Company”) included as Exhibit 99.1 to MetLife, Inc.’s Current Report on Form 8-K dated August 2, 2010 and incorporated by reference in this prospectus supplement have been so incorporated in reliance on the report (which contains an explanatory paragraph related to the Company’s change in method of accounting for other-than-temporary impairments of fixed maturity securities as of March 1, 2009) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

METLIFE, INC.

DEBT SECURITIES, PREFERRED STOCK, DEPOSITARY SHARES,
COMMON STOCK, WARRANTS, PURCHASE CONTRACTS AND UNITS

METLIFE CAPITAL TRUST V
METLIFE CAPITAL TRUST VI
METLIFE CAPITAL TRUST VII
METLIFE CAPITAL TRUST VIII
METLIFE CAPITAL TRUST IX

TRUST PREFERRED SECURITIES
Fully and Unconditionally Guaranteed by MetLife, Inc.,
As Described in this Prospectus and the Accompanying Prospectus Supplement

MetLife, Inc., or any of the trusts named above, may offer these securities, or any combination thereof, from time to time in amounts, at prices and on other terms to be determined at the time of the offering. MetLife, Inc., or any of the trusts named above, will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the accompanying prospectus supplement carefully before you make your investment decision.

THIS PROSPECTUS MAY NOT BE USED TO SELL SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

MetLife, Inc., or any of the trusts named above, may offer securities through underwriting syndicates managed or co-managed by one or more underwriters, through agents, or directly to purchasers. The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering. For general information about the distribution of securities offered, please see “Plan of Distribution” in this prospectus.

MetLife, Inc.’s common stock is listed on the New York Stock Exchange under the trading symbol “MET”. Unless otherwise stated in this prospectus or an accompanying prospectus supplement, none of these securities will be listed on a securities exchange, other than MetLife, Inc.’s common stock.

MetLife, Inc., or any of the trusts named above, or any of their respective affiliates may use this prospectus and the applicable prospectus supplement in a remarketing or other resale transaction involving the securities after their initial sale. These transactions may be executed at negotiated prices that are related to market prices at the time of purchase or sale, or at other prices, as determined from time to time.

Investing in our securities or the securities of the trusts involves risk. See “Risk Factors” on page 1 of this prospectus.

None of the Securities and Exchange Commission, any state securities commission, the New York Superintendent of Insurance or any other regulatory body has approved or disapproved of these securities or determined if this prospectus or the accompanying prospectus supplement is truthful or complete. They have not made, nor will they make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 6, 2007

About This Prospectus	1
Risk Factors	1
Special Note Regarding Forward-Looking Statements	1
Where You Can Find More Information	2
MetLife, Inc.	3
The Trusts	4
Use of Proceeds	5
Ratio of Earnings to Fixed Charges	5
Description of Securities	5
Description of Debt Securities	6
Description of Capital Stock	15
Description of Depositary Shares	21
Description of Warrants	23
Description of Purchase Contracts	24
Description of Units	25
Description of Trust Preferred Securities	26
Description of Guarantees	28
Plan of Distribution	31
Legal Opinions	32
Experts	32

ABOUT THIS PROSPECTUS

Unless otherwise stated or the context otherwise requires, references in this prospectus to “MetLife,” “we,” “our,” or “us” refer to MetLife, Inc., and its direct and indirect subsidiaries, while references to “MetLife, Inc.” refer only to MetLife, Inc. on an unconsolidated basis. References in this prospectus to the “trusts” refer to MetLife Capital Trust V, MetLife Capital Trust VI, MetLife Capital Trust VII, MetLife Capital Trust VIII and MetLife Capital Trust IX.

This prospectus is part of a registration statement that MetLife, Inc. and the trusts filed with the U.S. Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf process, MetLife, Inc. may, from time to time, sell any combination of debt securities, preferred stock, depositary shares, common stock, warrants, purchase contracts and units and the trusts may, from time to time, sell trust preferred securities guaranteed by MetLife, Inc., as described in this prospectus, in one or more offerings in one or more foreign currencies, foreign currency units or composite currencies. This prospectus provides you with a general description of the securities MetLife, Inc. and the trusts may offer. Each time that securities are sold, a prospectus supplement that will contain specific information about the terms of that offering will be provided. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

You should rely on the information contained or incorporated by reference in this prospectus. Neither MetLife, Inc. nor the trusts have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither MetLife, Inc. nor the trusts are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should assume that the information in this prospectus is accurate as of the date of the prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

RISK FACTORS

Investing in MetLife, Inc. securities or the securities of the trusts involve risks. You should carefully consider the risks described in our filings with the SEC referred to under the heading “Where You Can Find More Information,” referenced in “Special Note Regarding Forward-Looking Statements” below, as well as those included in any prospectus supplement hereto. For example, MetLife, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2006 contains a discussion of significant risks under the heading “Risk Factors” which could be relevant to your investment in the securities. Subsequent filings with the SEC may contain amended and updated discussions of significant risks.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the accompanying prospectus supplement may contain or incorporate by reference information that includes or is based upon forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. They use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with a discussion of future operating or financial performance. In particular, these include statements relating to future actions, prospective services or products, future performance or results of current and anticipated services or products, sales efforts, expenses, the outcome of contingencies such as legal proceedings, trends in operations and financial results.

Any or all forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Many such factors will be important in determining MetLife’s actual future results. These statements are based on current expectations and the current economic environment. They involve a number of risks and uncertainties that are difficult to predict. These statements are not guarantees of future performance, and there are no guarantees about the performance of any securities offered by this prospectus. Actual results could differ materially from those expressed or implied in the forward-looking statements. Risks, uncertainties and other factors that might cause such differences include the risks, uncertainties and other factors identified in our filings with the SEC referred to under the heading “Where You Can Find More Information,” including those identified under “Risk Factors” above. These factors include:

•	changes in general economic conditions, including the performance of financial markets and interest rates;

•	heightened competition, including with respect to pricing, entry of new competitors, the development of new products by new and existing competitors and for personnel;

•	investment losses and defaults;

•	unanticipated changes in industry trends;

•	catastrophe losses;

•	ineffectiveness of risk management policies and procedures;

•	changes in accounting standards, practices and/or policies;

•	changes in assumptions related to deferred policy acquisition costs (“DAC”), value of business acquired or goodwill;

•	discrepancies between actual claims experience and assumptions used in setting prices for our products and establishing the liabilities for our obligations for future policy benefits and claims;

•	discrepancies between actual experience and assumptions used in establishing liabilities related to other contingencies or obligations;

•	adverse results or other consequences from litigation, arbitration or regulatory investigations;

•	downgrades in our and our affiliates’ claims paying ability, financial strength or credit ratings;

•	regulatory, legislative or tax changes that may affect the cost of, or demand for, our products or services;

•	MetLife, Inc.’s primary reliance, as a holding company, on dividends from its subsidiaries to meet debt payment obligations and the applicable regulatory restrictions on the ability of the subsidiaries to pay such dividends;

•	deterioration in the experience of the “closed block” established in connection with the reorganization of Metropolitan Life Insurance Company;

•	economic, political, currency and other risks relating to our international operations;

•	the effects of business disruption or economic contraction due to terrorism or other hostilities;

•	our ability to identify and consummate on successful terms any future acquisitions, and to successfully integrate acquired businesses with minimal disruption;

•	other risks and uncertainties described from time to time in MetLife, Inc.’s or the trusts’ filings with the SEC;

•	the risk factors or uncertainties set forth herein or listed from time to time in prospectus supplements or any document incorporated by reference herein; and

•	other risks and uncertainties that have not been identified at this time.

Neither MetLife, Inc. nor the trusts undertake any obligation to publicly correct or update any forward-looking statement if any of MetLife, Inc. or the trusts later become aware that it is not likely to be achieved. You are advised, however, to consult any further disclosures MetLife, Inc. or the trusts make on related subjects in reports to the SEC.

WHERE YOU CAN FIND MORE INFORMATION

MetLife, Inc. files reports, proxy statements and other information with the SEC. These reports, proxy statements and other information, including the registration statement of which this prospectus is a part, can be read and copied at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at

1-800-SEC-0330 for further information on the operation of the public reference room. The SEC maintains an internet site at www.sec.gov that contains reports, proxy and information statements and other information regarding companies that file electronically with the SEC, including MetLife, Inc. MetLife, Inc.’s common stock is listed and traded on the New York Stock Exchange under the symbol “MET”. These reports, proxy statements and other information can also be read at the offices of the New York Stock Exchange, 11 Wall Street, New York, New York 10005.

The SEC allows “incorporation by reference” into this prospectus of information that MetLife, Inc. files with the SEC. This permits MetLife, Inc. to disclose important information to you by referencing these filed documents. Any information referenced this way is considered part of this prospectus, and any information filed with the SEC subsequent to the date of this prospectus will automatically be deemed to update and supersede this information. Information furnished under Item 2.02 and Item 7.01 of MetLife, Inc.’s Current Reports on Form 8-K is not incorporated by reference in this registration statement and prospectus. MetLife, Inc. incorporates by reference the following documents which have been filed with the SEC:

•	Registration Statement on Form 8-A, dated March 31, 2000, relating to registration of shares of MetLife, Inc.’s common stock and Registration Statement on Form 8-A, dated March 31, 2000, relating to registration of MetLife, Inc.’s Series A Junior Participating Preferred Stock purchase rights;

•	Annual Report on Form 10-K for the year ended December 31, 2006;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007, June 30, 2007 and September 30, 2007; and

•	Current Reports on Form 8-K filed January 22, 2007, February 16, 2007, March 5, 2007, May 15, 2007, May 25, 2007, June 25, 2007, August 15, 2007, August 28, 2007, September 26, 2007 and October 24, 2007.

MetLife, Inc. incorporates by reference the documents listed above and any future filings made with the SEC in accordance with Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until MetLife, Inc. and the trusts file a post-effective amendment which indicates the termination of the offering of the securities made by this prospectus. Any reports filed by us with the SEC after the date of this prospectus and before the date that the offering of the securities by means of this prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.

MetLife, Inc. will provide without charge upon written or oral request, a copy of any or all of the documents which are incorporated by reference into this prospectus, other than exhibits to those documents, unless those exhibits are specifically incorporated by reference into those documents. Requests should be directed to Investor Relations, MetLife, Inc., 1 MetLife Plaza, Long Island City, New York 11101 by electronic mail (metir@metlife.com) or by telephone (212-578-2211). You may also obtain some of the documents incorporated by reference into this document at MetLife’s website, www.metlife.com. You should be aware that all other information contained on MetLife’s website is not a part of this document.

METLIFE, INC.

We are a leading provider of insurance and other financial services with operations throughout the United States and the regions of Latin America, Europe and Asia Pacific. Through our domestic and international subsidiaries and affiliates, we offer life insurance, annuities, automobile and homeowners insurance, retail banking and other financial services to individuals, as well as group insurance, reinsurance, and retirement & savings products and services to corporations and other institutions.

We are one of the largest insurance and financial services companies in the Unites States. Our franchises and brand names uniquely position us to be the preeminent provider of protection and savings and investment products in the Unites States. In addition, our international operations are focused on markets where the demand for insurance and savings and investment products is expected to grow rapidly in the future.

As a holding company, the primary source of MetLife, Inc.’s liquidity is dividends it receives from its insurance subsidiaries. MetLife, Inc.’s insurance subsidiaries are subject to regulatory restrictions on the payment of dividends imposed by the regulators of their respective domiciles. The dividend limitation for U.S. insurance subsidiaries is based on the surplus to policyholders as of the immediately preceding calendar year and statutory net gain from operations of the immediately preceding calendar year. Statutory accounting practices, as prescribed by insurance regulators of various states in which we conduct business, differ in certain respects from accounting principles used in financial statements prepared in conformity with GAAP. The significant differences related to the treatment of DAC, certain deferred income tax, required investment reserves, reserve calculation assumptions, goodwill and surplus notes.

MetLife, Inc. is incorporated under the laws of the State of Delaware. MetLife, Inc.’s principal executive offices are located at 200 Park Avenue, New York, New York 10166-0188, and its telephone number is 212-578-2211.

THE TRUSTS

MetLife Capital Trust V, MetLife Capital Trust VI, MetLife Capital Trust VII, MetLife Capital Trust VIII and MetLife Capital Trust IX are statutory trusts formed on October 31, 2007 under Delaware law pursuant to declarations of trust between the trustees named therein and MetLife, Inc. and the filing of certificates of trust with the Secretary of State of the State of Delaware. MetLife, Inc., as sponsor of the trusts, and the trustees named in the declarations of trust will amend and restate the declarations of trust in their entirety substantially in the forms which are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part, as of or prior to the date the trusts issue any trust preferred securities. The declarations of trust will be qualified as indentures under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

The trusts exist for the exclusive purposes of:

•	issuing preferred securities offered by this prospectus and common securities to MetLife, Inc.;

•	investing the gross proceeds of the preferred securities and common securities in related series of debt securities, which may be senior or subordinated, issued by MetLife, Inc.; and

•	engaging in only those other activities which are necessary, appropriate, convenient or incidental to the purposes set forth above.

The payment of periodic cash distributions on the trust preferred securities and payments on liquidation and redemption with respect to the trust preferred securities, in each case to the extent the trusts have funds legally and immediately available, will be guaranteed by MetLife, Inc. to the extent set forth under “Description of Guarantees.”

MetLife, Inc. will own, directly or indirectly, all of the common securities of the trusts. The common securities will represent an aggregate liquidation amount equal to at least 3% of each trust’s total capitalization. The preferred securities of each trust will represent the remaining 97% of each trust’s total capitalization. The common securities will have terms substantially identical to, and will rank equal in priority of payment with, the preferred securities. However, if MetLife, Inc. defaults on the related series of debt securities, then cash distributions and liquidation, redemption and other amounts payable on the common securities will be subordinate to the trust preferred securities in priority of payment.

The trusts each have a term of approximately 55 years, but may dissolve earlier as provided in their respective declarations of trust. The trusts’ activities will be conducted by the trustees appointed by MetLife, Inc., as the direct or indirect holder of all of the common securities. The holder of the common securities of each trust will be entitled to appoint, remove or replace any of, or increase or reduce the number of, the trustees of the trust. However, the number of trustees shall be at least three, at least one of which shall be an administrative trustee. The duties and obligations of the trustees will be governed by the declaration of trust for each trust. A majority of the trustees of each trust will be persons who are employees or officers of or affiliated with MetLife, Inc. One trustee of each trust will be a financial institution which will be unaffiliated with MetLife, Inc. and which will act as property trustee and as indenture trustee for purposes of the Trust Indenture Act, pursuant to the terms set forth in a prospectus supplement. In addition, unless the property trustee maintains a principal place of business in the State of Delaware, and otherwise meets the requirements of applicable law, one trustee of each trust will have its principal place of business or reside in the State of Delaware.

The property trustee will hold title to the debt securities for the benefit of the holders of the trust securities and the property trustee will have the power to exercise all rights, powers and privileges under the indenture as the holder of the debt securities. In addition, the property trustee will maintain exclusive control of a segregated non-interest bearing bank account to hold all payments made in respect of the debt securities for the benefit of the holders of the trust securities. The property trustee will make payments of distributions and payments on liquidation, redemption and otherwise to the holders of the trust securities out of funds from this property account.

The rights of the holders of the trust preferred securities, including economic rights, rights to information and voting rights, are provided in the declarations of trust of MetLife Capital Trust V, MetLife Capital Trust VI, MetLife Capital Trust VII, MetLife Capital Trust VIII and MetLife Capital Trust IX, including any amendments thereto, the trust preferred securities, the Delaware Statutory Trust Act and the Trust Indenture Act.

MetLife, Inc. will pay all fees and expenses related to the trusts and the offering of trust preferred securities. The principal offices of each trust is: The Bank of New York (Delaware), 100 White Clay Center, Route 273, Newark, Delaware 19711, Attention: Corporate Trust Administration. The telephone number of each trust is: 302-283-8905.

Please read the prospectus supplement relating to the trust preferred securities for further information concerning the trusts and the trust preferred securities.

USE OF PROCEEDS

We may use the proceeds of securities sold or re-sold under this registration statement for, among other things, general corporate purposes. The prospectus supplement for each offering of securities will specify the intended use of the proceeds of that offering. Unless otherwise indicated in an accompanying prospectus supplement, the trusts will use all of the proceeds they receive from the sale of trust preferred securities to purchase debt securities issued by MetLife, Inc.

RATIO OF EARNINGS TO FIXED CHARGES
AND RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table sets forth our historical ratio of earnings to fixed charges(1) for the periods indicated:

	Nine Months Ended September 30,		Year Ended December 31,
	2007	2006	2006	2005	2004	2003	2002

Ratio of Earnings to Fixed Charges	1.80	1.72	1.67	1.92	2.03	1.73	1.47
Ratio of Earnings to Fixed Charges and Preferred Stock Dividends	1.78	1.70	1.65	1.90	2.03	1.73	1.47

(1)	For purposes of this computation, earnings are defined as income before provision for income tax and discontinued operations and excluding undistributed income and losses from equity method investments, minority interest and fixed charges, excluding capitalized interest. Fixed charges are the sum of interest and debt issue costs, interest credited to policyholder account balances, and an estimated interest component of rent expense. We did not have any preferred stock outstanding prior to the initial issuances of our (i) Floating Rate Non-Cumulative Preferred Stock, Series A, issued on June 13, 2005; and (ii) 6.50% Non-Cumulative Preferred Stock, Series B, issued on June 16, 2005. The preferred stock dividends are included within the total fixed charges to calculate the ratio of earnings to fixed charges and preferred stock dividends.

DESCRIPTION OF SECURITIES

This prospectus contains summary descriptions of the debt securities, preferred stock, depositary shares, common stock, warrants, purchase contracts and units that MetLife, Inc. may sell from time to time, and the trust preferred securities guaranteed by MetLife, Inc. that the trusts may sell from time to time. These summary descriptions are not meant to be complete descriptions of each security. However, this prospectus and the accompanying prospectus supplement contain the material terms of the securities being offered.

DESCRIPTION OF DEBT SECURITIES

As used in this prospectus, debt securities means the debentures, notes, bonds and other evidences of indebtedness that MetLife, Inc. may issue from time to time. The debt securities will either be senior debt securities or subordinated debt securities. Unless the applicable prospectus supplement states otherwise, senior debt securities will be issued under the Senior Indenture dated as of November 9, 2001 between MetLife, Inc, and Bank One Trust Company, N.A. (predecessor to The Bank of New York Trust Company, N.A.) (the “Senior Indenture”) and subordinated debt securities will be issued under the Subordinated Indenture dated as of June 21, 2005 between MetLife, Inc. and J.P. Morgan Trust Company, National Association (predecessor to The Bank of New York Trust Company, N.A.) (the “Subordinated Indenture”). This prospectus sometimes refers to the Senior Indenture and the Subordinated Indenture collectively as the “Indentures.”

The Senior Indenture and the Subordinated Indenture are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part. The statements and descriptions in this prospectus or in any prospectus supplement regarding provisions of the Indentures and debt securities are summaries thereof, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Indentures and the debt securities, including the definitions therein of certain terms.

General

The debt securities will be direct unsecured obligations of MetLife, Inc. The senior debt securities will rank equally with all of MetLife, Inc.’s other senior and unsubordinated debt. The subordinated debt securities will be subordinate and junior in right of payment to all of MetLife, Inc.’s present and future senior indebtedness.

Because MetLife, Inc. is principally a holding company, its right to participate in any distribution of assets of any subsidiary, including Metropolitan Life Insurance Company, upon the subsidiary’s liquidation or reorganization or otherwise, is subject to the prior claims of creditors of the subsidiary, except to the extent MetLife, Inc. may be recognized as a creditor of that subsidiary. Accordingly, MetLife, Inc.’s obligations under the debt securities will be effectively subordinated to all existing and future indebtedness and liabilities of its subsidiaries, including liabilities under contracts of insurance and annuities written by MetLife, Inc.’s insurance subsidiaries, and holders of debt securities should look only to MetLife, Inc.’s assets for payment thereunder.

The Indentures do not limit the aggregate principal amount of debt securities that MetLife, Inc. may issue and provide that MetLife, Inc. may issue debt securities from time to time in one or more series, in each case with the same or various maturities, at par or at a discount. MetLife, Inc. may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series outstanding at the time of the issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of debt securities under the applicable Indenture. The Indentures also do not limit our ability to incur other debt.

Each prospectus supplement will describe the terms relating to the specific series of debt securities being offered. These terms will include some or all of the following:

•	the title of debt securities and whether they are subordinated debt securities or senior debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the price or prices at which MetLife, Inc. will sell the debt securities;

•	the maturity date or dates of the debt securities;

•	the rate or rates of interest, if any, which may be fixed or variable, per annum at which the debt securities will bear interest, or the method of determining such rate or rates, if any;

•	the date or dates from which any interest will accrue, the dates on which interest will be payable, or the method by which such date or dates will be determined;

•	the right, if any, to extend the interest payment periods and the duration of any such deferral period, including the maximum consecutive period during which interest payment periods may be extended;

•	whether the amount of payments of principal of (and premium, if any) or interest on the debt securities may be determined with reference to any index, formula or other method, such as one or more currencies, commodities, equity indices or other indices, and the manner of determining the amount of such payments;

•	the dates on which MetLife, Inc. will pay interest on the debt securities and the regular record date for determining who is entitled to the interest payable on any interest payment date;

•	the place or places where the principal of (and premium, if any) and interest on the debt securities will be payable;

•	if MetLife, Inc. possesses the option to do so, the periods within which and the prices at which MetLife, Inc. may redeem the debt securities, in whole or in part, pursuant to optional redemption provisions, and the other terms and conditions of any such provisions;

•	MetLife, Inc.’s obligation, if any, to redeem, repay or purchase debt securities by making periodic payments to a sinking fund or through an analogous provision or at the option of holders of the debt securities, and the period or periods within which and the price or prices at which MetLife, Inc. will redeem, repay or purchase the debt securities, in whole or in part, pursuant to such obligation, and the other terms and conditions of such obligation;

•	the denominations in which the debt securities will be issued, if other than denominations of $1,000 and integral multiples of $1,000;

•	the portion, or methods of determining the portion, of the principal amount of the debt securities which MetLife, Inc. must pay upon the acceleration of the maturity of the debt securities in connection with an Event of Default (as described below), if other than the full principal amount;

•	the currency, currencies or currency unit in which MetLife, Inc. will pay the principal of (and premium, if any) or interest, if any, on the debt securities, if not United States dollars and the manner of determining the equivalent thereof in United States dollars;

•	provisions, if any, granting special rights to holders of the debt securities upon the occurrence of specified events;

•	any deletions from, modifications of or additions to the Events of Default or MetLife, Inc.’s covenants with respect to the applicable series of debt securities, and whether or not such Events of Default or covenants are consistent with those contained in the applicable Indenture;

•	the application, if any, of the terms of the Indenture relating to defeasance and covenant defeasance (which terms are described below) to the debt securities;

•	whether the subordination provisions summarized below or different subordination provisions will apply to the debt securities;

•	the terms, if any, upon which the holders may or are required to convert or exchange such debt securities into or for MetLife, Inc.’s common stock or other securities or property or into securities of a third party, including conversion price (which may be adjusted), the method of calculating the conversion price, or the conversion period;

•	whether any of the debt securities will be issued in global or certificated form and, if so, the terms and conditions upon which global debt securities may be exchanged for certificated debt securities;

•	any change in the right of the trustee or the requisite holders of debt securities to declare the principal amount thereof due and payable because of an Event of Default;

•	the depositary for global or certificated debt securities;

•	if applicable, a discussion of the U.S. federal income tax considerations applicable to specific debt securities;

•	any trustees, authenticating or paying agents, transfer agents or registrars or other agents with respect to the debt securities; and

•	any other terms of the debt securities not inconsistent with the provisions of the Indentures, as amended or supplemented.

Unless otherwise specified in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange.

Unless otherwise specified in the applicable prospectus supplement, the debt securities will be issued in fully registered form without coupons.

Debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. The applicable prospectus supplement will describe the federal income tax consequences and special considerations applicable to any such debt securities. The debt securities may also be issued as indexed securities or securities denominated in foreign currencies or currency units, as described in more detail in the prospectus supplement relating to any of the particular debt securities. The prospectus supplement relating to specific debt securities will also describe any special considerations and certain additional tax considerations applicable to such debt securities.

Subordination

The prospectus supplement relating to any offering of subordinated debt securities will describe the specific subordination provisions. However, unless otherwise noted in the prospectus supplement, subordinated debt securities will be subordinate and junior in right of payment to all of MetLife, Inc.’s Senior Indebtedness (as described below).

Under the Subordinated Indenture, “Senior Indebtedness” means all amounts due on obligations in connection with any of the following, whether outstanding at the date of execution of the Subordinated Indenture or thereafter incurred or created:

•	the principal of (and premium, if any) and interest in respect of indebtedness of MetLife, Inc. for borrowed money and indebtedness evidenced by securities, debentures, bonds or other similar instruments issued by MetLife, Inc.;

•	all capital lease obligations of MetLife, Inc.;

•	all obligations of MetLife, Inc. issued or assumed as the deferred purchase price of property, all conditional sale obligations of MetLife, Inc. and all obligations of MetLife, Inc. under any title retention agreement (but excluding trade accounts payable in the ordinary course of business);

•	all obligations of MetLife, Inc. for the reimbursement on any letter of credit, banker’s acceptance, security purchase facility or similar credit transaction;

•	all obligations of MetLife, Inc. in respect of interest rate swap, cap or other agreements, interest rate future or options contracts, currency swap agreements, currency future or option contracts and other similar agreements;

•	all obligations of the types referred to above of other persons for the payment of which MetLife, Inc. is responsible or liable as obligor, guarantor or otherwise; and

•	all obligations of the types referred to above of other persons secured by any lien on any property or asset of MetLife, Inc. whether or not such obligation is assumed by MetLife, Inc.

Senior Indebtedness does not include:

•	indebtedness or monetary obligations to trade creditors created or assumed by MetLife, Inc. in the ordinary course of business in connection with the obtaining of materials or services;

•	indebtedness that is, by its terms, subordinated to, or ranks equal with, the subordinated debt securities; and

•	any indebtedness of MetLife, Inc. to its affiliates (including all debt securities and guarantees in respect of those debt securities issued to any trust, partnership or other entity affiliated with MetLife, Inc. that is a financing vehicle of MetLife, Inc. in connection with the issuance by such financing entity of preferred securities or other securities guaranteed by MetLife, Inc.) unless otherwise expressly provided in the terms of any such indebtedness.

At both September 30, 2007 and December 31, 2006, Senior Indebtedness aggregated approximately $7.0 billion. The amount of Senior Indebtedness which MetLife, Inc. may issue is subject to limitations imposed by its board of directors.

Senior Indebtedness shall continue to be Senior Indebtedness and be entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of such Senior Indebtedness.

Unless otherwise noted in the accompanying prospectus supplement, if MetLife, Inc. defaults in the payment of any principal of (or premium, if any) or interest on any Senior Indebtedness when it becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise, then, unless and until such default is cured or waived or ceases to exist, MetLife, Inc. will make no direct or indirect payment (in cash, property, securities, by set-off or otherwise) in respect of the principal of or interest on the subordinated debt securities or in respect of any redemption, retirement, purchase or other requisition of any of the subordinated debt securities.

In the event of the acceleration of the maturity of any subordinated debt securities, the holders of all senior debt securities outstanding at the time of such acceleration will first be entitled to receive payment in full of all amounts due on the senior debt securities before the holders of the subordinated debt securities will be entitled to receive any payment of principal (and premium, if any) or interest on the subordinated debt securities.

If any of the following events occurs, MetLife, Inc. will pay in full all Senior Indebtedness before it makes any payment or distribution under the subordinated debt securities, whether in cash, securities or other property, to any holder of subordinated debt securities:

•	any dissolution or winding-up or liquidation or reorganization of MetLife, Inc., whether voluntary or involuntary or in bankruptcy, insolvency or receivership;

•	any general assignment by MetLife, Inc. for the benefit of creditors; or

•	any other marshaling of MetLife, Inc.’s assets or liabilities.

In such event, any payment or distribution under the subordinated debt securities, whether in cash, securities or other property, which would otherwise (but for the subordination provisions) be payable or deliverable in respect of the subordinated debt securities, will be paid or delivered directly to the holders of Senior Indebtedness in accordance with the priorities then existing among such holders until all Senior Indebtedness has been paid in full. If any payment or distribution under the subordinated debt securities is received by the trustee of any subordinated debt securities in contravention of any of the terms of the Subordinated Indenture and before all the Senior Indebtedness has been paid in full, such payment or distribution or security will be received in trust for the benefit of, and paid over or delivered and transferred to, the holders of the Senior Indebtedness at the time outstanding in accordance with the priorities then existing among such holders for application to the payment of all Senior Indebtedness remaining unpaid to the extent necessary to pay all such Senior Indebtedness in full.

The Subordinated Indenture does not limit the issuance of additional Senior Indebtedness.

If debt securities are issued to a trust in connection with the issuance of trust preferred securities, such debt securities may thereafter be distributed pro rata to the holders of such trust securities in connection with the dissolution of such trust upon the occurrence of certain events described in the applicable prospectus supplement.

Restrictive Covenants

Unless an accompanying prospectus supplement states otherwise, the following restrictive covenants shall apply to each series of senior debt securities:

Limitation on Liens.  So long as any senior debt securities are outstanding, neither MetLife, Inc. nor any of its subsidiaries will create, assume, incur or guarantee any debt which is secured by any mortgage, pledge, lien, security interest or other encumbrance on any capital stock of:

•	Metropolitan Life Insurance Company;

•	any successor to substantially all of the business of Metropolitan Life Insurance Company which is also a subsidiary of MetLife, Inc.; or

•	any corporation (other than MetLife, Inc.) having direct or indirect control of Metropolitan Life Insurance Company or any such successor.

However, this restriction will not apply if the debt securities then outstanding are secured at least equally and ratably with the otherwise prohibited secured debt so long as it is outstanding.

Limitations on Dispositions of Stock of Certain Subsidiaries.  So long as any senior debt securities are outstanding and subject to the provisions of the Senior Indenture regarding mergers, consolidations and sales of assets, neither MetLife, Inc. nor any of its subsidiaries will sell or otherwise dispose of any shares of capital stock (other than preferred stock having no voting rights of any kind) of:

•	Metropolitan Life Insurance Company;

•	any successor to substantially all of the business of Metropolitan Life Insurance Company which is also a subsidiary of MetLife, Inc.; or

•	any corporation (other than MetLife, Inc.) having direct or indirect control of Metropolitan Life Insurance Company or any such successor;

except for, in each case:

•	a sale or other disposition of any of such stock to a wholly-owned subsidiary of MetLife, Inc. or of such subsidiary; or

•	a sale or other disposition of all of such stock for at least fair value (as determined by MetLife, Inc.’s board of directors acting in good faith); or a sale or other disposition required to comply with an order of a court or regulatory authority of competent jurisdiction, other than an order issued at MetLife, Inc.’s request or the request of any of MetLife, Inc.’s subsidiaries.

Consolidation, Merger, Sale of Assets and Other Transactions

(i) MetLife, Inc. may not merge with or into or consolidate with another corporation or sell, assign, transfer, lease or convey all or substantially all of its properties and assets to, any other corporation other than a direct or indirect wholly-owned subsidiary of MetLife, Inc., and (ii) no corporation may merge with or into or consolidate with MetLife, Inc. or, except for any direct or indirect wholly-owned subsidiary of MetLife, Inc., sell, assign, transfer, lease or convey all or substantially all of its properties and assets to MetLife, Inc., unless:

•	MetLife, Inc. is the surviving corporation or the corporation formed by or surviving such merger or consolidation or to which such sale, assignment, transfer, lease or conveyance has been made, if other than MetLife, Inc., has expressly assumed by supplemental indenture all the obligations of MetLife, Inc. under the debt securities, the Indentures, and any guarantees of preferred securities or common securities issued by the trusts;

•	immediately after giving effect to such transaction, no default or Event of Default has occurred and is continuing;

•	if at the time any preferred securities of the trusts are outstanding, such transaction is not prohibited under the applicable declaration of trust and the applicable preferred securities guarantee of each trust; and

•	MetLife, Inc. delivers to the trustee an officers’ certificate and an opinion of counsel, each stating that the supplemental indenture complies with the applicable Indenture.

Events of Default, Notice and Waiver

Unless an accompanying prospectus supplement states otherwise, the following shall constitute “Events of Default” under the Indentures with respect to each series of debt securities:

•	MetLife, Inc.’s failure to pay any interest on any debt security of such series when due and payable, continued for 30 days;

•	MetLife, Inc.’s failure to pay principal (or premium, if any) on any debt security of such series when due, regardless of whether such payment became due because of maturity, redemption, acceleration or otherwise, or is required by any sinking fund established with respect to such series;

•	MetLife, Inc.’s failure to observe or perform any other of its covenants or agreements with respect to such series for 90 days after MetLife, Inc. receives notice of such failure;

•	certain defaults with respect to MetLife, Inc.’s debt which result in a principal amount in excess of $100,000,000 becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable (other than the debt securities or non-recourse debt);

•	certain events of bankruptcy, insolvency or reorganization of MetLife, Inc.; and

•	certain events of dissolution or winding-up of the trusts in the event that debt securities are issued to the trusts or a trustee of the trusts in connection with the issuance of securities by the trusts.

If an Event of Default with respect to any debt securities of any series outstanding under either of the Indentures shall occur and be continuing, the trustee under such Indenture or the holders of at least 25% in aggregate principal amount of the debt securities of that series outstanding may declare, by notice as provided in the applicable Indenture, the principal amount (or such lesser amount as may be provided for in the debt securities of that series) of all the debt securities of that series outstanding to be due and payable immediately; provided that, in the case of an Event of Default involving certain events in bankruptcy, insolvency or reorganization, acceleration is automatic; and, provided further, that after such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the outstanding debt securities of that series may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal, have been cured or waived. Upon the acceleration of the maturity of original issue discount securities, an amount less than the principal amount thereof will become due and payable. Reference is made to the prospectus supplement relating to any original issue discount securities for the particular provisions relating to acceleration of maturity thereof.

Any past default under either Indenture with respect to debt securities of any series, and any Event of Default arising therefrom, may be waived by the holders of a majority in principal amount of all debt securities of such series outstanding under such Indenture, except in the case of (i) default in the payment of the principal of (or premium, if any) or interest on any debt securities of such series, or (ii) default in respect of a covenant or provision which may not be amended or modified without the consent of the holder of each outstanding debt security of such series affected.

The trustee is required, within 90 days after the occurrence of a default (which is known to the trustee and is continuing), with respect to the debt securities of any series (without regard to any grace period or notice requirements), to give to the holders of the debt securities of such series notice of such default; provided, however, that, except in the case of a default in the payment of the principal of (and premium, if any) or interest, or in the payment of any sinking fund installment, on any debt securities of such series, the trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interests of the holders of the debt securities of such series.

The trustee, subject to its duties during default to act with the required standard of care, may require indemnification by the holders of the debt securities of any series with respect to which a default has occurred before proceeding to exercise any right or power under the Indentures at the request of the holders of the debt securities of such series. Subject to such right of indemnification and to certain other limitations, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series under either Indenture may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee with respect to the debt securities of such series.

No holder of a debt security of any series may institute any action against MetLife, Inc. under either of the Indentures (except actions for payment of overdue principal of (and premium, if any) or interest on such debt security or for the conversion or exchange of such debt security in accordance with its terms) unless (i) the holder has given to the trustee written notice of an Event of Default and of the continuance thereof with respect to the debt securities of such series specifying an Event of Default, as required under the applicable Indenture, (ii) the holders of at least 25% in aggregate principal amount of the debt securities of that series then outstanding under such Indenture shall have requested the trustee to institute such action and offered to the trustee reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with such request, and (iii) the trustee shall not have instituted such action within 60 days of such request.

MetLife, Inc. is required to furnish annually to the trustee statements as to MetLife, Inc.’s compliance with all conditions and covenants under each Indenture.

Discharge, Defeasance and Covenant Defeasance

If indicated in the applicable prospectus supplement, MetLife, Inc. may discharge or defease its obligations under each Indenture as set forth below.

MetLife, Inc. may discharge certain obligations to holders of any series of debt securities issued under either the Senior Indenture or the Subordinated Indenture which have not already been delivered to the trustee for cancellation and which have either become due and payable or are by their terms due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the trustee cash or, in the case of debt securities payable only in U.S. dollars, U.S. government obligations (as defined in either Indenture), as trust funds in an amount certified to be sufficient to pay when due, whether at maturity, upon redemption or otherwise, the principal of (and premium, if any) and interest on such debt securities.

If indicated in the applicable prospectus supplement, MetLife, Inc. may elect either (i) to defease and be discharged from any and all obligations with respect to the debt securities of or within any series (except as otherwise provided in the relevant Indenture) (“defeasance”) or (ii) to be released from its obligations with respect to certain covenants applicable to the debt securities of or within any series (“covenant defeasance”), upon the deposit with the relevant Indenture trustee, in trust for such purpose, of money and/or government obligations which, through the payment of principal and interest in accordance with their terms, will provide money in an amount sufficient, without reinvestment, to pay the principal of (and premium, if any) or interest on such debt securities to maturity or redemption, as the case may be, and any mandatory sinking fund or analogous payments thereon. As a condition to defeasance or covenant defeasance, MetLife, Inc. must deliver to the trustee an opinion of counsel to the effect that the holders of such debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such opinion of counsel, in the case of defeasance under clause (i) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax law occurring after the date of the relevant Indenture. In addition, in the case of either defeasance or covenant defeasance, MetLife, Inc. shall have delivered to the trustee (i) an officers’ certificate to the effect that the relevant debt securities exchange(s) have informed it that neither such debt securities nor any other debt securities of the same series, if then listed on any securities exchange, will be delisted as a result of such deposit, and (ii) an officers’ certificate and an opinion of counsel, each stating that all conditions precedent with respect to such defeasance or covenant defeasance have been complied with.

MetLife, Inc. may exercise its defeasance option with respect to such debt securities notwithstanding its prior exercise of its covenant defeasance option.

Modification and Waiver

Under the Indentures, MetLife, Inc. and the applicable trustee may supplement the Indentures for certain purposes which would not materially adversely affect the interests or rights of the holders of debt securities of a series without the consent of those holders. MetLife, Inc. and the applicable trustee may also modify the Indentures or any supplemental indenture in a manner that affects the interests or rights of the holders of debt securities with the consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each affected series issued under the Indenture. However, the Indentures require the consent of each holder of debt securities that would be affected by any modification which would:

•	extend the fixed maturity of any debt securities of any series, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any premium payable upon the redemption thereof;

•	reduce the amount of principal of an original issue discount debt security or any other debt security payable upon acceleration of the maturity thereof;

•	change the currency in which any debt security or any premium or interest is payable;

•	impair the right to enforce any payment on or with respect to any debt security;

•	adversely change the right to convert or exchange, including decreasing the conversion rate or increasing the conversion price of, any debt security (if applicable);

•	reduce the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is required for modification or amendment of the Indentures or for waiver of compliance with certain provisions of the Indentures or for waiver of certain defaults;

•	reduce the requirements contained in the Indentures for quorum or voting; or

•	modify any of the above provisions.

If debt securities are held by a trust or a trustee of a trust, a supplemental indenture that affects the interests or rights of the holders of debt securities will not be effective until the holders of not less than a majority in liquidation preference of the preferred securities and common securities of the applicable trust, collectively, have consented to the supplemental indenture; provided, further, that if the consent of the holder of each outstanding debt security is required, the supplemental indenture will not be effective until each holder of the preferred securities and the common securities of the applicable trust has consented to the supplemental indenture.

The Indentures permit the holders of at least a majority in aggregate principal amount of the outstanding debt securities of any series issued under the Indenture which is affected by the modification or amendment to waive MetLife, Inc.’s compliance with certain covenants contained in the Indentures.

Payment and Paying Agents

Unless otherwise indicated in the applicable prospectus supplement, payment of interest on a debt security on any interest payment date will be made to the person in whose name a debt security is registered at the close of business on the record date for the interest.

Unless otherwise indicated in the applicable prospectus supplement, principal, interest and premium on the debt securities of a particular series will be payable at the office of such paying agent or paying agents as MetLife, Inc. may designate for such purpose from time to time. Notwithstanding the foregoing, at MetLife, Inc.’s option, payment of any interest may be made by check mailed to the address of the person entitled thereto as such address appears in the security register.

Unless otherwise indicated in the applicable prospectus supplement, a paying agent designated by MetLife, Inc. and located in the Borough of Manhattan, The City of New York, will act as paying agent for payments with respect to debt securities of each series. All paying agents initially designated by MetLife, Inc. for the debt securities of a particular series will be named in the applicable prospectus supplement. MetLife, Inc. may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that MetLife, Inc. will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

All moneys paid by MetLife, Inc. to a paying agent for the payment of the principal, interest or premium on any debt security which remain unclaimed at the end of two years after such principal, interest or premium has become due and payable will be repaid to MetLife, Inc. upon request, and the holder of such debt security thereafter may look only to MetLife, Inc. for payment thereof.

Denominations, Registrations and Transfer

Unless an accompanying prospectus supplement states otherwise, debt securities will be represented by one or more global certificates registered in the name of a nominee for The Depository Trust Company (“DTC”). In such case, each holder’s beneficial interest in the global securities will be shown on the records of DTC and transfers of beneficial interests will only be effected through DTC’s records.

A holder of debt securities may only exchange a beneficial interest in a global security for certificated securities registered in the holder’s name if:

•	DTC notifies MetLife, Inc. that it is unwilling or unable to continue serving as the depositary for the relevant global securities or DTC ceases to maintain certain qualifications under the Securities Exchange Act of 1934 and no successor depositary has been appointed for 90 days; or

•	MetLife, Inc. determines, in its sole discretion and subject to the procedures of DTC, that the global security shall be exchangeable.

If debt securities are issued in certificated form, they will only be issued in the minimum denomination specified in the accompanying prospectus supplement and integral multiples of such denomination. Transfers and exchanges of such debt securities will only be permitted in such minimum denomination. Transfers of debt securities in certificated form may be registered at the trustee’s corporate office or at the offices of any paying agent or trustee appointed by MetLife, Inc. under the Indentures. Exchanges of debt securities for an equal aggregate principal amount of debt securities in different denominations may also be made at such locations.

Governing Law

The Indentures and debt securities will be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to its principles of conflicts of laws.

Relationship with the Trustees

The trustee under the Indentures is The Bank of New York Trust Company, N.A. (in the case of the Senior Indenture, as successor to Bank One Trust Company, N.A., and in the case of the Subordinated Indenture, as successor to J.P. Morgan Trust Company, National Association). MetLife, Inc. and its subsidiaries maintain ordinary banking and trust relationships with a number of banks and trust companies, including the trustee under the Indentures.

Conversion or Exchange Rights

The prospectus supplement will describe the terms, if any, on which a series of debt securities may be convertible into or exchangeable for securities described in this prospectus. These terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at MetLife, Inc.’s option. These provisions may allow or require the number of shares of MetLife, Inc.’s common stock or other securities to be received by the holders of such series of debt securities to be adjusted.

DESCRIPTION OF CAPITAL STOCK

MetLife, Inc.’s authorized capital stock consists of:

•	200,000,000 shares of preferred stock, par value $0.01 per share, of which 84,000,000 shares were issued and outstanding as of September 30, 2007:

•	27,600,000 shares of Floating Rate Non-Cumulative Preferred Stock, Series A (the “Series A Preferred Stock”), of which 24,000,000 shares were issued and outstanding as of September 30, 2007;

•	69,000,000 shares of 6.500% Non-Cumulative Preferred Stock, Series B (the “Series B Preferred Stock”) of which 60,000,000 shares were issued and outstanding as of September 30, 2007; and

•	10,000,000 shares of Series A Junior Participating Preferred Stock, par value $0.01 per share, of which no shares were issued or outstanding as of the date of this prospectus; and

•	3,000,000,000 shares of common stock, par value $0.01 per share, of which 740,286,838 shares, as well as the same number of rights to purchase shares of Series A Junior Participating Preferred Stock pursuant to the stockholder rights plan adopted by MetLife, Inc.’s board of directors on September 29, 1999, were outstanding as of September 30, 2007. See “— Stockholder Rights Plan” for a description of the Series A Junior Participating Preferred Stock. The remaining shares of authorized and unissued common stock will be available for future issuance without additional stockholder approval.

Common Stock

Dividends.  The holders of common stock, after any preferences of holders of any preferred stock, are entitled to receive dividends as determined by the board of directors. The issuance of dividends will depend upon, among other factors deemed relevant by MetLife, Inc.’s board of directors, MetLife’s financial condition, results of operations, cash requirements, future prospects and regulatory restrictions on the payment of dividends by Metropolitan Life Insurance Company and MetLife, Inc.’s other subsidiaries. There is no requirement or assurance that MetLife, Inc. will declare and pay any dividends. In addition, (i) the certificates of designation for the Series A Preferred Stock and the Series B Preferred Stock, (ii) MetLife, Inc.’s 6.40% Fixed-to-Floating Rate Junior Subordinated Debentures due 2066, and (iii) both series of junior subordinated debt securities underlying MetLife, Inc.’s common equity units, all prohibit the declaration or payment of dividends or distributions on common stock under certain circumstances. Under the certificates of designation for the Series A Preferred Stock and the Series B Preferred Stock, if dividends on such securities are not paid, no dividends may be paid on the common stock. Similarly, under the the 6.40% Fixed-to-Floating Rate Junior Subordinated Debentures due 2066, under certain circumstances, if interest is not paid in full on such securities, whether because of an optional deferral or a trigger event, subject to certain exceptions, than no dividends may be paid on the common stock. The indenture governing the terms of the junior subordinated debt securities underlying the common equity units prohibits, during any period in which the payment of interest on either series is deferred, or certain other events have occurred, among other things, the declaration or payment of any dividends or distributions on, the redemption, purchase, acquisition of or making a liquidation payment with respect to, any shares of capital stock.

Voting Rights.  The holders of common stock are entitled to one vote per share on all matters on which the holders of common stock are entitled to vote and do not have any cumulative voting rights.

Liquidation and Dissolution.  In the event of MetLife, Inc.’s liquidation, dissolution or winding-up, the holders of common stock are entitled to share equally and ratably in MetLife, Inc.’s assets, if any, remaining after the payment of all of MetLife, Inc.’s liabilities and the liquidation preference of any outstanding class or series of preferred stock.

Other Rights.  The holders of common stock have no preemptive, conversion, redemption or sinking fund rights. The holders of shares of MetLife, Inc.’s common stock are not required to make additional capital contributions.

Transfer Agent and Registrar.  The transfer agent and registrar for MetLife, Inc.’s common stock is Mellon Investor Services LLC, successor to ChaseMellon Shareholder Services, L.L.C.

Preferred Stock

General.  MetLife, Inc.’s board of directors has the authority to issue preferred stock in one or more series and to fix the title and number of shares constituting any such series and the designations, powers, preferences, limitations and relative rights including offering price, any dividend rights (including whether dividends will be cumulative or non-cumulative), dividend rate, voting rights, terms of any redemption, any redemption price or prices, conversion or exchange rights and any liquidation preferences of the shares constituting any series, without any further vote or action by stockholders. The specific terms of the preferred stock will be described in the prospectus supplement.

MetLife, Inc. has authorized 10,000,000 shares of Series A Junior Participating Preferred Stock for issuance in connection with its stockholder rights plan. See “— Stockholder Rights Plan” for a description of the Series A Junior Participating Preferred Stock.

Voting Rights.  The Delaware General Corporation Law provides that the holders of preferred stock will have the right to vote separately as a class on any proposal involving fundamental changes in the rights of holders of such preferred stock. The prospectus supplement will describe the voting rights, if any, of the preferred stock.

Conversion or Exchange.  The prospectus supplement will describe the terms, if any, on which the preferred stock may be convertible into or exchangeable for securities described in this prospectus. These terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at MetLife, Inc.’s option. These provisions may set forth the conversion price, the method of determining the conversion price and the conversion period and may allow or require the number of shares of MetLife, Inc.’s common stock or other securities to be received by the holders of preferred stock to be adjusted.

Redemption.  The prospectus supplement will describe the obligation, if any, to redeem the preferred stock in whole or in part at the times and at the redemption prices set forth in the applicable prospectus supplement.

Unless otherwise indicated in the applicable prospectus supplement, MetLife, Inc. may not purchase or redeem any of the outstanding shares or any series of preferred stock unless full cumulative dividends, if any, have been paid or declared and set apart for payment upon all outstanding shares of any series of preferred stock for all past dividend periods, and unless all of MetLife, Inc.’s matured obligations with respect to all sinking funds, retirement funds or purchase funds for all series of preferred stock then outstanding have been met.

Certain Provisions in MetLife, Inc.’s Certificate of Incorporation and By-Laws and in Delaware and New York Law

A number of provisions of MetLife, Inc.’s certificate of incorporation and by-laws deal with matters of corporate governance and rights of stockholders. The following discussion is a general summary of selected provisions of MetLife, Inc.’s certificate of incorporation and by-laws and regulatory provisions that might be deemed to have a potential “anti-takeover” effect. These provisions may have the effect of discouraging a future takeover attempt which is not approved by MetLife, Inc.’s board of directors but which individual stockholders may deem to be in their best interests or in which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. Such provisions will also render the removal of the incumbent board of directors or management more difficult. Some provisions of the Delaware General Corporation Law and the New York Insurance Law may also have an anti-takeover effect. The following description of selected provisions of MetLife, Inc.’s certificate of incorporation and by-laws and selected provisions of the Delaware General Corporation Law and the New York Insurance Law is necessarily general and reference should be made in each case to MetLife, Inc.’s certificate of incorporation and by-laws, which are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part, and to the provisions of those laws.

Classified Board of Directors and Removal of Directors

Pursuant to MetLife, Inc.’s certificate of incorporation, the directors are divided into three classes, as nearly equal in number as possible, with each class having a term of three years. The classes serve staggered terms, such that the term of one class of directors expires each year. Any effort to obtain control of MetLife, Inc.’s board of directors by causing the election of a majority of the board may require more time than would be required without a staggered election structure. MetLife, Inc.’s certificate of incorporation also provides that, subject to the rights of the holders of any class of preferred stock, directors may be removed only for cause at a meeting of stockholders by a vote of a majority of the shares then entitled to vote. This provision may have the effect of slowing or impeding a change in membership of MetLife, Inc.’s board of directors that would effect a change of control.

Exercise of Duties by Board of Directors

MetLife, Inc.’s certificate of incorporation provides that while the MetLife Policyholder Trust (as described below) is in existence, each MetLife, Inc. director is required, in exercising his or her duties as a director, to take the interests of the trust beneficiaries into account as if they were holders of the shares of common stock held in the trust, except to the extent that any such director determines, based on advice of counsel, that to do so would violate his or her duties as a director under Delaware law.

Restriction on Maximum Number of Directors and Filling of Vacancies on MetLife, Inc.’s Board of Directors

Pursuant to MetLife, Inc.’s by-laws and subject to the rights of the holders of any class of preferred stock, the number of directors may be fixed and increased or decreased from time to time by resolution of the board of directors, but the board of directors will at no time consist of fewer than three directors. Subject to the rights of the holders of any class of preferred stock, stockholders can only remove a director for cause by a vote of a majority of the shares entitled to vote, in which case the vacancy caused by such removal may be filled at such meeting by the stockholders entitled to vote for the election of the director so removed. Any vacancy on the board of directors, including a vacancy resulting from an increase in the number of directors or resulting from a removal for cause where the stockholders have not filled the vacancy, subject to the rights of the holders of any class of preferred stock, may be filled by a majority of the directors then in office, although less than a quorum. If the vacancy is not so filled it will be filled by the stockholders at the next annual meeting of stockholders. The stockholders are not permitted to fill vacancies between annual meetings, except where the vacancy resulted from a removal for cause. These provisions give incumbent directors significant authority that may have the effect of limiting the ability of stockholders to effect a change in management.

Advance Notice Requirements for Nomination of Directors and Presentation of New Business at Meetings of Stockholders; Action by Written Consent

MetLife, Inc.’s by-laws provide for advance notice requirements for stockholder proposals and nominations for director. In addition, pursuant to the provisions of both the certificate of incorporation and the by-laws, action may not be taken by written consent of stockholder. Rather, any action taken by the stockholders must be effected at a duly called meeting. Moreover, the stockholders do not have the power to call a special meeting. Only the chief executive officer or the secretary pursuant to a board resolution or, under some circumstances, the president or a director who also is an officer, may call a special meeting. These provisions make it more difficult for a stockholder to place a proposal or nomination on the meeting agenda and prohibit a stockholder from taking action without a meeting, and therefore may reduce the likelihood that a stockholder will seek to take independent action to replace directors or with respect to other matters that are not supported by management for stockholder vote.

Limitations on Director Liability

MetLife, Inc.’s certificate of incorporation contains a provision that is designed to limit the directors’ liability to the extent permitted by the Delaware General Corporation Law and any amendments to that law. Specifically, directors will not be held liable to MetLife, Inc. or its stockholders for an act or omission in their capacity as a director, except for liability as a result of:

•	a breach of the duty of loyalty to MetLife, Inc. or its stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	payment of an improper dividend or improper repurchase of MetLife, Inc.’s stock under Section 174 of the Delaware General Corporation Law; or

•	actions or omissions pursuant to which the director received an improper personal benefit.

The principal effect of the limitation on liability provision is that a stockholder is unable to prosecute an action for monetary damages against a director of MetLife, Inc. unless the stockholder can demonstrate one of the specified bases for liability. This provision, however, does not eliminate or limit director liability arising in connection with causes of action brought under the federal securities laws. MetLife, Inc.’s certificate of incorporation also does not eliminate the directors’ duty of care. The inclusion of the limitation on liability provision in the certificate may, however, discourage or deter stockholders or management from bringing a lawsuit against directors for a breach of their fiduciary duties, even though such an action, if successful, might otherwise have benefited MetLife, Inc. and its stockholders. This provision should not affect the availability of equitable remedies such as injunction or rescission based upon a director’s breach of the duty of care.

MetLife, Inc.’s by-laws also provide that MetLife, Inc. indemnify its directors and officers to the fullest extent permitted by Delaware law. MetLife, Inc. is required to indemnify its directors and officers for all judgments, fines, settlements, legal fees and other expenses reasonably incurred in connection with pending or threatened legal proceedings because of the director’s or officer’s position with MetLife, Inc. or another entity, including Metropolitan Life Insurance Company, that the director or officer serves at MetLife, Inc.’s request, subject to certain conditions, and to advance funds to MetLife, Inc.’s directors and officers to enable them to defend against such proceedings. To receive indemnification, the director or officer must succeed in the legal proceeding or act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of MetLife, Inc. and with respect to any criminal action or proceeding, in a manner he or she reasonably believed to be lawful.

Supermajority Voting Requirement for Amendment of Certain Provisions of the Certificate of Incorporation and By-Laws

Some of the provisions of MetLife, Inc.’s certificate of incorporation, including those that authorize the board of directors to create stockholder rights plans, that set forth the duties, election and exculpation from liability of directors and that prohibit stockholders from taking actions by written consent, may not be amended, altered, changed or repealed unless the amendment is approved by the vote of holders of 75% of the then outstanding shares entitled to vote at an election of directors. This requirement exceeds the majority vote of the outstanding stock that would otherwise be required by the Delaware General Corporation Law for the repeal or amendment of such provisions of the certificate of incorporation. MetLife, Inc.’s by-laws may be amended, altered or repealed by the board of directors or by the vote of holders of 75% of the then outstanding shares entitled to vote in the election of directors. These provisions make it more difficult for any person to remove or amend any provisions that have an anti-takeover effect.

Business Combination Statute

In addition, as a Delaware corporation, MetLife, Inc. is subject to Section 203 of the Delaware General Corporation Law, unless it elects in its certificate of incorporation not to be governed by the provisions of Section 203. MetLife, Inc. has not made that election. Section 203 can affect the ability of an “interested stockholder” of MetLife, Inc. to engage in certain business combinations, including mergers, consolidations or acquisitions of additional shares of MetLife, Inc. for a period of three years following the time that the stockholder becomes an “interested stockholder.” An “interested stockholder” is defined to include any person owning, directly or indirectly, 15% or more of the outstanding voting stock of a corporation. The provisions of Section 203 are not applicable in some circumstances, including those in which (1) the business combination or transaction which results in the stockholder becoming an “interested stockholder” is approved by the corporation’s board of directors prior to the time the stockholder becomes an “interested stockholder” or (2) the “interested stockholder,” upon consummation of such transaction, owns at least 85% of the voting stock of the corporation outstanding prior to such transaction.

Restrictions on Acquisitions of Securities

The insurance laws and regulations of New York, the jurisdiction in which MetLife, Inc.’s principal insurance subsidiary, Metropolitan Life Insurance Company, is organized, may delay or impede a business combination involving MetLife, Inc. In addition to the limitations described in the immediately preceding paragraph, the New York Insurance Law prohibits any person from acquiring control of Metropolitan Life Insurance Company, either directly or indirectly through any acquisition of control of MetLife, Inc., without the prior approval of the New York Superintendent of Insurance. That law presumes that control exists where any person, directly or indirectly, owns, controls, holds the power to vote or holds proxies representing 10% or more of MetLife, Inc.’s outstanding voting stock, unless the New York Superintendent, upon application, determines otherwise. Even persons who do not acquire beneficial ownership of more than 10% of the outstanding shares of MetLife, Inc.’s common stock may be deemed to have acquired such control, if the New York Superintendent determines that such persons, directly or indirectly, exercise a controlling influence over MetLife, Inc.’s management or policies. Therefore, any person seeking to acquire a controlling interest in MetLife, Inc. would face regulatory obstacles which may delay, deter or prevent an acquisition.

The insurance holding company law and other insurance laws of many other states also regulate changes of control (generally presumed upon acquisitions of 10% or more of voting securities) of domestic insurers (including insurers owned by MetLife, Inc.) and insurance holding companies such as MetLife, Inc.

Stockholder Rights Plan

MetLife, Inc.’s board of directors has adopted a stockholder rights plan under which each outstanding share of MetLife, Inc.’s common stock issued between April 4, 2000 and the earlier of the distribution date (as described below) and the expiration of the rights (as described below) will be coupled with a stockholder right. Initially, the stockholder rights will be attached to the certificates representing outstanding shares of common stock, and no separate rights certificates will be distributed. Each right will entitle the holder to purchase one one-hundredth of a share of MetLife, Inc.’s Series A Junior Participating Preferred Stock. Each one one-hundredth of a share of Series A Junior Participating Preferred Stock will have economic and voting terms equivalent to one share of MetLife, Inc.’s common stock. Until it is exercised, the right itself will not entitle the holder thereof to any rights as a stockholder, including the right to receive dividends or to vote at stockholder meetings. The description and terms of the rights are set forth in a rights agreement entered into between MetLife, Inc. and Mellon Investor Services LLC, successor to ChaseMellon Shareholder Services, L.L.C., as rights agent. Although the material provisions of the rights agreement have been accurately summarized, the statements below concerning the rights agreement are not necessarily complete and in each instance reference is made to the rights agreement itself, which is incorporated by reference into this prospectus in its entirety. Each statement is qualified in its entirety by such reference.

Stockholder rights are not exercisable until the distribution date and will expire at the close of business on April 4, 2010, unless earlier redeemed or exchanged by MetLife, Inc. A distribution date would occur upon the earlier of:

•	the tenth day after the first public announcement or communication to MetLife, Inc. that a person or group of affiliated or associated persons (referred to as an “acquiring person”) has acquired beneficial ownership of 10% or more of MetLife, Inc.’s outstanding common stock (the date of such announcement or communication is referred to as the “stock acquisition time”); or

•	the tenth business day after the commencement or announcement of the intention to commence a tender offer or exchange offer that would result in a person or group becoming an acquiring person.

If any person becomes an acquiring person, each holder of a stockholder right will be entitled to exercise the right and receive, instead of Series A Junior Participating Preferred Stock, common stock (or, in certain circumstances, cash, a reduction in purchase price, property or other securities of MetLife, Inc.) having a value equal to two times the purchase price of the stockholder right. All stockholder rights that are beneficially owned by an acquiring person or its transferee will become null and void.

If at any time after a public announcement has been made or MetLife, Inc. has received notice that a person has become an acquiring person, (1) MetLife, Inc. is acquired in a merger or other business combination, or (2) 50% or more of MetLife, Inc.’s and its subsidiaries’ assets, cash flow or earning power is sold or transferred, each holder of a stockholder right (except rights which previously have been voided as set forth above) will have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the purchase price of the right.

The purchase price payable, the number of one one-hundredths of a share of Series A Junior Participating Preferred Stock or other securities or property issuable upon exercise of rights and the number of rights outstanding, are subject to adjustment from time to time to prevent dilution. With certain exceptions, no adjustment in the purchase price or the number of shares of Series A Junior Participating Preferred Stock issuable upon exercise of a stockholder right will be required until the cumulative adjustment would require an increase or decrease of at least one percent in the purchase price or number of shares for which a right is exercisable.

At any time until the earlier of (1) the stock acquisition time, or (2) the final expiration date of the rights agreement, MetLife, Inc. may redeem all the stockholder rights at a price of $0.01 per right. At any time after a person has become an acquiring person and prior to the acquisition of beneficial ownership by such person of 50% or more of the outstanding shares of MetLife, Inc.’s common stock, MetLife, Inc. may exchange the stockholder rights, in whole or in part, at an exchange ratio of one share of common stock, or one one-hundredth of a share of Series A Junior Participating Preferred Stock (or of a share of a class or series of preferred stock having equivalent rights, preferences and privileges), per right.

The stockholder rights plan is designed to protect stockholders in the event of unsolicited offers to acquire MetLife, Inc. and other coercive takeover tactics which, in the opinion of its board of directors, could impair its ability to represent stockholder interests. The provisions of the stockholder rights plan may render an unsolicited takeover more difficult or less likely to occur or may prevent such a takeover, even though such takeover may offer MetLife, Inc.’s stockholders the opportunity to sell their stock at a price above the prevailing market rate and may be favored by a majority of MetLife, Inc.’s stockholders.

MetLife Policyholder Trust

Under a plan of reorganization adopted in September 1999, Metropolitan Life Insurance Company converted from a mutual life insurance company to a stock life insurance company subsidiary of MetLife, Inc. MetLife established the MetLife Policyholder Trust to hold the shares of common stock allocated to eligible policyholders. A total of 494,466,664 shares of common stock were distributed to the MetLife Policyholder Trust on the effective date of the plan of reorganization. As of October 31, 2007, the trust held 262,431,955 shares of MetLife, Inc.’s common stock. Because of the number of shares held by the trust and the voting provisions of the trust, the trust may affect the outcome of matters brought to a stockholder vote.

The trustee will generally vote all of the shares of common stock held in the trust in accordance with the recommendations given by MetLife, Inc.’s board of directors to its stockholders or, if the board gives no such recommendation, as directed by the board, except on votes regarding certain fundamental corporate actions. As a result of the voting provisions of the trust, MetLife, Inc.’s board of directors will effectively be able to control votes on all matters submitted to a vote of stockholders, excluding those fundamental corporate actions described below, so long as the trust holds a substantial number of shares of MetLife, Inc.’s common stock.

If the vote relates to fundamental corporate actions specified in the trust, the trustee will solicit instructions from the beneficiaries and vote all shares held in the trust in proportion to the instructions it receives, which would give disproportionate weight to the instructions actually given by trust beneficiaries. These actions include:

•	an election or removal of directors in which a stockholder has properly nominated one or more candidates in opposition to a nominee or nominees of MetLife, Inc.’s board of directors or a vote on a stockholder’s proposal to oppose a board nominee for director, remove a director for cause or fill a vacancy caused by the removal of a director by stockholders, subject to certain conditions;

•	a merger or consolidation, a sale, lease or exchange of all or substantially all of the assets, or a recapitalization or dissolution of MetLife, Inc., in each case requiring a vote of MetLife, Inc.’s stockholders under applicable Delaware law;

•	any transaction that would result in an exchange or conversion of shares of common stock held by the trust for cash, securities or other property; and

•	any proposal requiring MetLife, Inc.’s board of directors to amend or redeem the rights under the stockholder rights plan, other than a proposal with respect to which MetLife, Inc. has received advice of nationally-recognized legal counsel to the effect that the proposal is not a proper subject for stockholder action under Delaware law.

DESCRIPTION OF DEPOSITARY SHARES

The following outlines some of the general terms and provisions of the depositary shares. Further terms of the depositary shares and the applicable deposit agreement will be stated in the applicable prospectus supplement. The following description and any description of the depositary shares in a prospectus supplement may not be complete and is subject to and qualified in its entirety by reference to the terms and provisions of the deposit agreement, a form of which has been or will be filed as an exhibit to the registration statement of which this prospectus forms a part.

The particular terms of the depositary shares offered by any prospectus supplement and the extent to which the general provisions described below may apply to such depositary shares will be outlined in the applicable prospectus supplement.

General

MetLife, Inc. may choose to offer fractional interests in debt securities or fractional shares of common stock or preferred stock. MetLife, Inc. may issue fractional interests in debt securities, common stock or preferred stock, as the case may be, in the form of depositary shares. Each depositary share would represent a fractional interest in a security of a particular series of debt securities or a fraction of a share of common stock or of a particular series of preferred stock, as the case may be, and would be evidenced by a depositary receipt.

MetLife, Inc. will deposit the debt securities or shares of common stock or preferred stock represented by depositary shares under a deposit agreement between MetLife, Inc. and a depositary which will be named in the applicable prospectus supplement. Subject to the terms of the deposit agreement, as an owner of a depositary share, you will be entitled, in proportion to the applicable fraction of a debt security or share of common stock or preferred stock represented by the depositary share, to all the rights and preferences of the debt security, common stock or preferred stock, as the case may be, represented by the depositary share, including, as the case may be, interest, dividend, voting, conversion, redemption, sinking fund, repayment at maturity, subscription and liquidation rights.

Interest, Dividends and Other Distributions

The depositary will distribute all payments of interest, cash dividends or other cash distributions received on the debt securities, common stock or preferred stock, as the case may be, to you in proportion to the number of depositary shares that you own. In the event of a distribution other than in cash, the depositary will distribute property received by it to you in an equitable manner, unless the depositary determines that it is not feasible to make a distribution. In that case, the depositary may sell the property and distribute the net proceeds from the sale to you.

Redemption of Depositary Shares

If a debt security, common stock or series of preferred stock represented by depositary shares is redeemed, the depositary will redeem your depositary shares from the proceeds received by the depositary resulting from the redemption. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per debt security or share of common stock or preferred stock, as the case may be, payable in relation to the redeemed series of debt securities, common stock or preferred stock. Whenever MetLife, Inc. redeems debt securities or shares of common stock or preferred stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing, as the case may be, fractional interests in the debt securities or shares of common stock or preferred stock redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot, proportionately or by any other equitable method as the depositary may determine.

Exercise of Rights under the Indentures or Voting the Common Stock or Preferred

Upon receipt of notice of any meeting at which you are entitled to vote, or of any request for instructions or directions from you as holder of fractional interests in debt securities, common stock or preferred stock, the depositary will mail to you the information contained in that notice. Each record holder of the depositary shares on the record date will be entitled to instruct the depositary how to give instructions or directions with respect to the debt securities represented by that holder’s depositary shares or how to vote the amount of the common stock or preferred stock represented by that holder’s depositary shares. The record date for the depositary shares will be the same date as the record date for the debt securities, common stock or preferred stock, as the case may be. The depositary will endeavor, to the extent practicable, to give instructions or directions with respect to the debt securities or to vote the amount of the common stock or preferred stock, as the case may be, represented by the depositary shares in accordance with those instructions. MetLife, Inc. will agree to take all reasonable action which the depositary may deem necessary to enable the depositary to do so. The depositary will abstain from giving instructions or directions with respect to your fractional interests in the debt securities or voting shares of the common stock or preferred stock, as the case may be, if it does not receive specific instructions from you.

Amendment and Termination of the Deposit Agreement

MetLife, Inc. and the depositary may amend the form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement at any time. However, any amendment which materially and adversely affects the rights of the holders of the depositary shares will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares then outstanding.

The deposit agreement will terminate if:

•	all outstanding depositary shares have been redeemed;

•	if applicable, the debt securities and the preferred stock represented by depositary shares have been converted into or exchanged for common stock or, in the case of debt securities, repaid in full; or

•	there has been a final distribution in respect of the common stock or preferred stock, including in connection with the liquidation, dissolution or winding-up of MetLife, Inc., and the distribution proceeds have been distributed to you.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering to MetLife, Inc. notice of its election to do so. MetLife, Inc. also may, at any time, remove the depositary. Any resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of such appointment. MetLife, Inc. must appoint the successor depositary within 60 days after delivery of the notice of resignation or removal. The successor depositary must be a bank or trust company having its principal office in the United States and having total assets of not less than $1,000,000,000.

Charges of Depositary

MetLife, Inc. will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. MetLife, Inc. will pay charges of the depositary in connection with the initial deposit of the debt securities or common stock or preferred stock, as the case may be, and issuance of depositary receipts, all withdrawals of depositary shares of debt securities or common stock or preferred stock, as the case may be, by you and any repayment or redemption of the debt securities or preferred stock, as the case may be. You will pay other transfer and other taxes and governmental charges, as well as the other charges that are expressly provided in the deposit agreement to be for your account.

Miscellaneous

The depositary will forward all reports and communications from MetLife, Inc. which are delivered to the depositary and which MetLife, Inc. is required or otherwise determines to furnish to holders of debt securities, common stock or preferred stock, as the case may be. Neither MetLife, Inc. nor the depositary will be liable under the deposit agreement to you other than for its gross negligence, willful misconduct or bad faith. Neither MetLife, Inc. nor the depositary will be obligated to prosecute or defend any legal proceedings relating to any depositary shares, debt securities, common stock or preferred stock unless satisfactory indemnity is furnished. MetLife, Inc. and the depositary may rely upon written advice of counsel or accountants, or upon information provided by persons presenting debt securities or shares of common stock or preferred stock for deposit, you or other persons believed to be competent and on documents which MetLife, Inc. and the depositary believe to be genuine.

DESCRIPTION OF WARRANTS

MetLife, Inc. may issue warrants to purchase debt securities, preferred stock, common stock or other securities described in this prospectus, or any combination of these securities, and these warrants may be issued independently or together with any underlying securities and may be attached or separate from the underlying securities. MetLife, Inc. will issue each series of warrants under a separate warrant agreement to be entered into between MetLife, Inc. and a warrant agent. The warrant agent will act solely as MetLife, Inc.’s agent in connection with the warrants of such series and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants.

The following outlines some of the general terms and provisions of the warrants. Further terms of the warrants and the applicable warrant agreement will be stated in the applicable prospectus supplement. The following description and any description of the warrants in a prospectus supplement may not be complete and is subject to and qualified in its entirety by reference to the terms and provisions of the warrant agreement, a form of which has been or will be filed as an exhibit to the registration statement of which this prospectus forms a part.

The applicable prospectus supplement will describe the terms of any warrants that MetLife, Inc. may offer, including the following:

•	the title of the warrants;

•	the total number of warrants;

•	the price or prices at which the warrants will be issued;

•	the currency or currencies investors may use to pay for the warrants;

•	the designation and terms of the underlying securities purchasable upon exercise of the warrants;

•	the price at which and the currency, currencies, or currency units in which investors may purchase the underlying securities purchasable upon exercise of the warrants;

•	the date on which the right to exercise the warrants will commence and the date on which the right will expire;

•	whether the warrants will be issued in registered form or bearer form;

•	information with respect to book-entry procedures, if any;

•	if applicable, the minimum or maximum amount of warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the underlying securities with which the warrants are issued and the number of warrants issued with each underlying security;

•	if applicable, the date on and after which the warrants and the related underlying securities will be separately transferable;

•	if applicable, a discussion of material United States federal income tax considerations;

•	the identity of the warrant agent;

•	the procedures and conditions relating to the exercise of the warrants; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Warrant certificates may be exchanged for new warrant certificates of different denominations, and warrants may be exercised at the warrant agent’s corporate trust office or any other office indicated in the applicable prospectus supplement. Prior to the exercise of their warrants, holders of warrants exercisable for debt securities will not have any of the rights of holders of the debt securities purchasable upon such exercise and will not be entitled to payments of principal (or premium, if any) or interest, if any, on the debt securities purchasable upon such exercise. Prior to the exercise of their warrants, holders of warrants exercisable for shares of preferred stock or common stock will not have any rights of holders of the preferred stock or common stock purchasable upon such exercise and will not be entitled to dividend payments, if any, or voting rights of the preferred stock or common stock purchasable upon such exercise. Prior to the exercise of their warrants, holders of warrants exercisable for other securities described in this prospectus will not have any rights of holders of such securities purchasable upon such exercise.

Exercise of Warrants

A warrant will entitle the holder to purchase for cash an amount of securities at an exercise price that will be stated in, or that will be determinable as described in, the applicable prospectus supplement. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Warrants may be exercised as set forth in the applicable prospectus supplement. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, MetLife, Inc. will, as soon as practicable, forward the securities purchasable upon such exercise. If less than all of the warrants represented by such warrant certificate is exercised, a new warrant certificate will be issued for the remaining warrants.

Enforceability of Rights; Governing Law

The holders of warrants, without the consent of the warrant agent, may, on their own behalf and for their own benefit, enforce, and may institute and maintain any suit, action or proceeding against MetLife, Inc. to enforce their rights to exercise and receive the securities purchasable upon exercise of their warrants. Unless otherwise stated in the prospectus supplement, each issue of warrants and the applicable warrant agreement will be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to its principles of conflicts of laws.

DESCRIPTION OF PURCHASE CONTRACTS

As may be specified in a prospectus supplement, MetLife, Inc. may issue purchase contracts obligating holders to purchase from MetLife, Inc., and MetLife, Inc. to sell to the holders, a number of debt securities, shares of common stock or preferred stock, or other securities described in this prospectus or the applicable prospectus supplement at a future date or dates. The purchase contracts may require MetLife, Inc. to make periodic payments to the holders of the purchase contracts. These payments may be unsecured or prefunded on some basis to be specified in the applicable prospectus supplement.

The prospectus supplement relating to any purchase contracts will specify the material terms of the purchase contracts and any applicable pledge or depositary arrangements, including one or more of the following:

•	The stated amount that a holder will be obligated to pay under the purchase contract in order to purchase debt securities, common stock, preferred stock, or other securities described in this prospectus or the formula by which such amount shall be determined.

•	The settlement date or dates on which the holder will be obligated to purchase such securities. The prospectus supplement will specify whether the occurrence of any events may cause the settlement date to occur on an earlier date and the terms on which an early settlement would occur.

•	The events, if any, that will cause MetLife, Inc.’s obligations and the obligations of the holder under the purchase contract to terminate.

•	The settlement rate, which is a number that, when multiplied by the stated amount of a purchase contract, determines the number of securities that MetLife, Inc. or a trust will be obligated to sell and a holder will be obligated to purchase under that purchase contract upon payment of the stated amount of that purchase contract. The settlement rate may be determined by the application of a formula specified in the prospectus supplement. If a formula is specified, it may be based on the market price of such securities over a specified period or it may be based on some other reference statistic.

•	Whether the purchase contracts will be issued separately or as part of units consisting of a purchase contract and an underlying security with an aggregate principal amount equal to the stated amount. Any underlying securities will be pledged by the holder to secure its obligations under a purchase contract.

•	The type of underlying security, if any, that is pledged by the holder to secure its obligations under a purchase contract. Underlying securities may be debt securities, common stock, preferred stock, or other securities described in this prospectus or the applicable prospectus supplement.

•	The terms of the pledge arrangement relating to any underlying securities, including the terms on which distributions or payments of interest and principal on any underlying securities will be retained by a collateral agent, delivered to MetLife, Inc. or be distributed to the holder.

•	The amount of the contract fee, if any, that may be payable by MetLife, Inc. to the holder or by the holder to MetLife, Inc., the date or dates on which the contract fee will be payable and the extent to which MetLife, Inc. or the holder, as applicable, may defer payment of the contract fee on those payment dates. The contract fee may be calculated as a percentage of the stated amount of the purchase contract or otherwise.

The descriptions of the purchase contracts and any applicable underlying security or pledge or depository arrangements in this prospectus and in any prospectus supplement are summaries of the material provisions of the applicable agreements and are subject to and qualified in their entirety by reference to the terms and provisions of the purchase contract agreement, pledge agreement and deposit agreement, forms of which have been or will be filed as exhibits to the registration statement of which this prospectus forms a part.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, MetLife, Inc. may issue units comprised of one or more of the other securities described in this prospectus in any combination. Each unit may also include debt obligations of third parties, such as U.S. Treasury securities. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The prospectus supplement will describe:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances the securities comprising the units may be held or transferred separately;

•	a description of the terms of any unit agreement governing the units;

•	a description of the provisions for the payment, settlement, transfer or exchange of the units; and

•	whether the units will be issued in fully registered or global form.

The descriptions of the units and any applicable underlying security or pledge or depositary arrangements in this prospectus and in any prospectus supplement are summaries of the material provisions of the applicable agreements and are subject to, and qualified in their entirety by reference to, the terms and provisions of the applicable agreements, forms of which have been or will be filed as exhibits to the registration statement of which this prospectus forms a part.

DESCRIPTION OF TRUST PREFERRED SECURITIES

The following outlines some of the general terms and provisions of the trust preferred securities. Further terms of the trust preferred securities and the amended and restated declarations of trust will be stated in the applicable prospectus supplement. The prospectus supplement will also indicate whether the general terms described in this section apply to that particular series of trust preferred securities. The following description and any description of the trust preferred securities and amended and restated declarations of trust in a prospectus supplement may not be complete and are subject to and qualified in their entirety by reference to the terms and provisions of the amended and restated declarations of trust, forms of which have been or will be filed as exhibits to the registration statement of which this prospectus forms a part.

General

Each trust may issue only one series of trust preferred securities having terms described in the prospectus supplement. The declaration of trust of each trust will authorize the administrative trustees, on behalf of the trust, to issue the trust preferred securities of the trust. The trusts will use all of the proceeds they receive from the sale of trust preferred securities and common securities to purchase debt securities issued by MetLife, Inc. The debt securities will be held in trust by the trust’s property trustee for the benefit of the holders of the trust preferred securities and common securities.

The trust preferred securities of each trust will have such terms as are set forth in the trust’s declaration of trust, including as relates to distributions, redemption, voting, liquidation rights and the other preferred, deferral and special rights and restrictions. A prospectus supplement relating to the trust preferred securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

•	the distinctive designation of the trust preferred securities;

•	the number of trust preferred securities issued by the trust;

•	the total and per-security liquidation amount of the trust preferred securities;

•	the annual distribution rate, or method of determining such rate, for trust preferred securities of the trust;

•	the date or dates on which distributions will be payable and any corresponding record dates;

•	whether distributions on the trust preferred securities will be cumulative;

•	if the trust preferred securities have cumulative distribution rights, the date or dates, or method of determining the date or dates, from which distributions on the trust preferred securities will be cumulative;

•	the amount or amounts that will be paid out of the assets of the trust to the holders of the trust preferred securities of the trust upon voluntary or involuntary dissolution, winding-up or termination of the trust;

•	the obligation, if any, of the trust to purchase or redeem the trust preferred securities;

•	if the trust is to purchase or redeem the trust preferred securities:

•	the price or prices at which the trust preferred securities will be purchased or redeemed in whole or in part;

•	the period or periods within which the trust preferred securities will be purchased or redeemed, in whole or in part;

•	the terms and conditions upon which the trust preferred securities will be purchased or redeemed, in whole or in part;

•	the voting rights, if any, of the trust preferred securities in addition to those required by law, including:

•	the number of votes per trust preferred security; and

•	any requirement for the approval by the holders of trust preferred securities as a condition to specified action or amendments to the trust’s declaration of trust;

•	the rights, if any, to defer distributions on the trust preferred securities by extending the interest payment period on the related debt securities;

•	if the trust preferred securities may be converted into or exercised or exchanged for MetLife’s common stock or preferred stock or any other securities, the terms on which conversion, exercise or exchange is mandatory, at the option of the holder or at the option of each trust, the date on or the period during which conversion, exercise or exchange may occur, the initial conversion, exercise or exchange price or rate and the circumstances or manner in which the amount of common stock or preferred stock or other securities issuable upon conversion, exercise or exchange may be adjusted;

•	the terms upon which the debt securities may be distributed to holders of trust preferred securities;

•	whether the preferred securities are to be issued in book-entry form and represented by one or more global certificates;

•	certain U.S. federal income tax considerations;

•	if applicable, any securities exchange upon which the trust preferred securities shall be listed;

•	provisions relating to events of default and the rights of holders of trust preferred securities in the event of default;

•	other agreements or other rights including upon the consolidation or merger of the trust; and

•	any other relative rights, preferences, privileges, limitations or restrictions of the trust preferred securities not inconsistent with the trust’s declaration of trust or applicable law.

All trust preferred securities offered will be guaranteed by MetLife, Inc. to the extent set forth under “Description of Guarantees.” Any material United States federal income tax considerations applicable to an offering of trust preferred securities will be described in the applicable prospectus supplement.

In connection with the issuance of preferred securities, each trust will issue one series of common securities. The declaration of each trust authorizes the administrative trustees to issue on behalf of such trust one series of common securities having such terms including distributions, redemption, voting, liquidation rights or such restrictions as shall be set forth therein. The terms of the common securities issued by the trust will be substantially identical to the terms of the preferred securities issued by such trust and the common securities will rank equally, and payments will be made thereon pro rata, with the preferred securities. However, upon an event of default under the declaration of trust, the rights of the holders of the common securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the preferred securities. Except in certain limited circumstances, the common securities will also carry the right to vote, and appoint, remove or replace any of the trustees of a trust. MetLife, Inc. will own, directly or indirectly, all of the common securities of each trust.

Enforcement of Certain Rights by Holders of Trust Preferred Securities

If an event of default occurs, and is continuing, under the declaration of trust of any of the trusts, the holders of the preferred securities of that trust would typically rely on the property trustee to enforce its rights as a holder of the related debt securities against MetLife, Inc. Additionally, those who together hold a majority of the liquidation amount of the trust’s preferred securities will have the right to:

•	direct the time, method and place of conducting any proceeding for any remedy available to the property trustee; or

•	direct the exercise of any trust or power that the property trustee holds under the declaration of trust, including the right to direct the property trustee to exercise the remedies available to it as a holder of MetLife, Inc.’s debt securities.

If the property trustee fails to enforce its rights under the applicable series of debt securities, to the fullest extent permitted by law, a holder of trust preferred securities of such trust may institute a legal proceeding directly against

MetLife, Inc. to enforce the property trustee’s rights under the applicable series of debt securities without first instituting any legal proceeding against the property trustee or any other person or entity.

Notwithstanding the foregoing, if an event of default occurs and the event is attributable to MetLife, Inc.’s failure to pay interest or principal on the debt securities when due, including any payment on redemption, and this debt payment failure is continuing, a preferred securities holder of the trust may directly institute a proceeding for the enforcement of this payment. Such a proceeding will be limited, however, to enforcing the payment of this principal or interest only up to the value of the aggregate liquidation amount of the holder’s preferred securities as determined after the due date specified in the applicable series of debt securities.

DESCRIPTION OF GUARANTEES

The following outlines some of the general terms and provisions of the guarantees. Further terms of the guarantees will be stated in the applicable prospectus supplement. The prospectus supplement will also indicate whether the general terms described in this section apply to those guarantees. The following description and any description of the guarantees in a prospectus supplement may not be complete and is subject to and qualified in its entirety by reference to the terms and provisions of the guarantee agreements, forms of which have been or will be filed as exhibits to the registration statement of which this prospectus forms a part, and the Trust Indenture Act.

MetLife, Inc. will execute and deliver the guarantees for the benefit of the holders of the trust preferred securities. Each guarantee will be held by the guarantee trustee for the benefit of holders of the trust preferred securities to which it relates.

Each guarantee will be qualified as an indenture under the Trust Indenture Act. The Bank of New York Trust Company, N.A. will act as indenture trustee under each guarantee for purposes of the Trust Indenture Act.

General

Pursuant to each guarantee, MetLife, Inc. will irrevocably and unconditionally agree, to the extent set forth in the guarantee, to pay in full, to the holders of the related trust preferred securities, the following guarantee payments, to the extent these guarantee payments are not paid by, or on behalf of, the related trust, regardless of any defense, right of set-off or counterclaim that MetLife, Inc. may have or assert against any person:

•	any accrued and unpaid distributions required to be paid on the trust preferred securities of the trust, but if and only if and to the extent that the trust has funds legally and immediately available to make those payments;

•	any distributions of MetLife’s common stock or preferred stock or any of its other securities, in the event that the trust preferred securities may be converted into or exercised for common stock or preferred stock, to the extent the conditions of such conversion or exercise have occurred or have been satisfied and the trust does not distribute such shares or other securities but has received such shares or other securities;

•	the redemption price, including all accrued and unpaid distributions to the date of redemption, with respect to any trust preferred securities called for redemption by the trust, but if and only to the extent the trust has funds legally and immediately available to make that payment; and

•	upon a dissolution, winding-up or termination of the trust, other than in connection with the distribution of debt securities to the holders of trust preferred securities of the trust, the lesser of:

•	the total of the liquidation amount and all accrued and unpaid distributions on the trust preferred securities of the trust to the date of payment, to the extent the trust has funds legally and immediately available to make that payment; and

•	the amount of assets of the trust remaining available for distribution to holders of trust preferred securities of the trust in liquidation of the trust.

MetLife, Inc. may satisfy its obligation to make a guarantee payment by directly paying the required amounts to the holders of the related trust preferred securities or by causing the related trust to pay such amounts to such holders.

Each guarantee will constitute a guarantee of payments with respect to the related trust preferred securities from the time of issuance of the trust preferred securities. The guarantees will not apply to the payment of distributions and other payments on the trust preferred securities when the related trust does not have sufficient funds legally and immediately available to make the distributions or other payments. If MetLife, Inc. does not make interest payments on the debt securities purchased by a trust, such trust will not pay distributions on the preferred securities issued by such trust and will not have funds available therefor. The guarantee, when taken together with MetLife, Inc.’s obligations under the debt securities, the Indentures and the declarations of trust, will provide a full and unconditional guarantee by MetLife, Inc. of payments due on the trust preferred securities.

MetLife, Inc. will also agree separately, through guarantees of the common securities, to irrevocably and unconditionally guarantee the obligations of the trusts with respect to the common securities to the same extent as the guarantees of the preferred securities. However, upon an event of default under the Indentures, holders of preferred securities shall have priority over holders of common securities with respect to distributions and payments on liquidation, redemption or otherwise.

Subordination

MetLife, Inc.’s obligation under each guarantee to make the guarantee payments will be an unsecured obligation of MetLife, Inc. and, if subordinated debt securities are issued to the applicable trust and unless otherwise noted in the prospectus supplement, will rank:

•	subordinate and junior in right of payment to all of MetLife, Inc.’s other liabilities, including the subordinated debt securities, except those obligations or liabilities ranking equal or subordinate to the guarantees by their terms;

•	equally with any other securities, liabilities or obligations that may have equal ranking by their terms; and

•	senior to all of MetLife, Inc.’s common stock.

If subordinated debt securities are issued to the applicable trust, the terms of the trust preferred securities will provide that each holder of trust preferred securities, by accepting the trust preferred securities, agrees to the subordination provisions and other terms of the guarantee related to subordination.

Each guarantee will constitute a guarantee of payment and not of collection. This means that the holder of trust preferred securities may institute a legal proceeding directly against MetLife, Inc. to enforce its rights under the guarantee without first instituting a legal proceeding against any other person or entity.

Each guarantee will be unsecured and, because MetLife, Inc. is principally a holding company, will be effectively subordinated to all existing and future liabilities of MetLife, Inc.’s subsidiaries, including liabilities under contracts of insurance and annuities written by MetLife, Inc.’s insurance subsidiaries. The guarantee does not limit the incurrence or issuance of other secured or unsecured debt by MetLife, Inc.

Amendments and Assignment

For any changes that materially and adversely affect the rights of holders of the related trust preferred securities, each guarantee may be amended only if there is prior approval of the holders of more than 50% in liquidation amount of the outstanding trust preferred securities issued by the applicable trust. All guarantees and agreements contained in each guarantee will bind the successors, assigns, receivers, trustees and representatives of MetLife, Inc. and will inure to the benefit of the holders of the related trust preferred securities of the applicable trust then outstanding.

Termination

Each guarantee will terminate and will have no further force and effect as to the related trust preferred securities upon:

•	distribution of debt securities to the holders of all trust preferred securities of the applicable trust; or

•	full payment of the amounts payable upon liquidation of the applicable trust.

Each guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the related trust preferred securities must restore payment of any sums paid with respect to the trust preferred securities or under the guarantee.

Events of Default

Each guarantee provides that an event of default under a guarantee occurs upon MetLife, Inc.’s failure to perform any of its obligations under the applicable guarantee.

The holders of a majority or more in liquidation amount of the trust preferred securities to which any guarantee relates may direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee with respect to the guarantee or may direct the exercise of any trust or power conferred upon the guarantee trustee in respect of the guarantee.

If the guarantee trustee fails to enforce the guarantee, any holder of the related trust preferred securities may institute a legal proceeding directly against MetLife, Inc. to enforce the holder’s rights under such guarantee without first instituting a legal proceeding against the trust, the guarantee trustee or any other person or entity.

Furthermore, if MetLife, Inc. fails to make a guarantee payment, a holder of trust preferred securities may directly institute a proceeding against MetLife, Inc. for enforcement of the trust preferred securities guarantee for such payment.

The holders of a majority or more in liquidation amount of trust preferred securities of any series may, by vote, on behalf of the holders of all the trust preferred securities of the series, waive any past event of default and its consequences.

Information Concerning the Guarantee Trustee

Prior to an event of default with respect to any guarantee and after the curing or waiving of all events of default with respect to the guarantee, the guarantee trustee may perform only the duties that are specifically set forth in the guarantee.

Once a guarantee event of default has occurred and is continuing, the guarantee trustee is to exercise, with respect to the holder of the trust preferred securities of the series, the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Unless the guarantee trustee is offered reasonable indemnity against the costs, expenses and liabilities which may be incurred by the guarantee trustee by a holder of the related trust preferred securities, the guarantee trustee is not required to exercise any of its powers under any guarantee at the request of the holder. Additionally, the guarantee trustee is not required to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties if the guarantee trustee reasonably believes that it is not assured repayment or adequate indemnity.

The guarantee trustee is The Bank of New York Trust Company, N.A., which is one of a number of banks and trust companies with which MetLife, Inc. and its subsidiaries maintain ordinary banking and trust relationships.

Governing Law

Each guarantee will be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to its principles of conflicts of laws.

PLAN OF DISTRIBUTION

MetLife, Inc. may sell the securities being offered hereby in one or more of the following ways from time to time:

•	to underwriters or dealers for resale to the public or to institutional investors;

•	directly to institutional investors; or

•	through agents to the public or to institutional investors.

The prospectus supplement with respect to each series of securities will state the terms of the offering of the securities, including:

•	the name or names of any underwriters or agents;

•	the purchase price of the securities and the proceeds to be received by MetLife, Inc. or the applicable trust from the sale;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange on which the securities may be listed.

If MetLife, Inc. or the trusts use underwriters in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including:

•	negotiated transactions;

•	at a fixed public offering price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

The securities may also be offered and sold, if so indicated in the prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for MetLife, Inc. or the trusts. The prospectus supplement will identify any remarketing firm and will describe the terms of its agreement, if any, with MetLife, Inc. or the trusts and its compensation.

Unless otherwise stated in a prospectus supplement, the obligations of the underwriters to purchase any securities will be conditioned on customary closing conditions and the underwriters will be obligated to purchase all of such series of securities, if any are purchased.

If MetLife, Inc. sells the securities directly or through agents designated by it, MetLife, Inc. will identify any agent involved in the offering and sale of the securities and will list any commissions payable by MetLife, Inc. to the agent in the accompanying prospectus supplement. Unless indicated otherwise in the prospectus supplement, any such agent will be acting on a best efforts basis to solicit purchases for the period of its appointment.

MetLife, Inc. may authorize agents, underwriters or dealers to solicit offers by certain institutional investors to purchase securities and provide for payment and delivery on a future date specified in an accompanying prospectus supplement. MetLife, Inc. will describe any such arrangement in the prospectus supplement. Any such institutional investor may be subject to limitations on the minimum amount of securities that it may purchase or on the portion of the aggregate principal amount of such securities that it may sell under such arrangements. Institutional investors from which such authorized offers may be solicited include:

•	commercial and savings banks;

•	insurance companies;

•	pension funds;

•	investment companies;

•	educational and charitable institutions; and

•	such other institutions as MetLife, Inc. may approve.

Underwriters, dealers, agents and remarketing firms may be entitled under agreements entered into with MetLife, Inc. and/or the applicable trust, or both, to indemnification by MetLife, Inc. against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters, dealers, agents and remarketing firms may be required to make. Underwriters, dealers, agents and remarketing agents may be customers of, engage in transactions with, or perform services for MetLife, Inc., any trust, and/or MetLife, Inc.’s affiliates in the ordinary course of business.

Each series of securities will be a new issue of securities and will have no established trading market other than the common stock which is listed on the New York Stock Exchange. Any common stock sold will be listed on the New York Stock Exchange, upon official notice of issuance. The securities, other than the common stock, may or may not be listed on a national securities exchange. Any underwriters to whom securities are sold by MetLife, Inc. or any trust for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice.

Any offering of trust preferred securities will be made in compliance with Rule 2810 of the Conduct Rules of the National Association of Securities Dealers, Inc.

LEGAL OPINIONS

Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities offered hereby will be passed upon for MetLife, Inc. by Richard S. Collins, Senior Chief Counsel — General Corporate, of Metropolitan Life Insurance Company and for any underwriters or agents by counsel named in the applicable prospectus supplement. Mr. Collins is paid a salary by MetLife, is a participant in various employee benefit plans offered by MetLife to employees generally and has options to purchase shares of MetLife, Inc. common stock. Certain matters of Delaware law relating to the validity of the trust preferred securities of MetLife Capital Trust V, MetLife Capital Trust VI, MetLife Capital Trust VII, MetLife Capital Trust VIII and MetLife Capital Trust IX will be passed upon for the trust by Richards, Layton & Finger, P.A., Wilmington, Delaware, special Delaware counsel for the trusts.

EXPERTS

The consolidated financial statements, consolidated financial statement schedules, and management’s report on the effectiveness of internal control over financial reporting, incorporated in this Prospectus by reference from MetLife’s Annual Report on Form 10-K for the year ended December 31, 2006, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports which are incorporated herein by reference, (which (1) express an unqualified opinion on the consolidated financial statements and consolidated financial statement schedules and include an explanatory paragraph referring to MetLife’s change of its method of accounting for defined benefit pension and other postretirement plans, and for certain non-traditional long duration contracts and separate accounts as required by accounting guidance which MetLife adopted on December 31, 2006 and January 1, 2004, respectively, (2) express an unqualified opinion on management’s assessment regarding the effectiveness of internal control over financial reporting, and (3) express an unqualified opinion on the effectiveness of internal control over financial reporting), and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

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